Exhibit 99.02

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Stockholders
Citigroup Inc.:

We have audited the accompanying consolidated balance sheets of Citigroup Inc. and subsidiaries (the “Company” or “Citigroup”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2003 the Company changed its methods of accounting for variable interest entities and stock-based compensation and in 2002 the Company changed its methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Citigroup’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 25, 2005, except as to Notes 1, 3, 4, 5, 9, 14, 16, 17, 18 and 21, which are as of June 7, 2005

CONSOLIDATED FINANCIAL STATEMENTS

Citigroup Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31
In millions of dollars, except per share amounts	2004	2003	2002
Revenues
Loan interest, including fees	$43,796	$37,952	$37,736
Other interest and dividends	19,887	16,562	18,588
Insurance premiums	2,726	2,455	2,604
Commissions and fees	15,981	15,657	14,689
Principal transactions	3,716	4,885	4,505
Asset management and administration fees	6,838	5,752	5,132
Realized gains (losses) from sales of investments	835	529	(122)
Other revenue	9,239	6,231	5,640
Total revenues	103,018	90,023	88,772
Interest expense	22,000	17,178	21,187
Total revenues, net of interest expense	81,018	72,845	67,585

Benefits, claims, and credit losses
Policyholder benefits and claims	884	878	977
Provision for credit losses	6,233	8,046	9,995
Total benefits, claims, and credit losses	7,117	8,924	10,972

Operating expenses
Non-insurance compensation and benefits	23,445	21,163	18,630
Net occupancy expense	4,840	4,275	4,000
Technology/communications expense	3,583	3,412	3,138
Insurance underwriting, acquisition, and operating	523	484	583
Restructuring-related items	(5)	(39)	(26)
Other operating expenses	18,576	9,093	10,514
Total operating expenses	50,962	38,388	36,839

Income from continuing operations before income taxes, minority interest, and cumulative effect of accounting change	22,939	25,533	19,774
Provision for income taxes	6,567	7,974	6,769
Minority interest, net of income taxes	227	285	91

Income from continuing operations before cumulative effect of accounting change	16,145	17,274	12,914

Discontinued operations
Income from discontinued operations	1,243	800	1,728
Gain on sale of stock by subsidiary	—	—	1,270
Provision for income taxes	342	221	589
Income from discontinued operations, net	901	579	2,409
Cumulative effect of accounting change, net	—	—	(47)
Net income	$17,046	$17,853	$15,276
Basic earnings per share
Income from continuing operations	$3.15	$3.38	$2.53
Income from discontinued operations, net	0.17	0.11	0.47
Cumulative effect of accounting change, net	—	—	(0.01)
Net income	$3.32	$3.49	$2.99
Weighted average common shares outstanding	5,107.2	5,093.3	5,078.0
Diluted earnings per share
Income from continuing operations	$3.09	$3.31	$2.48
Income from discontinued operations, net	0.17	0.11	0.47
Cumulative effect of accounting change, net	—	—	(0.01)
Net income	$3.26	$3.42	$2.94
Adjusted weighted average common shares outstanding	5,207.4	5,193.6	5,166.2

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

		December 31
	In millions of dollars	2004	2003
	Assets
	Cash and due from banks (including segregated cash and other deposits)	$23,556	$21,149
	Deposits at interest with banks	23,889	19,777
	Federal funds sold and securities borrowed or purchased under agreements to resell	200,739	172,174
	Brokerage receivables	39,273	26,476
	Trading account assets (including $102,573 and $65,352 pledged to creditors at December 31, 2004 and December 31, 2003, respectively)	280,167	235,319
	Investments (including $15,587 and $12,066 pledged to creditors at December 31, 2004 and December 31, 2003, respectively)	213,243	182,892
	Loans, net of unearned income
	Consumer	435,226	379,932
	Corporate	113,603	98,074
	Loans, net of unearned income	548,829	478,006
	Allowance for credit losses	(11,269)	(12,643)
	Total loans, net	537,560	465,363
	Goodwill	31,992	27,581
	Intangible assets	15,271	13,881
	Reinsurance recoverables	4,783	4,577
	Separate and variable accounts	32,264	27,473
	Other assets	81,364	67,370
	Total assets	$1,484,101	$1,264,032
	Liabilities
	Non-interest-bearing deposits in U.S. offices	$31,533	$30,074
	Interest-bearing deposits in U.S. offices	161,113	146,675
	Non-interest-bearing deposits in offices outside the U.S.	28,379	22,940
	Interest-bearing deposits in offices outside the U.S.	341,056	274,326
	Total deposits	562,081	474,015
	Federal funds purchased and securities loaned or sold under agreements to repurchase	209,555	181,156
	Brokerage payables	50,208	37,330
	Trading account liabilities	135,487	121,869
	Contractholder funds and separate and variable accounts	68,801	58,402
	Insurance policy and claims reserves	19,177	17,478
	Investment banking and brokerage borrowings	25,799	22,442
	Short-term borrowings	30,968	36,187
	Long-term debt	207,910	162,702
	Other liabilities	64,824	48,380
Citigroup or subsidiary-obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of	– Parent	—	5,217
	– Subsidiary	—	840
	Total liabilities	1,374,810	1,166,018
	Stockholders’ equity
	Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate liquidation value	1,125	1,125
	Common stock ($.01 par value; authorized shares: 15 billion), issued shares: 2004 - 5,477,416,086 shares and 2003 – 5,477,416,254 shares	55	55
	Additional paid-in capital	18,851	17,531
	Retained earnings	102,154	93,483
	Treasury stock, at cost: 2004 – 282,773,501 shares and 2003 – 320,466,849 shares	(10,644)	(11,524)
	Accumulated other changes in equity from nonowner sources	(304)	(806)
	Unearned compensation	(1,946)	(1,850)
	Total stockholders’ equity	109,291	98,014
	Total liabilities and stockholders’ equity	$1,484,101	$1,264,032

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Year Ended December 31
	Amounts			Shares
In millions of dollars, except shares in thousands	2004	2003	2002	2004	2003	2002
Preferred stock at aggregate liquidation value
Balance, beginning of year	$1,125	$1,400	$1,525	4,250	5,350	5,850
Redemption or retirement of preferred stock	—	(275)	(125)	—	(1,100)	(500)
Balance, end of year	1,125	1,125	1,400	4,250	4,250	5,350
Common stock and additional paid-in capital
Balance, beginning of year	17,586	17,436	23,251	5,477,416	5,477,416	5,477,416
Employee benefit plans	1,212	133	664	—	—	—
Contribution to Citigroup Pension Fund	—	—	(83)	—	—	—
Other (1)	108	17	(6,396)	—	—	—
Balance, end of year	18,906	17,586	17,436	5,477,416	5,477,416	5,477,416
Retained earnings
Balance, beginning of year	93,483	81,403	69,803
Net income	17,046	17,853	15,276
Common dividends	(8,307)	(5,702)	(3,593)
Preferred dividends	(68)	(71)	(83)
Balance, end of year	102,154	93,483	81,403
Treasury stock, at cost
Balance, beginning of year	(11,524)	(11,637)	(11,099)	(320,467)	(336,735)	(328,728)
Issuance of shares pursuant to employee benefit plans	1,659	2,437	1,495	54,121	75,586	43,242
Contribution to Citigroup Pension Fund	—	—	583	—	—	16,767
Treasury stock acquired (2)	(25)	(1,967)	(5,483)	(516)	(52,464)	(151,102)
Shares purchased from Employee Pension Fund	(502)	(449)	—	(10,001)	(9,556)	—
Other (3)	(252)	92	2,867	(5,911)	2,702	83,086
Balance, end of year	(10,644)	(11,524)	(11,637)	(282,774)	(320,467)	(336,735)
Accumulated other changes in equity from nonowner sources
Balance, beginning of year	(806)	(193)	(844)
Net change in unrealized gains and losses on investment securities, net of tax	(275)	951	1,105
Net change for cash flow hedges, net of tax	(578)	(491)	1,074
Net change in foreign currency translation adjustment, net of tax	1,355	(1,073)	(1,528)
Balance, end of year	(304)	(806)	(193)
Unearned compensation
Balance, beginning of year	(1,850)	(1,691)	(1,389)
Net issuance of restricted and deferred stock	(96)	(159)	(302)
Balance, end of year	(1,946)	(1,850)	(1,691)
Total common stockholders’ equity and common shares outstanding	108,166	96,889	85,318	5,194,642	5,156,949	5,140,681
Total stockholders’ equity	$109,291	$98,014	$86,718
Summary of changes in equity from nonowner sources
Net income	$17,046	$17,853	$15,276
Other changes in equity from nonowner sources, net of tax	502	(613)	651
Total changes in equity from nonowner sources	$17,548	$17,240	$15,927

(1)          In 2002, primarily represents the $7.0 billion tax-free distribution to Citigroup’s stockholders of a majority portion of Citigroup’s remaining ownership interest in TPC, offset by $0.7 billion for the issuance of shares in connection with the acquisition of GSB.

(2)          In 2003, includes $0.3 billion relating to shares repurchased from Mr. Sanford I. Weill.

(3)          In 2004, primarily represents shares redeemed from a legacy employee plan trust.  In 2002, primarily represents shares issued in connection with the acquisition of GSB.

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
In millions of dollars	2004	2003	2002
Cash flows from operating activities of continuing operations
Net income	$17,046	$17,853	$15,276
Income from discontinued operations, net of tax	901	579	1,251
Gain on sale of stock by subsidiary, net of tax	—	—	1,158
Cumulative effect of accounting change	—	—	(47)
Income from continuing operations	16,145	17,274	12,914
Adjustments to reconcile net income to net cash (used in) provided by operating activities of continuing operations
Amortization of deferred policy acquisition costs and present value of future profits	277	268	210
Additions to deferred policy acquisition costs	(493)	(392)	(309)
Depreciation and amortization	2,056	1,570	1,518
Deferred tax (benefit) provision	(1,217)	817	(328)
Provision for credit losses	6,233	8,046	9,995
Change in trading account assets	(43,071)	(80,111)	(10,625)
Change in trading account liabilities	13,110	30,443	10,883
Change in federal funds sold and securities borrowed or purchased under agreements to resell	(28,131)	(32,228)	(2,127)
Change in federal funds purchased and securities loaned or sold under agreements to repurchase	22,966	19,468	7,176
Change in brokerage receivables net of brokerage payables	81	14,188	(1,070)
Change in insurance policy and claims reserves	1,699	1,128	3,272
Net (gains)/losses from sales of investments	(835)	(529)	122
Venture capital activity	(201)	134	577
Restructuring-related items	(5)	(39)	(26)
Other, net	9,084	5,123	(6,149)
Total adjustments	(18,447)	(32,114)	13,119
Net cash (used in) provided by operating activities of continuing operations	(2,302)	(14,840)	26,033
Cash flows from investing activities of continuing operations
Change in deposits at interest with banks	(2,175)	(3,395)	2,935
Change in loans	(68,451)	(30,012)	(40,780)
Proceeds from sales of loans	15,121	18,553	17,005
Purchases of investments	(195,903)	(208,040)	(393,344)
Proceeds from sales of investments	112,470	127,277	280,234
Proceeds from maturities of investments	63,318	71,730	78,505
Other investments, primarily short-term, net	(29)	130	(531)
Capital expenditures on premises and equipment	(3,011)	(2,354)	(1,377)
Proceeds from sales of premises and equipment, subsidiaries and affiliates, and repossessed assets	3,106	1,260	2,184
Business acquisitions	(3,677)	(21,456)	(3,953)
Net cash used in investing activities of continuing operations	(79,231)	(46,307)	(59,122)
Cash flows from financing activities of continuing operations
Dividends paid	(8,375)	(5,773)	(3,676)
Issuance of common stock	912	686	483
Issuance of mandatorily redeemable securities of parent trusts	—	1,600	—
Redemption of mandatorily redeemable securities of parent trusts	—	(700)	—
Redemption of mandatorily redeemable securities of subsidiary trusts	—	(625)	(400)
Redemption of preferred stock, net	—	(275)	(125)
Treasury stock acquired	(779)	(2,416)	(5,483)
Stock tendered for payment of withholding taxes	(511)	(499)	(475)
Issuance of long-term debt	75,764	67,054	39,520
Payments and redemptions of long-term debt	(49,686)	(45,800)	(47,169)
Change in deposits	65,818	42,136	30,554
Change in short-term borrowings and investment banking and brokerage borrowings	(4,363)	6,647	11,988
Contractholder fund deposits	11,797	8,346	8,548
Contractholder fund withdrawals	(7,266)	(5,976)	(5,815)
Net cash provided by financing activities of continuing operations	83,311	64,405	27,950
Effect of exchange rate changes on cash and cash equivalents	731	579	98
Discontinued operations
Net cash used in discontinued operations	(102)	(14)	(241)
Proceeds from sale of stock by subsidiary	—	—	4,093
Change in cash and due from banks	2,407	3,823	(1,189)
Cash and due from banks at beginning of period	21,149	17,326	18,515
Cash and due from banks at end of period	$23,556	$21,149	$17,326
Supplemental disclosure of cash flow information for continuing operations
Cash paid during the period for income taxes	$6,808	$6,113	$6,834
Cash paid during the period for interest	$18,544	$15,732	$20,226
Non-cash investing activities
Transfers to repossessed assets	$1,046	$1,077	$1,180

See Notes to the Consolidated Financial Statements.

Citigroup Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Citigroup and its subsidiaries (the Company).  The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control.  Entities where the Company holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence, other than investments of designated venture capital subsidiaries, are accounted for under the equity method, and the pro rata share of their income (loss) is included in other income.  Income from investments in less than 20%-owned companies is recognized when dividends are received. Citigroup consolidates entities deemed to be variable interest entities (VIEs) when Citigroup is determined to be the primary beneficiary under FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R).  Gains and losses on disposition of branches, subsidiaries, affiliates, buildings, and other investments and charges for management’s estimate of impairment in their value that is other than temporary, such that recovery of the carrying amount is deemed unlikely, are included in other income.

The Company recognizes a gain or loss in the Consolidated Statement of Income when a subsidiary issues its own stock to a third party at a price higher or lower than the Company’s proportionate carrying amount.

On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC) (an indirect wholly owned subsidiary of Citigroup on December 31, 2001).  Following the distribution, Citigroup began reporting TPC separately as discontinued operations.  Discontinued operations also includes the operations described in the Company’s January 31, 2005 announced agreement for the sale of Citigroup’s Travelers Life & Annuity, substantially all of Citigroup’s international insurance business and Citigroup’s Argentine pension business to Met Life, Inc.  The transaction is subject to certain domestic and international regulatory approvals, as well as other customary conditions to closing, and is expected to close during the 2005 third quarter.  See Note 3 to the Consolidated Financial Statements for additional discussion of discontinued operations.

Certain amounts in prior years have been reclassified to conform to the current year’s presentation.

Foreign Currency Translation

Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates.  Revenues and expenses are translated monthly at amounts that approximate weighted average exchange rates, with resulting gains and losses included in income. The effects of translating operations with a functional currency other than the U.S. dollar are included in stockholders’ equity along with related hedge and tax effects.  The effects of translating operations with the U.S. dollar as the functional currency, including those in highly inflationary environments, are included in other income along with related hedge effects.  Hedges of foreign currency exposures include forward currency contracts and designated issues of non-U.S. dollar debt.

Use of Estimates

The preparation of the Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash Flows

Cash equivalents are defined as those amounts included in cash and due from banks.  Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

Investments

Investments include fixed maturity and equity securities.  Fixed maturities include bonds, notes and redeemable preferred stocks, as well as certain loan-backed and structured securities subject to prepayment risk. Equity securities include common and non-redeemable preferred stocks. Fixed maturities classified as “held to maturity” represent securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost.  Fixed maturity securities and marketable equity securities classified as “available-for-sale” are carried at fair value, which is determined based on quoted market prices when available, or if quoted market prices are not available, on discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment, with unrealized gains and losses and related hedge effects reported in a separate component of stockholders’ equity, net of applicable income taxes.  Declines in fair value that are determined to be other than temporary are charged to earnings.  Accrual of income is suspended on fixed maturities that are in default, or on which it is likely that future interest payments will not be made as scheduled.  Fixed maturities subject to prepayment risk are accounted for using the retrospective method, where the principal amortization and effective yield are recalculated each period based on actual historical and projected future cash flows.  Realized gains and losses on sales of investments are included in earnings on a specific identified cost basis.

Citigroup’s private equity subsidiaries include subsidiaries registered as Small Business Investment Companies and other subsidiaries that engage exclusively in venture capital activities. Venture capital investments are carried at fair value, with changes in fair value recognized in other income.  The fair values of publicly traded securities held by these subsidiaries are generally based upon quoted market prices.  In certain situations, including thinly traded securities, large block holdings, restricted shares, or other special situations, the quoted market price is adjusted to produce an estimate of the attainable fair value for the securities. For securities held by these subsidiaries that are not publicly traded, estimates of fair value are made based upon review of the investee’s financial results, condition, and prospects, together with comparisons to similar companies for which quoted market prices are available.

Securities Borrowed and Securities Loaned

Securities borrowed and securities loaned are recorded at the amount of cash advanced or received.  With respect to securities loaned, the Company receives cash collateral in an amount in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained as necessary.  Interest received or paid is recorded in interest income or interest expense.

Repurchase and Resale Agreements

Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. The Company’s policy is to take possession of securities purchased under agreements to resell.  The market value of securities to be repurchased and resold is monitored, and additional collateral is obtained where appropriate to protect against credit exposure.

Trading Account Assets and Liabilities

Trading Account Assets and Liabilities, including securities and derivatives, are carried at fair value, which is determined based upon quoted prices when available, or under an alternative approach such as matrix or model pricing when market prices are not readily available.  If quoted market prices are not available for fixed maturity securities, derivatives, or commodities, the Company discounts the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment.  Obligations to deliver securities sold, not yet purchased are also carried at fair value and included in trading account liabilities.  The determination of fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants, and derivatives; price activity for equivalent or synthetic instruments; counterparty credit quality; the potential impact on market prices or fair value of liquidating the Company’s positions in an orderly manner over a reasonable period of time under current market conditions; and derivatives transaction maintenance costs during that period.  The fair value of aged inventory is actively monitored and, where appropriate, is discounted to reflect the implied illiquidity for positions that have been available-for-immediate-sale for longer than 90 days.  Changes in fair value of trading account assets and liabilities are recognized in earnings.  Interest expense on trading account liabilities is reported as a reduction of interest revenues.

Physical commodities are accounted for on a lower of cost or market (LOCOM) basis and include physical quantities of commodities involving future settlement or delivery, and related gains or losses are reported as principal transactions.

Derivatives used for trading purposes include interest rate, currency, equity, credit, and commodity swap agreements, options, caps and floors, warrants, and financial and commodity futures and forward contracts. The fair value of derivatives is determined based upon liquid market prices evidenced by exchange traded prices, broker/dealer quotations, or prices of other transactions with similarly rated counterparties. The fair value includes an adjustment for individual counterparty credit risk and other adjustments, as appropriate, to reflect liquidity and ongoing servicing costs. The fair values of derivative contracts reflect cash the Company has paid or received (for example, option premiums and cash margin in connection with credit support agreements).  Derivatives in a net receivable position, as well as options owned and warrants held, are reported as trading account assets.  Similarly, derivatives in a net payable position, as well as options written and warrants issued, are reported as trading account liabilities.  Revenues generated from derivative instruments used for trading purposes are reported as principal transactions and include realized gains and losses, as well as unrealized gains and losses resulting from changes in the fair value of such instruments.  During the fourth quarter of 2002, the Company adopted Emerging Issues Task Force (EITF) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3).  Under EITF 02-3, recognition of a trading profit at inception of a derivative transaction is prohibited unless the fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data.  The Company defers trade date gains or losses on derivative transactions where the fair value is not determined based upon observable market transactions and market data.  The deferral is recognized in income when the market data becomes observable or over the life of the transaction.

Commissions, Underwriting, and Principal Transactions

Commissions, Underwriting, and Principal Transactions revenues and related expenses are recognized in income on a trade-date basis.

Consumer Loans

Consumer Loans include loans and leases managed by the Global Consumer business and Private Bank. As a general rule, for open-end revolving and closed-end installment and real estate loans, interest accrual ceases when payments are no later than 90 days contractually past due, except for certain open-end revolving products (e.g., credit cards), where the Company accrues interest until payments are 180 days contractually past due and reverse the interest and fees earned, but not collected.

As a general rule, unsecured closed-end installment loans that become 120 days contractually past due and unsecured open-end (revolving) loans that become 180 days contractually past due are charged-off.  Loans secured with non-real-estate collateral are written down to the estimated value of the collateral, less costs to sell, at 120 days past due. Real-estate secured loans (both open- and closed-end) are written down to the estimated value of the property, less costs to sell, no later than 180 days past due.

In certain Consumer Finance businesses in North America, secured real estate loans are written down to the estimated value of the property, less costs to sell, at the earlier of receipt of title or 12 months in foreclosure (which process must commence when payments are no later than 120 days contractually past due). Closed-end loans secured by non-real-estate collateral are written down to the estimated value of the collateral, less costs to sell, when payments are no later than 180 days contractually past due. Unsecured loans (both open- and closed-end) are charged-off when the loan becomes 180 days contractually past due and 180 days from the last payment, but in no event can these loans exceed 360 days contractually past due.

Certain Western European businesses have exceptions to these charge-off policies due to the local environment in which these businesses operate.

Unsecured loans in bankruptcy are charged-off within 30 days of notification of filing by the bankruptcy court or within the contractual write-off periods, whichever occurs earlier.  In the North American Consumer Finance business, unsecured loans in bankruptcy are charged-off when they are 30 days contractually past due.

Commercial Business, which is included within Retail Banking, includes loans and leases made principally to small- and middle-market businesses.  Commercial Business loans are placed on a non-accrual basis when it is determined that the payment of interest or principal is doubtful of collection or when interest or principal is past due for 90 days or more, except when the loan is well-secured and in the process of collection.

Corporate Loans

Corporate Loans represent loans and leases managed by Corporate and Investment Banking (CIB).  Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more, except when the loan is well-secured and in the process of collection.  Any interest accrued on impaired corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash.  When there is doubt regarding the ultimate collectibility of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan.  Impaired corporate loans and leases are written down to the extent that principal is judged to be uncollectible.  Impaired collateral-dependent loans and leases where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment are written down to the lower of cost or collateral value.  Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

Lease Financing Transactions

Loans include the Company’s share of aggregate rentals on lease financing transactions and residual values net of related unearned income. Lease financing transactions represent direct financing leases and also include leveraged leases. Unearned income is amortized under a method that results in an approximate level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in other income.

Loans Held-for-Sale

Credit card and other receivables and mortgage loans originated for sale are classified as loans held-for-sale, which are accounted for at the lower of cost or market value and reported in other assets with net credit losses charged to other income.

Allowance for Credit Losses

Allowance for Credit Losses represents management’s estimate of probable losses inherent in the portfolio.  Attribution of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable credit losses inherent in the portfolio.  Additions to the allowance are made by means of the provision for credit losses. Credit losses are deducted from the allowance, and subsequent recoveries are added. Securities received in exchange for loan claims in debt restructurings are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance, and are subsequently accounted for as securities available-for-sale.

In the Corporate and Commercial Business portfolios, larger-balance, non-homogeneous exposures representing significant individual credit exposures are evaluated based upon the borrower’s overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral.  Reserves are established for these loans based upon an estimate of probable losses for individual larger-balance, non-homogeneous loans deemed to be impaired.  This estimate considers all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs.  The allowance for credit losses attributed to the remaining portfolio is established via a process that estimates the probable loss inherent in the portfolio based upon various analyses.  These analyses consider historical and projected default rates and loss severities; internal risk ratings; and geographic, industry, and other environmental factors.  Management also considers overall portfolio indicators including trends in internally risk-rated exposures, classified exposures, cash-basis loans, historical and forecasted write-offs, and a review of industry, geographic, and portfolio concentrations, including current developments within those segments.  In addition, management considers the current business strategy and credit process, including credit limit setting and compliance, credit approvals, loan underwriting criteria, and loan workout procedures.

A similar approach is also used for calculating a reserve for the expected losses related to unfunded loan commitments and standby letters of credit.  This reserve is classified on the balance sheet with other liabilities.

For Consumer, each portfolio of smaller-balance, homogeneous loans, including consumer mortgage, installment, revolving credit, and most other consumer loans, is collectively evaluated for impairment. The allowance for credit losses attributed to these loans is established via a process that estimates the probable losses inherent in the portfolio, based upon various analyses.  These include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current trends and conditions.  Management also considers overall portfolio indicators including historical credit losses; delinquent, non-performing, and classified loans; trends in volumes and terms of loans; an evaluation of overall credit quality; the credit process, including lending policies and procedures; and economic, geographical, product, and other environmental factors.

This evaluation includes an assessment of the ability of borrowers with foreign currency obligations to obtain the foreign currency necessary for orderly debt servicing.

Transfers of Financial Assets

For a transfer of financial assets to be considered a sale, financial assets transferred by the Company must have been isolated from the seller, even in bankruptcy or other receivership; the purchaser must have the right to sell the assets transferred, or the purchaser must be a qualifying special purpose entity meeting certain significant restrictions on its activities, whose investors have the right to sell their ownership interests in the entity; and the seller does not continue to control the assets transferred through an agreement to repurchase them or have a right to cause the assets to be returned (known as a call option).  A transfer of financial assets that meets the sale requirements is removed from the Company’s Consolidated Balance Sheet.  If the conditions for sale are not met, the transfer is considered to be a secured borrowing, and the assets remain on the Company’s Consolidated Balance Sheet and the proceeds are recognized as the Company’s liability.

In determining whether financial assets transferred have, in fact, been isolated from the Company, an opinion of legal counsel is generally obtained for complex transactions or where the Company has continuing involvement with the assets transferred or with the securitization entity.  For sale treatment to be appropriate, those opinions must state that the asset transfer would be considered a sale and that the assets transferred would not be consolidated with the Company’s other assets in the event of the Company’s insolvency.

See Note 12 to the Consolidated Financial Statements.

Securitizations

Citigroup and its subsidiaries securitize primarily credit card receivables and mortgages.  Other types of assets securitized include corporate debt securities, auto loans, and student loans.

After securitizations of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts.  The Company also arranges for third parties to provide credit enhancement to the trusts, including cash collateral accounts, subordinated securities, and letters of credit.  As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient.  When the predetermined amount is reached, net revenue is passed directly to the Citigroup subsidiary that sold the receivables.

Interest in the securitized and sold loans may be retained in the form of subordinated interest-only strips, subordinated tranches, spread accounts, and servicing rights.  The Company retains a seller’s interest in the credit card receivables transferred to the trust, which is not in securitized form.  Accordingly, the seller’s interest is carried on a historical cost basis and classified as consumer loans.   Retained interests in securitized mortgage loans are classified as trading account assets.  Other retained interests are primarily recorded as available-for-sale investments.  Gains or losses on securitization and sale depend in part on the previous carrying amount of the loans involved in the transfer and are allocated between the loans sold and the retained interests based on their relative fair values at the date of sale.  Gains are recognized at the time of securitization and are reported in other income.

The Company values its securitized retained interests at fair value using either financial models, quoted market prices, or sales of similar assets.  Where quoted market prices are not available, the Company estimates the fair value of these retained interests by determining the present value of expected future cash flows using modeling techniques that incorporate management’s best estimates of key assumptions, including prepayment speeds, credit losses, and discount rates.

For each securitization entity with which the Company is involved, the Company makes a determination of whether the entity should be considered a subsidiary of the Company and be included in the Company’s Consolidated Financial Statements or whether the entity is sufficiently independent that it does not need to be consolidated.  If the securitization entity’s activities are sufficiently restricted to meet certain accounting requirements to be a qualifying special purpose entity, the securitization entity is not consolidated by Citigroup as seller of the transferred assets.  If the securitization entity is determined to be a VIE, the Company consolidates the VIE if it is the primary beneficiary.

For all other securitization entities determined not to be VIEs in which Citigroup participates, a consolidation decision is made by evaluating several factors, including how much of the entity’s ownership is in the hands of third-party investors, who controls the securitization entity, and who reaps the rewards and bears the risks of the entity.  Only securitization entities controlled by Citigroup are consolidated.

Variable Interest Entities

An entity is subject to FIN 46-R and is called a VIE if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity’s operations, or that do not absorb the expected losses or receive the expected returns of the entity.  All other entities are evaluated for consolidation under SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries” (SFAS 94).  A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both.

In addition to the VIEs that are consolidated in accordance with FIN 46-R, the Company has significant variable interests in certain other VIEs that are not consolidated because the Company is not the primary beneficiary. These include multi-seller finance companies, collateralized debt obligations (CDOs), many structured finance transactions, and various investment funds.

Mortgage Servicing Rights (MSRs)

Mortgage Servicing Rights (MSRs), which are included within intangible assets on the Consolidated Balance Sheet, are recognized as assets when purchased or when the Company sells or securitizes loans acquired through purchase or origination and retains the right to service the loans.  Servicing rights retained in the securitization of mortgage loans are measured by allocating the carrying value of the loans between the assets sold and the interests retained, based on the relative fair values at the date of securitization.  The fair values are determined using internally developed assumptions comparable to quoted market prices.  MSRs are amortized using a proportionate cash flow method over the period of the related net positive servicing income to be generated from the various portfolios purchased or loans originated.  The Company estimates the fair value of MSRs by discounting projected net servicing cash flows of the remaining servicing portfolio considering market loan prepayment predictions and other economic factors.  Impairment of MSRs is evaluated on a disaggregated basis by type (i.e., fixed rate or adjustable rate) and by interest rate band, which are believed to be the predominant risk characteristics of the Company’s servicing portfolio.  Any excess of the carrying value of the capitalized servicing rights over the fair value by stratum is recognized through a valuation allowance for each stratum and charged to the provision for impairment on MSRs.

Goodwill

Goodwill represents an acquired company’s acquisition cost less the fair value of net tangible and intangible assets.  Effective January 1, 2002, the Company no longer amortizes goodwill.  Goodwill is subject to annual impairment tests whereby goodwill is allocated to the Company’s reporting units and an impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. Furthermore, on any business dispositions, goodwill is allocated to the business disposed of based on the ratio of the fair value of the business disposed of to the fair value of the reporting unit.

Intangible Assets

Intangible Assets, including MSRs, core deposit intangibles, present value of future profits, purchased credit card relationships, other customer relationships, and other intangible assets, are amortized over their estimated useful lives unless they are deemed to have indefinite useful lives.  Upon the adoption of SFAS 142, intangible assets deemed to have indefinite useful lives, primarily certain asset management contracts and trade names, are not amortized and are subject to annual impairment tests. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value.  For other intangible assets subject to amortization, an impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset.

Repossessed Assets

Upon repossession, loans are adjusted, if necessary, to the estimated fair value of the underlying collateral and transferred to Repossessed Assets, which is reported in other assets net of a valuation allowance for selling costs and net declines in value as appropriate.

Risk Management Activities – Derivatives Used for Non-Trading Purposes

The Company manages its exposures to market rate movements outside its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products, including interest rate swaps, futures, forwards, and purchased option positions such as interest rate caps, floors, and collars as well as foreign exchange contracts.  These end-user derivatives are carried at fair value in other assets or other liabilities.

To qualify as a hedge, a derivative must be highly effective in offsetting the risk designated as being hedged.  The hedge relationship must also be formally documented at inception detailing the particular risk management objective and strategy for the hedge, which includes the item and risk that is being hedged and the derivative that is being used, as well as how effectiveness will be assessed and ineffectiveness measured.  The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis, typically using quantitative measures of correlation with hedge ineffectiveness measured and recorded in current earnings.  If a hedge relationship is found to be ineffective, it no longer qualifies as a hedge and any excess gains or losses attributable to such ineffectiveness, as well as subsequent changes in fair value, are recognized in other income.

The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls.  The underlying asset, liability, firm commitment, or forecasted transaction may be an individual item or a portfolio of similar items.

For fair value hedges, in which derivatives hedge the fair value of assets, liabilities, or firm commitments, changes in the fair value of derivatives are reflected in other income, together with changes in the fair value of the related hedged item. The net amount, representing hedge ineffectiveness, is reflected in current earnings.  Citigroup’s fair value hedges are primarily the hedges of fixed-rate long-term debt, loans, and available-for-sale securities.

For cash flow hedges, in which derivatives hedge the variability of cash flows related to floating rate assets, liabilities, or forecasted transactions, the accounting treatment depends on the effectiveness of the hedge.  To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as other changes in stockholders’ equity from nonowner sources.  These changes in fair value will be included in earnings of future periods when earnings are also affected by the variability of the hedged cash flows.  To the extent these derivatives are not effective, changes in their fair values are immediately included in other income.  Citigroup’s cash flow hedges primarily include hedges of loans, rollovers of short-term liabilities, and foreign currency denominated funding. Cash flow hedges also include hedges of certain forecasted transactions up to a maximum term of 30 years, although a substantial majority of the maturities is under five years.

For net investment hedges, in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge.  The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in other changes in stockholders’ equity from nonowner sources as part of the foreign currency translation adjustment.

End-user derivatives that are economic hedges rather than qualifying for hedge accounting purposes are also carried at fair value with changes in value included in trading account income or other income.  Citigroup often utilizes economic hedges when qualifying for hedge accounting would be too complex or operationally burdensome, such as hedges of the credit risk component of commercial loans and loan commitments.  Citigroup periodically evaluates its hedging strategies in other areas, such as mortgage servicing rights, and may designate either a qualifying hedge or an economic hedge, after considering the relative cost and benefits.  Economic hedges are also utilized when the hedged item itself is marked to market through current earnings, such as hedges of one-to-four family mortgage loan commitments and non-U.S. dollar debt.

For those hedge relationships that are terminated or when hedge designations are removed, the hedge accounting treatment described in the paragraphs above is no longer applied.  The end-user derivative is terminated or transferred to the trading account.  For fair value hedges, any changes in the fair value of the hedged item remain as part of the basis of the asset or liability and are ultimately reflected as an element of the yield.  For cash flow hedges, any changes in fair value of the end-user derivative remain in other changes in stockholders’ equity from nonowner sources and are included in earnings of future periods when earnings are also affected by the variability of the hedged cash flows.  However, if the forecasted transaction is no longer likely to occur, any changes in fair value of the end-user derivative are immediately reflected in other income.

Insurance Premiums

Insurance Premiums from long-duration contracts, principally life insurance, are earned when due as determined by the respective contract.  Premiums from short-duration insurance contracts, principally credit life and accident and health policies, are earned over the related contract period.

Deferred Policy Acquisition Costs (DACs)

Deferred Policy Acquisition Costs (DACs), included in other assets, represent the costs of acquiring new business, principally commissions, certain underwriting and agency expenses, and the cost of issuing policies.

For traditional life and health business, including term insurance, DAC is amortized over the premium-paying periods of the related policies, in proportion to the ratio of the annual premium revenue to the total anticipated premium revenue in accordance with SFAS No. 60, “Accounting and Reporting by Insurance Enterprises” (SFAS 60), which is generally over 5-20 years. Assumptions as to the anticipated premiums are made at the date of policy issuance or acquisition and are consistently applied over the life of the policy.

For universal life and corporate-owned life insurance products, DAC is amortized at a constant rate based upon the present value of estimated gross profits expected to be realized in accordance with SFAS No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from Sale of Investments” (SFAS 97), which is generally over 16-25 years. Actual profits can vary from management’s estimates, resulting in increases or decreases in the rate of amortization.  Changes in estimates of gross profits result in retrospective adjustments to earnings by a cumulative charge or credit to income.

For deferred annuities, both fixed and variable, and payout annuities, DAC is amortized employing a level effective yield methodology in accordance with SFAS No. 91, “Accounting for

Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (SFAS 91), which is generally over 10-15 years.  An amortization rate is developed using the outstanding DAC balance and projected account balances and is applied to actual account balances to determine the amount of DAC amortization.  The projected account balances are derived using a model that includes assumptions related to investment returns and persistency.  The model rate is evaluated periodically, at least annually, and the actual rate is reset and applied prospectively, resulting in a new amortization pattern over the remaining estimated life of the business.

Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not recoverable, are charged to expense.  All other acquisition expenses are charged to operations as incurred.

Present Value of Future Profits

Present Value of Future Profits, included in intangible assets, represents the actuarially determined present value of anticipated profits to be realized from life and accident and health business on insurance in force at the date of the Company’s acquisition of insurance businesses using the same assumptions that were used for computing-related liabilities where appropriate.  The present value of future profits is amortized over the contract period using current interest crediting rates to accrete interest and using amortization methods based on the specified products.  Traditional life insurance is amortized over the period of anticipated premiums, universal life in relation to estimated gross profits, and annuity contracts employing a level effective yield methodology.  The value of present value of future profits is reviewed periodically for recoverability to determine if any adjustment is required.

Separate and Variable Accounts

Separate and Variable Accounts primarily represent funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholders.  Each account has specific investment objectives. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.  The assets of these accounts are generally carried at market value.  Amounts assessed to the contractholders for management services are included in revenues.  Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and related liability increases are excluded from benefits and expenses.

Insurance Policy and Claims Reserves

Insurance Policy and Claims Reserves represent liabilities for future insurance policy benefits.  Insurance reserves for traditional life insurance, annuities, and accident and health policies have been computed based upon mortality, morbidity, persistency, and interest rate assumptions (ranging from 2.0% to 9.0%, with a weighted average rate of 7.03%, for annuity products and 2.5% to 7.0%, with a weighted average interest rate of 3.51%, for life products) applicable to these coverages, including adverse deviation.  These assumptions consider Company experience and industry standards and may be revised if it is determined that future experience will differ substantially from that previously assumed.

Contractholder Funds

Contractholder funds represent receipts from the issuance of universal life, pension investment and certain deferred annuity contracts.  Such receipts are considered deposits on investment contracts that do not have substantial mortality or morbidity risk.  Account balances are increased by deposits received and interest credited and are reduced by withdrawals, mortality charges and administrative expenses charged to the contractholders.  Calculations of contractholder account balances for investment contracts reflect lapse, withdrawal, and interest rate assumptions (ranging from 1.0% to 8.05%, with a weighted average rate of 4.34%, for annuity products and 3.5% to 5.95%, with a weighted average interest rate of 4.34%, for life products), based on contract provisions, the Company’s experience, and industry standards.  Contractholder funds also include other funds that policyholders leave on deposit with the Company.

Employee Benefits Expense

Employee Benefits Expense includes prior and current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards, and costs of other employee benefits.

Stock-Based Compensation

Prior to January 1, 2003, Citigroup accounted for stock-based compensation plans under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations.  Under APB 25, there is generally no charge to earnings for employee stock option awards because the options granted under these plans have an exercise price equal to the market value of the underlying common stock on the grant date.  Alternatively, SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), allows companies to recognize compensation expense over the related service period based on the grant-date fair value of the stock award.  Under both methods, upon issuance of previously unissued shares under employee plans, proceeds received in excess of par value are credited to additional paid-in capital. Upon issuance of treasury shares, the difference between the proceeds received and the average cost of treasury shares is recorded in additional paid-in capital.  Under both methods, the dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share. On January 1, 2003, the Company adopted the fair value provision of SFAS 123.  See “Accounting Changes” on page 13.

Had the Company applied SFAS 123 prior to 2003 in accounting for all the Company’s stock option plans, including the Citigroup 2003 Stock Purchase Program, net income and net income per share would have been the pro forma amounts indicated below:

In millions of dollars, except per share amounts		2004	2003	2002
Compensation expense related to stock option	As reported	$173	$110	$—
plans, net of tax	Pro forma	325	365	434
Net income	As reported	$17,046	$17,853	$15,276
	Pro forma	16,894	17,598	14,842
Basic earnings per share	As reported	$3.32	$3.49	$2.99
	Pro forma	3.29	3.44	2.90
Diluted earnings per share	As reported	$3.26	$3.42	$2.94
	Pro forma	3.23	3.37	2.86

Income Taxes

Deferred taxes are recorded for the future tax consequences of events that have been recognized in the financial statements or tax returns, based upon enacted tax laws and rates.  Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. The Company and its wholly owned domestic subsidiaries file a consolidated federal income tax return.

Earnings Per Share

Earnings per share is computed after recognition of preferred stock dividend requirements. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, excluding restricted stock.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and has been computed after giving consideration to the weighted average dilutive effect of the Company’s convertible securities, common stock warrants, stock options, and the shares issued under the Company’s Capital Accumulation Program and other restricted stock plans.

Accounting Changes

Consolidation of Variable Interest Entities

On January 1, 2004, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities (revised December 2003),” (FIN 46-R), which includes substantial changes from the original FIN 46.  Included in these changes, the calculation of expected losses and expected residual returns has been altered to reduce the impact of decision maker and guarantor fees in the calculation of expected residual returns and expected losses.  In addition, the definition of a variable interest has been changed in the revised guidance.  FIN 46 and FIN 46-R change the method of determining whether certain entities, including securitization entities, should be included in the Company’s Consolidated Financial Statements.  The Company has determined that in accordance with FIN 46-R, the multi-seller finance companies administered by the Company should continue not to be consolidated.  However, the trust preferred security vehicles are now deconsolidated.  The cumulative effect of adopting FIN 46-R was an increase to assets and liabilities of approximately $1.6 billion, primarily due to certain structured finance transactions.

For any VIEs that must be consolidated under FIN 46 that were created before February 1, 2003, the assets, liabilities, and noncontrolling interests of the VIE are initially measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change.  If determining the carrying amounts is not practicable, fair value at the date FIN 46 first applies may be used to measure the assets, liabilities, and noncontrolling interests of the VIE.  In October 2003, the FASB announced that the effective date of FIN 46 was deferred from July 1, 2003 to periods ending after December 15, 2003 for VIEs created prior to February 1, 2003.  With the exception of the deferral related to certain investment company subsidiaries, Citigroup elected to implement the remaining provisions of FIN 46 in the 2003 third quarter, resulting in the consolidation of VIEs increasing both total assets and total liabilities by approximately $2.1 billion.  The implementation of FIN 46 encompassed a review of thousands of entities to determine the impact of adoption, and considerable judgment was used in evaluating whether or not a VIE should be consolidated.

The Company administers several third-party owned, special purpose, multi-seller finance companies (the “conduits”) that purchase pools of trade receivables, credit cards, and other financial assets from third-party clients of the Company. The Company has no ownership interest in the conduits, but as administrator provides them with accounting, funding, and operations services.  Generally, the clients continue to service the transferred assets. The conduits’ asset purchases are funded by issuing commercial paper and medium-term notes.  Clients absorb the first losses of the conduits by providing collateral in the form of excess assets or residual interest.  The Company, along with other financial institutions, provides liquidity facilities, such as commercial paper backstop lines of credit to the conduits. The Company also provides loss protection in the form of letters of credit and other guarantees.  During 2003, to comply with FIN 46-R, all but two of the conduits issued “first loss” subordinated notes, such that one third-party investor in each conduit would be deemed the primary beneficiary and would consolidate that conduit.

Some of the Company’s private equity subsidiaries may invest in venture capital entities that may also be subject to FIN 46-R.  The Company accounts for its venture capital activities in accordance with the Investment Company Audit Guide (Audit Guide).  The FASB deferred adoption of FIN 46-R for non-registered investment companies that apply the Audit Guide. The FASB permitted nonregistered investment companies to defer consolidation of VIEs with which they are involved until a Statement of Position on the scope of the Audit Guide is finalized, which is expected before the end of the first quarter of 2005.  Following issuance of the Statement of Position, the FASB will consider further modification to FIN 46-R to provide an exception for companies that qualify to apply the revised Audit Guide.  Following issuance of the revised Audit Guide, the Company will assess the effect of such guidance on its private equity business.

The Company may provide administrative, trustee and/or investment management services to numerous personal estate trusts, which are considered VIEs under FIN 46-R, but are not consolidated.

See Note 12 to the Consolidated Financial Statements.

Postretirement Benefits

In May 2004, the FASB issued FASB Staff Position FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP FAS 106-2), which supersedes FSP FAS 106-1, in response to the December 2003 enactment of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act).   The Act introduces a prescription drug benefit for individuals under Medicare (Medicare Part D), as well as a federal subsidy equal to 28% of prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D.  If a plan is determined to be actuarially equivalent to Medicare Part D, FSP FAS 106-2 requires plan sponsors to disclose the effect of the subsidy on the net periodic expense and the accumulated postretirement benefit obligation in their interim and annual financial statements for periods beginning after June 15, 2004.  Plan sponsors who initially elected to defer accounting for the effects of the subsidy are allowed the option of retroactive application to the date of enactment or prospective application from the date of adoption.

Under FSP FAS 106-1, the Company elected to defer the accounting for the effects of the Act.  However, Citigroup believes that our plans are eligible for the subsidy and decided to adopt FSP FAS 106-2 in the third quarter of 2004 retroactive to January 1, 2004.  The effect of adopting FAS 106-2 is included in Note 23 to the Company’s Consolidated Financial Statements.

Accounting for Loan Commitments Accounted For As Derivatives

On April 1, 2004, the Company adopted the SEC’s Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105), which specifies that servicing assets embedded in commitments for loans to be held for sale should be recognized only when the servicing asset has been contractually separated from the associated loans by sale or securitization.  The impact of implementing SAB 105 across all of the Company’s businesses was a delay in recognition of $35 million pretax in the second quarter 2004.

Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts

On January 1, 2004, the Company adopted Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts” (SOP 03-1).  SOP 03-1 provides guidance on accounting and reporting by insurance enterprises for separate account presentation, accounting for an insurer’s interest in a separate account, transfers to a separate account, valuation of certain liabilities, contracts with death or other benefit features, contracts that provide annuitization benefits, and sales inducements to contract holders.  SOP 03-1 is effective for financial statements for fiscal years beginning after December 15, 2003.  The adoption of SOP 03-1 did not have a material impact on the Company’s Consolidated Financial Statements.

Profit Recognition on Bifurcated Hybrid Instruments

On January 1, 2004, Citigroup revised the application of Derivatives Implementation Group (DIG) Issue B6, “Embedded Derivatives: Allocating the Basis of a Hybrid Instrument to the Host Contract and the Embedded Derivative.”  In December 2003, the SEC staff gave a speech that clarified the accounting for derivatives embedded in financial instruments (“hybrid instruments”) to preclude the recognition of any profit on the trade date for hybrid instruments that must be bifurcated for accounting purposes.  The trade-date revenue must instead be amortized over the life of the hybrid instrument.  The impact of this change in application was approximately $256 million pretax reduction in revenue, net of amortization, across all of the Company’s businesses during 2004.  This revenue will be recognized over the life of the transactions, which on average is approximately four years.

Adoption of SFAS 132-R

In December 2003, the FASB issued SFAS No.132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132-R), which retains the disclosure requirements contained in SFAS 132 and requires additional disclosure in financial statements about the assets, obligations, cash flows, and net periodic benefit cost of domestic defined benefit pension plans and other domestic defined benefit postretirement plans for periods ending after December 15, 2003, except for the disclosure of expected future benefit payments, which must be disclosed for fiscal years ending after June 15, 2004.  The new disclosure requirements for foreign retirement plans apply to fiscal years ending after June 15, 2004.  However, the Company elected to adopt SFAS 132-R for its foreign plans as of December 31, 2003.  Certain disclosures required by this Statement are effective for interim periods beginning after December 15, 2003.  The new annual disclosures are included in Note 23 to the Consolidated Financial Statements.

Costs Associated with Exit or Disposal Activities

On January 1, 2003, Citigroup adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146).  SFAS 146 requires that a liability for costs associated with exit or disposal activities, other than in a business combination, be recognized when the liability is incurred.  Previous generally accepted accounting principles provided for the recognition of such costs at the date of management’s commitment to an exit plan.  In addition, SFAS 146 requires that the liability be measured at fair value and be adjusted for changes in estimated cash flows.  The provisions of the new standard are effective for exit or disposal activities initiated after December 31, 2002.   The impact of adopting of SFAS 146 was not material.

Derivative Instruments and Hedging Activities

On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149).  SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133).  In particular, SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows.  This Statement is generally effective for contracts entered into or modified after June 30, 2003 and did not have a material impact on the Company’s Consolidated Financial Statements.

Liabilities and Equity

On July 1, 2003, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150).  SFAS 150 establishes standards for how an issuer measures certain financial instruments with characteristics of both liabilities and equity and classifies them in its statement of financial position.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) when that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective July 1, 2003, and did not have a material impact on the Company’s Consolidated Financial Statements.

Stock-Based Compensation

On January 1, 2003, the Company adopted the fair value recognition provisions of SFAS 123, prospectively for all awards granted, modified, or settled after December 31, 2002.  The prospective method is one of the adoption methods provided for under SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 148) issued in December 2002.   SFAS 123 requires that compensation cost for all stock awards be calculated and recognized over the service period (generally equal to the vesting period). This compensation cost is determined using option pricing models intended to estimate the fair value of the awards at the grant date.  Similar to APB 25, the alternative method of accounting, under SFAS 123, an offsetting increase to stockholders’ equity is recorded equal to the amount of compensation expense charged.  Earnings per share dilution is recognized as well.

The impact of this change in 2003 and 2004 is disclosed on page 12.  During the first quarter of 2004, the Company changed its option valuation from the Black-Scholes model to the binomial method, which did not have a material impact on the Company’s Consolidated Financial Statements.

The Company has made changes to various stock-based compensation plan provisions for future awards.  For example, the vesting period and the term of stock options granted in 2003 and 2004 are three and six years, respectively.  In addition, the sale of underlying shares acquired through the exercise of options granted after December 31, 2002 is restricted for a two-year period.  The existing stock ownership commitment for senior executives will continue, under which such executives must retain 75% of the shares they own and acquire from the Company over the term of their employment.  Original option grants in 2003 and thereafter do not have a reload feature; however, previously granted options retain that feature.

In January 2005, the Company largely moved from granting stock options as incentive compensation to granting restricted and deferred stock awards.  See Note 22 to Notes to Consolidated Financial Statements.

Guarantees and Indemnifications

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45), which requires that, for guarantees within the scope of FIN 45 issued or amended after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee be recognized.  On January 1, 2003, the Company adopted the recognition and measurement provisions of FIN 45. The impact of adopting FIN 45 was not material. FIN 45 also requires additional disclosures in financial statements for periods ending after December 15, 2002.  Accordingly, these disclosures are included in Note 27 to the Consolidated Financial Statements.

Acquisitions of Certain Financial Institutions

In the fourth quarter of 2002, the Company adopted SFAS No. 147, “Acquisitions of Certain Financial Institutions” (SFAS 147).  SFAS 147 requires that business combinations involving depository financial institutions within its scope, except for combinations between mutual institutions, be accounted for under SFAS 141.  Previously, generally accepted accounting principles for acquisitions of financial institutions provided for recognition of the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset.  Under SFAS 147, such excess is accounted for as goodwill.  The impact of adopting SFAS 147 did not materially affect the Consolidated Financial Statements.

Adoption of EITF 02-3

During the fourth quarter of 2002, the Company adopted EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3).  Under EITF 02-3, recognition of a trading profit at inception of a derivative transaction is prohibited unless the fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data.  The initial adoption and ongoing effects of EITF 02-3 are not material to the Company’s Consolidated Financial Statements.

Impairment or Disposal of Long-Lived Assets

On January 1, 2002, Citigroup adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), when the rule became effective for calendar year companies.  SFAS 144 establishes additional criteria as compared to existing generally accepted accounting principles to determine when a long-lived asset is held-for-sale.  It also broadens the definition of “discontinued operations,” but does not allow for the accrual of future operating losses, as was previously permitted.  The impact of adopting SFAS 144 was not material.

Business Combinations, Goodwill and Other Intangible Assets

Effective July 1, 2001, the Company adopted the provisions of SFAS No. 141, “Business Combinations” (SFAS 141), and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), as required for goodwill and indefinite-lived intangible assets resulting from business combinations consummated after June 30, 2001.  The new rules require that all business combinations consummated after June 30, 2001 be accounted for under the purchase method.  The nonamortization provisions of the new rules affecting goodwill and intangible assets deemed to have indefinite lives are effective for all purchase business combinations completed after June 30, 2001.

On January 1, 2002, Citigroup adopted the remaining provisions of SFAS 142, when the rules became effective for calendar year companies.  Under the new rules, effective January 1, 2002, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests.  Other intangible assets continue to be amortized over their useful lives.  The adoption resulted in a cumulative adjustment of $47 million (after-tax) reported as a charge to earnings related to the impairment of certain intangible assets.

Future Application of Accounting Standards

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123-R), which replaces the existing SFAS 123 and supersedes APB 25.  SFAS 123-R requires companies to measure and record compensation expense for stock options and other share-based payment based on the instruments’ fair value.  SFAS 123-R is effective for interim and annual reporting periods beginning after June 15, 2005.  The Company will adopt SFAS 123-R on July 1, 2005 by using the modified prospective approach, which requires recognizing expense for options granted prior to the adoption date equal to the fair value of the unvested amounts over their remaining vesting period.  The portion of these options’ fair value attributable to vested awards prior to the adoption of SFAS 123-R is never recognized.  For unvested stock-based awards granted before January 1, 2003 (“APB 25 awards”), the Company will expense the fair value of the awards as at the grant date over the remaining vesting period.  The impact of recognizing compensation expense for the unvested APB 25 awards will be approximately $24 million and $20 million additional expense in the third and fourth quarters of 2005, respectively.  In addition, approximately $43 million and $42 million additional of compensation expense will be disclosed as the impact in the first and second quarters of 2005, respectively, as if the standard had been adopted as of January 1, 2005, but will not be recognized in earnings.  The Company continues to evaluate other aspects of adopting SFAS 123-R.

Other-Than-Temporary Impairments of Certain Investments

On September 30, 2004, the FASB voted unanimously to delay the effective date of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.”  The delay applies to both debt and equity securities and specifically applies to impairments caused by interest rate and sector spreads.  In addition, the provisions of EITF 03-1 that have been delayed relate to the requirements that a company declare its intent to hold the security to recovery and designate a recovery period in order to avoid recognizing an other-than-temporary impairment charge through earnings.

The FASB will be issuing implementation guidance related to this topic.  Once issued, Citigroup will evaluate the impact of adopting

EITF 03-1.  The disclosures required by EITF 03-1 are included in Note 5 to the Consolidated Financial Statements.

Accounting for Certain Loans or Debt Securities Acquired in a Transfer

On December 12, 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No.  03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3).  SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004.  SOP 03-3 requires acquired loans to be recorded at fair value and prohibits carrying over valuation allowances in the initial accounting for all loans acquired in a transfer that have evidence of deterioration in credit quality since origination, when it is probable that the investor will be unable to collect all contractual cash flows.   Loans carried at fair value, mortgage loans held-for-sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3.

SOP 03-3 limits the yield that may be accreted to the excess of the undiscounted expected cash flows over the investor’s initial investment in the loan.  The excess of the contractual cash flows over expected cash flows may not be recognized as an adjustment of yield.  Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life.  Decreases in expected cash flows are recognized as an impairment.

2.     Business Developments

Divestiture of CitiCapital’s Transportation Finance Business

On November 22, 2004, the Company reached an agreement to sell CitiCapital’s Transportation Finance Business based in Dallas and Toronto to GE Commercial Finance for total cash consideration of approximately $4.4 billion.  The sale, which was completed on January 31, 2005, resulted in an after-tax gain of approximately $100 million.

The Transportation Finance business is part of the Company’s Global Consumer Retail Banking, which provides financing, leasing, and asset-based lending to the commercial trucking industry.

Acquisition of First American Bank

On August 24, 2004, Citigroup announced it will acquire First American Bank in Texas (FAB).  The transaction is expected to close in the first quarter of 2005, subject to and pending applicable regulatory approvals. The transaction will establish Citigroup’s retail banking presence in Texas, giving Citigroup more than 100 branches, $3.5 billion in assets and approximately 120,000 new customers in the state.

Sale of Samba Financial Group

On June 15, 2004, the Company sold, for cash, its 20% equity investment in The Samba Financial Group (Samba), formerly known as the Saudi American Bank, to the Public Investment Fund, a Saudi public sector entity. Citigroup recognized an after-tax gain of $756 million ($1.168 billion pretax) on the sale during the 2004 second quarter.  The gain was recognized equally between Global Consumer and CIB.

Acquisition of KorAm Bank

On April 30, 2004, Citigroup completed its tender offer to purchase all the outstanding shares of KorAm Bank (KorAm) at a price of KRW 15,500 per share in cash.  In total Citigroup has acquired 99.8% of KorAm’s outstanding shares for a total of KRW 3.14 trillion ($2.7 billion).  The results of KorAm are included in the Consolidated Financial Statements from May 2004 forward.

KorAm is a leading commercial bank in Korea, with 223 domestic branches and total assets at June 30, 2004 of $37 billion.

During the 2004 fourth quarter, KorAm was merged with the Citibank Korea branch to form Citibank Korea Inc.

Divestiture of Citicorp Electronic Financial Services Inc.

During January 2004, the Company completed the sale for cash of Citicorp’s Electronic Financial Services Inc. (EFS), a subsidiary of Citigroup, for $390 million (pretax).  EFS is a provider of government-issued benefits payments and prepaid stored value cards used by state and federal government agencies, as well as of stored value services for private institutions.  The sale of EFS resulted in an after-tax gain of $180 million in the 2004 first quarter.

Acquisition of Washington Mutual Finance Corporation

On January 9, 2004, Citigroup completed the acquisition of Washington Mutual Finance Corporation (WMF) for $1.25 billion in cash.  WMF was the consumer finance subsidiary of Washington Mutual, Inc.  WMF provides direct consumer installment loans and real-estate-secured loans, as well as sales finance and the sale of insurance.  The acquisition included 427 WMF offices located in 26 states, primarily in the Southeastern and Southwestern United States, and total assets of $3.8 billion.  The results of WMF are included in the Consolidated Financial Statements from January 2004 forward.

Acquisition of Sears’ Credit Card and Financial Products Business

On November 3, 2003, Citigroup acquired the Sears’ Credit Card and Financial Products business (Sears).  $28.6 billion of gross receivables were acquired for a 10% premium of $2.9 billion and annual performance payments over the next 10 years based on new accounts, retail sales volume, and financial product sales.  The Company recorded $5.8 billion of intangible assets and goodwill as a result of this transaction.  In addition, the companies signed a multi-year marketing and servicing agreement across a range of each company’s businesses, products, and services.  The results of Sears are included in the Consolidated Financial Statements from November 2003 forward.

Acquisition of The Home Depot’s Private-Label Portfolio

In July 2003, Citigroup completed the acquisition of The Home Depot’s private-label portfolio (Home Depot), which added $6 billion in receivables and 12 million accounts.  The results of Home Depot are included in the Consolidated Financial Statements from July 2003 forward.

Acquisition of Golden State Bancorp

On November 6, 2002, Citigroup completed its acquisition of 100% of Golden State Bancorp (GSB) in a transaction in which Citigroup paid approximately $2.3 billion in cash and issued 79.5 million Citigroup common shares.  The total transaction value of approximately $5.8 billion was based on the average prices of Citigroup shares, as adjusted for the effect of the TPC distribution.  GSB was the parent company of California Federal Bank, the second-largest thrift in the U.S. and, through its First Nationwide Mortgage business, the eighth-largest mortgage servicer.  The results of GSB are included in the Consolidated Financial Statements from November 2002 forward.

3.     Discontinued Operations

Sale of the Life Insurance & Annuities Business

On January 31, 2005, the Company announced an agreement for the sale of Citigroup’s Travelers Life & Annuity, and substantially all of Citigroup’s international insurance businesses, to MetLife, Inc. (MetLife) for $11.5 billion, subject to closing adjustments.  The businesses being sold were the primary vehicles through which Citigroup engaged in the Life Insurance and Annuities business.

The transaction has been approved by the Boards of Directors of both companies.  Under the terms of the transaction, Citigroup will receive up to $3.0 billion in MetLife equity securities and the balance in cash.

The transaction encompasses Travelers Life & Annuity’s U.S. businesses and its international operations other than Citigroup’s life business in Mexico (which is now included within Retail Banking).  International operations include wholly owned insurance companies in the United Kingdom, Belgium, Australia, Brazil, Argentina, and Poland; joint ventures in Japan and Hong Kong; and offices in China.  The sale transaction also includes Citigroup’s Argentine pension business.  (The transaction described in the preceding three paragraphs is referred to herein as the Sale of the Life Insurance & Annuities Business).

In connection with the transaction, Citigroup and MetLife have entered into ten-year agreements under which Travelers Life & Annuity products will be made available through certain Citigroup distribution channels, subject to appropriate suitability and other standards.  In addition, MetLife products will be added to these distribution channels.  For the years ended 2004, 2003, and 2002, intercompany commission fees paid by Travelers Life & Annuity to Citigroup and affiliates for distribution services totaled approximately $430 million, $350 million, and $320 million, respectively.

Also included in the sales agreement between Citigroup and MetLife are provisions related to transitional services that will be provided for a period of 24 to 30 months.  These transitional service agreements may be terminated or extended.  The costs associated with these agreements are not considered to be significant.

The transaction is subject to certain domestic and international regulatory approvals, as well as other customary conditions to closing, and is expected to close during the 2005 third quarter.

The businesses being acquired by MetLife had total assets of $96 billion at December 31, 2004.

Results for all of the businesses included in the Sale of the Life Insurance & Annuities Business are recorded separately as discontinued operations for all periods presented.  The assets and liabilities of the businesses being sold are included in their respective caption on the Consolidated Balance Sheet.

In millions of dollars	2004	2003	2002
Total revenues, net of interest expense	$5,172	$4,597	$3,723

Income from discontinued operations	1,243	800	763
Provision for income taxes	342	221	229
Income from discontinued operations, net of taxes	$901	$579	$534

Travelers Property Casualty Corp

Travelers Property Casualty Corp. (TPC) (an indirect wholly owned subsidiary of Citigroup on December 31, 2001) sold 231 million shares of its class A common stock representing approximately 23.1% of its outstanding equity securities in an initial public offering (IPO) on March 27, 2002.  In 2002, Citigroup recognized an after-tax gain of $1.158 billion as a result of the IPO.  In connection with the IPO, Citigroup entered into an agreement with TPC that provided that, in any fiscal year in which TPC recorded asbestos-related income statement charges in excess of $150 million, net of any reinsurance, Citigroup would pay to TPC the amount of any such excess up to a cumulative aggregate of $520 million after-tax.  A portion of the gross IPO gain was deferred to offset any payments arising in connection with this agreement.  During 2002 and 2003, $159 million and $361 million, respectively, was paid under this agreement.

On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in TPC (the distribution). This non-cash distribution was tax-free to Citigroup, its stockholders and TPC. The distribution was treated as a dividend to stockholders for accounting purposes that reduced Citigroup’s Additional Paid-In Capital by approximately $7.0 billion.  Following the distribution and subsequent merger of TPC and the St. Paul Companies (St. Paul Travelers) on April 1, 2004, Citigroup remains a holder of approximately 6.0% of St. Paul Travelers’ outstanding equity securities, which are carried at fair value in the Alternative Investments segment and classified as available-for-sale within Investments on the Consolidated Balance Sheet.  The Company is required to sell these securities within five years of the distribution in order to maintain the tax-free status.

Following the August 20, 2002 distribution, the results of TPC were reported by the Company separately as discontinued operations for all periods presented.  TPC represented the primary vehicle through which Citigroup engaged in the property and casualty insurance business.

Summarized financial information for discontinued operations related to TPC is as follows:

The following is a summary of the assets and liabilities of discontinued operations related to TPC as of August 20, 2002, the date of the distribution:

In millions of dollars	August 20, 2002
Cash	$252
Investments	33,984
Trading account assets	321
Loans	261
Reinsurance recoverables	10,940
Other assets	14,242
Total assets	$60,000

Long-term debt	$2,797
Insurance policy and claim reserves	36,216
Other liabilities	11,831
Mandatorily redeemable securities of subsidiary trusts	900
Total liabilities	$51,744

Summarized financial information for the Company’s discontinued operations related to TPC is as follows:

In millions of dollars	2004	2003	2002
Total revenues, net of interest expense	$—	$—	$8,233

Income from discontinued operations	—	—	965
Gain on sale of stock by subsidiary	—	—	1,270
Provision for income taxes	—	—	360
Income from discontinued operations, net	$—	$—	$1,875

Summarized financial information for all of the Company’s discontinued operations is as follows:

In millions of dollars	2004	2003	2002
Total revenues, net of interest expense	$5,172	$4,597	$11,956

Income from discontinued operations	1,243	800	1,728
Gain on sale of stock by subsidiary	—	—	1,270
Provision for income taxes	342	221	589
Income from discontinued operations, net	$901	$579	$2,409

4.     Business Segment Information

Citigroup is a diversified bank holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world.  The Company’s activities are conducted through the Global Consumer, Corporate and Investment Banking, Global Wealth Management, Asset Management, and Alternative Investments business segments.  These segments reflect the characteristics of their products and services and the clients to which those products or services are delivered.

The Global Consumer segment includes a global, full-service consumer franchise delivering a wide array of banking, lending, insurance and investment services through a network of local branches, offices, and electronic delivery systems.

The businesses included in the Company’s Corporate and Investment Banking segment provide corporations, governments, institutions, and investors in approximately 100 countries with a broad range of banking and financial products and services.

The Global Wealth Management segment provides investment advice, financial planning, brokerage services, and personalized wealth management to affluent individuals, small and mid-size companies, non-profits and large corporations.  In addition, Smith Barney provides independent client-focused research to individuals and institutions around the world.

The Asset Management segment offers a broad range of asset management products and services distributed to institutional and retail clients.

The Alternative Investments segment includes the Company’s venture capital activities, ownership of St. Paul Travelers shares, the Alternative Investment business, results from certain proprietary investments, and the results of certain investments in countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature.

Corporate/Other includes net treasury results, corporate staff and other corporate expenses, certain intersegment eliminations, and taxes not allocated to the other business segments.  The accounting policies of these reportable segments are the same as those disclosed in Note 1 to the Consolidated Financial Statements.

The following table presents certain information regarding the Company’s continuing operations by segment:

In millions of dollars, except identifiable assets in billions	Revenues, Net of Interest Expense (1) (2)			Provision (Benefit) for Income Taxes (1)			Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change (1) (2) (3) (4)			Identifiable Assets at Year End (1) (5)
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003
Global Consumer	$47,594	$41,248	$37,989	$5,566	$4,560	$4,376	$11,867	$9,545	$8,075	$529	$455
Corporate and Investment Banking	21,774	20,021	19,165	93	2,426	1,620	2,038	5,371	3,172	763	637
Global Wealth Management	8,511	7,840	7,566	652	735	698	1,199	1,343	1,282	61	55
Asset Management	1,790	1,649	1,697	155	161	164	258	393	374	5	4
Alternative Investments	1,663	1,222	247	383	288	5	743	366	(50)	9	9
Corporate/Other	(314)	865	921	(282)	(196)	(94)	40	256	61	117	104
Total	$81,018	$72,845	$67,585	$6,567	$7,974	$6,769	$16,145	$17,274	$12,914	$1,484	$1,264

(1)          Reclassified to conform to the Company’s January 31, 2005 announced agreement for the Sale of the Life Insurance & Annuities Business and certain recent organizational changes.

(2)          Includes total revenues, net of interest expense, in North America (excluding Mexico) of $48.2 billion, $43.9 billion, and $41.4 billion, in Mexico of $4.5 billion, $3.8 billion, and $3.7 billion and in Japan of $4.4 billion, $4.2 billion, and $4.5 billion in 2004, 2003, and 2002, respectively.  There were no other individual foreign countries that were material to total revenues, net of interest expense.  Figures exclude Alternative Investments and Corporate/Other, which largely operate within North America.

(3)          Includes pretax provisions (credits) for benefits, claims, and credit losses in the Global Consumer results of $8.1 billion, $8.2 billion, and $8.7 billion, in the Corporate and Investment Banking results of ($975) million, $732 million, and $2.3 billion, in the Global Wealth Management results of ($5) million, $12 million, and $24 million for 2004, 2003, and 2002, respectively.  Corporate/Other recorded a pretax credit of ($2) million and ($20) million in 2003 and 2002, respectively.  Includes provision for credit losses in the Alternative Investments results of $31 million in 2002.

(4)          For 2002, the Company recognized after-tax charges of $47 million for the cumulative effect of accounting changes related to the implementation of SFAS 142.

(5)          Corporate/Other includes assets at December 31, 2004 and December 31, 2003 that were part of the Company’s January 31, 2005 announced agreement for the Sale of the Life Insurance and Annuities Business.

5.     Investments

In millions of dollars at yearend	2004	2003
Fixed maturities, substantially all available-for-sale at fair value	$194,088	$165,928
Equity securities	10,114	7,687
Venture capital, at fair value	3,806	3,605
Short-term and other	5,235	5,672
Total	$213,243	$182,892

The amortized cost and fair value of investments in fixed maturities and equity securities at December 31, were as follows:

	2004				2003
In millions of dollars at yearend	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed maturity securities held to maturity (1)	$94	$—	$—	$94	$62	$—	$—	$62

Fixed maturity securities available-for-sale
Mortgage-backed securities, principally obligations of U.S. federal agencies	$20,662	$412	$66	$21,008	$27,527	$479	$74	$27,932
U.S. Treasury and federal agencies	33,791	143	318	33,616	30,885	197	75	31,007
State and municipal	8,897	602	17	9,482	7,990	585	9	8,566
Foreign government	65,538	590	158	65,970	44,407	788	118	45,077
U.S. corporate	38,921	1,861	374	40,408	31,304	1,645	370	32,579
Other debt securities	23,010	536	36	23,510	20,202	551	48	20,705
	190,819	4,144	969	193,994	162,315	4,245	694	165,866
Total fixed maturities	$190,913	$4,144	$969	$194,088	$162,377	$4,245	$694	$165,928
Equity securities (2)	$9,260	$859	$5	$10,114	$6,800	$901	$14	$7,687

(1)          Recorded at amortized cost.

(2)          Includes non-marketable equity securities carried at cost of $6,167 million and $4,253 million at December 31, 2004 and 2003, respectively, which are reported in both the amortized cost and fair value columns.

At December 31, 2004, the cost of approximately 6,300 investments in equity and fixed maturity securities exceeded their fair value by $974 million.  Of the $974 million, the gross unrealized loss on equity securities was $5 million.  Of the remainder, $487 million represents fixed maturity investments that have been in a gross unrealized loss position for less than a year, and of these 96% are rated investment grade; and $482 million represents fixed maturity investments that have been in a gross unrealized loss position for a year or more, and of these 88% are rated investment grade.

The fixed maturity investments that have been in a gross unrealized loss position for a year or more include 23 related investment grade asset-backed securities, within U.S. Corporate in the following table, with a gross unrealized loss of $256 million.  These asset-backed securities were acquired between 1994 and 1999 and have maturities ranging from 2005 through 2021.  The unrealized loss on these asset-backed securities is due solely to the current interest rate environment, i.e., the unrealized loss is unrelated to the credit of the securities.   These 23 related asset-backed securities are accounted for similarly to debt securities and are classified as available-for-sale under FASB Statement No. 115, pursuant to paragraph 14 of FASB Statement No. 140, and any other-than-temporary impairment of the securities is recognized in current income in accordance with EITF Issue No. 96-12.  The Company has entered into hedges of these investments that qualify for cash flow hedge accounting under SFAS 133.  The changes in fair value of the asset-backed securities and the changes in fair value of the hedging instruments are reported in other comprehensive income (a component of equity).  Any other-than-temporary impairment recognized in current income on the asset-backed securities would be offset by the reclassification of an amount from other comprehensive income into current income related to the hedging instrument.

Management has determined that the unrealized losses on the Company’s investments in equity and fixed maturity securities at December 31, 2004 are temporary in nature.  The Company conducts a periodic review to identify and evaluate investments that have indications of possible impairment.  An investment in a debt or equity security is impaired if its fair value falls below its cost and the decline is considered other-than-temporary.  Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been below cost; the financial condition and near-term prospects of the issuer; and the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.  The Company’s review for impairment generally entails:

•                  Identification and evaluation of investments that have indications of possible impairment;

•                  Analysis of individual investments that have fair values less than 80% of amortized cost, including consideration of the length of time the investment has been in an unrealized loss position;

•                  Discussion of evidential matter, including an evaluation of factors or triggers that would or could cause individual investments to qualify as having other-than-temporary impairments and those that would not support other-than-temporary impairment; and

•                  Documentation of the results of these analyses, as required under business policies.

The table below shows the fair value of investments in fixed maturity and equity securities that are available-for-sale, and that have been in an unrealized loss position for less than 12 months, or for 12 months or longer as of December 31, 2004 and 2003:

	Less Than 12 Months		12 Months Or Longer		Total
In millions of dollars at year-end	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
2004:

Fixed maturity securities available-for-sale
Mortgage-backed securities, principally obligations of U.S. federal agencies	$6,514	$45	$1,300	$21	$7,814	$66
U.S. Treasury and federal agencies	18,510	313	76	5	18,586	318
State and municipal	690	8	336	9	1,026	17
Foreign government	8,395	49	6,872	109	15,267	158
U.S. corporate	3,895	52	1,574	322	5,469	374
Other debt securities	2,363	20	537	16	2,900	36

Total fixed maturities available-for-sale	$40,367	$487	$10,695	$482	$51,062	$969
Equity securities	$49	$3	$32	$2	81	$5
2003:

Fixed maturity securities available-for-sale
Mortgage-backed securities, principally obligations of U.S. federal agencies	$3,286	$69	$384	$5	$3,670	$74
U.S. Treasury and federal agencies	3,326	73	39	2	3,365	75
State and municipal	73	3	332	6	405	9
Foreign government	5,015	67	1,957	51	6,972	118
U.S. corporate	2,185	92	1,689	278	3,874	370
Other debt securities	1,954	36	291	12	2,245	48

Total fixed maturities available-for-sale	$15,839	$340	$4,692	$354	$20,531	$694
Equity securities	$53	$4	$30	$10	$83	$14

The following table presents the amortized cost, fair value, and average yield on amortized cost of fixed maturity securities by contractual maturity dates as of December 31, 2004:

In millions of dollars	Amortized Cost	Fair Value	Yield
U.S. Treasury and federal agencies (1)
Due within 1 year	$5,415	$5,387	2.20%
After 1 but within 5 years	24,964	24,702	3.20%
After 5 but within 10 years	1,966	1,986	5.29%
After 10 years (2)	17,210	17,476	5.65%
Total	$49,555	$49,551	4.02%
State and municipal
Due within 1 year	$118	$119	5.93%
After 1 but within 5 years	449	459	5.35%
After 5 but within 10 years	1,165	1,232	5.67%
After 10 years (2)	7,165	7,672	5.42%
Total	$8,897	$9,482	5.45%
All other (3)
Due within 1 year	$30,135	$30,419	4.47%
After 1 but within 5 years	57,687	58,463	5.12%
After 5 but within 10 years	25,266	26,158	6.32%
After 10 years (2)	19,373	20,015	4.95%
Total	$132,461	$135,055	5.18%
Total fixed maturities	$190,913	$194,088	4.89%

(1)          Includes mortgage-backed securities of U.S. federal agencies.

(2)          Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(3)          Includes foreign government, U.S. corporate, asset-backed securities issued by U.S. corporations, and other debt securities. Yields reflect the impact of local interest rates prevailing in countries outside the U.S.

The following table presents interest and dividends on investments:

In millions of dollars	2004	2003	2002
Taxable interest	$5,507	$4,450	$4,595
Interest exempt from U.S. federal income tax	412	365	327
Dividends	81	224	34
Total interest and dividends	$6,000	$5,039	$4,956

The following table presents realized gains and losses on investments:

In millions of dollars	2004	2003	2002
Gross realized investment gains	$1,458	$1,629	$808
Gross realized investment (losses)	(623)	(1,100)	(930)
Net realized gains/(losses) (1)	$835	$529	$(122)

(1)          Includes net realized gains/(losses) related to insurance subsidiaries, sale of OREO and mortgage loans of ($2) million, ($13) million, and $8 million in 2004, 2003, and 2002, respectively.

The following table presents venture capital investment gains and losses:

In millions of dollars	2004	2003	2002
Net realized investment gains (losses)	$(14)	$406	$214
Gross unrealized gains	945	737	563
Gross unrealized (losses)	(377)	(440)	(863)
Net realized and unrealized gains/(losses)	$554	$703	$(86)

6.     Federal Funds, Securities Borrowed, Loaned, and Subject to Repurchase Agreements

Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective carrying values, consisted of the following at December 31:

In millions of dollars	2004	2003 (1)
Federal funds sold	$172	$302
Securities purchased under agreement to resell	129,648	121,929
Deposits paid for securities borrowed	70,919	49,943
Total	$200,739	$172,174

(1)          Reclassified to conform to the current presentation.

Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at December 31:

In millions of dollars	2004	2003 (1)
Federal funds purchased	$11,707	$5,608
Securities sold under agreement to repurchase	172,216	156,045
Deposits received for securities loaned	25,632	19,503
Total	$209,555	$181,156

(1)          Reclassified to conform to the current presentation.

The resale and repurchase agreements represent collateralized financing transactions used to generate net interest income and facilitate trading activity.  These instruments are collateralized principally by government and government agency securities and generally have terms ranging from overnight to up to a year.  It is the Company’s policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements, and, when necessary, require prompt transfer of additional collateral or reduction in the balance in order to maintain contractual margin protection.  In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held.  Resale agreements and repurchase agreements are reported net by counterparty, when applicable, pursuant to FASB Interpretation No. 41, “Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements” (FIN 41).  Excluding the impact of FIN 41, resale agreements totaled $206.6 billion and $195.6 billion at December 31, 2004 and 2003, respectively.

Deposits paid for securities borrowed (securities borrowed) and deposits received for securities loaned (securities loaned) are recorded at the amount of cash advanced or received and are collateralized principally by government and government agency securities, corporate debt and equity securities.  Securities borrowed transactions require the Company to deposit cash with the lender.  With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of securities loaned.  The Company monitors the market value of securities borrowed and securities loaned daily, and additional collateral is obtained as necessary.  Securities borrowed and securities loaned are reported net by counterparty, when applicable, pursuant to FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts” (FIN 39).

7.     Brokerage Receivables and Brokerage Payables

The Company has receivables and payables for financial instruments purchased from and sold to brokers and dealers and customers.  The Company is exposed to risk of loss from the inability of brokers and dealers or customers to pay for purchases or to deliver the financial instrument sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices.  Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction.

 The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines.  Margin levels are monitored daily, and customers deposit additional collateral as required.  Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company.  Credit limits are established and closely monitored for customers and brokers and dealers engaged in forward and futures and other transactions deemed to be credit sensitive.

Brokerage receivables and brokerage payables, which arise in the normal course of business, consisted of the following at December 31:

In millions of dollars	2004	2003
Receivables from customers	$24,626	$18,817
Receivables from brokers, dealers, and clearing organizations	14,647	7,659
Total brokerage receivables	$39,273	$26,476
Payables to customers	$29,742	$21,317
Payables to brokers, dealers, and clearing organizations	20,466	16,013
Total brokerage payables	$50,208	$37,330

8.     Trading Account Assets and Liabilities

Trading account assets and liabilities, at market value, consisted of the following at December 31:

In millions of dollars	2004	2003
Trading account assets
U.S. Treasury and federal agency securities	$38,506	$58,788
State and municipal securities	12,430	7,736
Foreign government securities	27,556	22,267
Corporate and other debt securities	56,924	49,529
Derivatives (1)	57,484	55,255
Equity securities	58,260	25,419
Mortgage loans and collateralized mortgage securities	15,678	8,780
Other	13,329	7,545
Total trading account assets	$280,167	$235,319
Trading account liabilities
Securities sold, not yet purchased	$71,001	$63,245
Derivatives (1)	64,486	58,624
Total trading account liabilities	$135,487	$121,869

(1)          Net of master netting agreements.

9.     Principal Transactions Revenue

Principal transactions revenues consist of realized and unrealized gains and losses from trading activities.  Not included in the table below is the impact of net interest revenue related to trading activities.  The following table presents principal transactions revenue for the years ended December 31:

In millions of dollars	2004	2003 (1)	2002 (1)

Fixed income (2)	$1,789	$2,448	$2,267
Equities (3)	(335)	182	201
Foreign exchange (4)	1,839	2,176	1,872
Commodities (5)	371	136	125
All other	52	(57)	40
Total principal transactions revenue	$3,716	$4,885	$4,505

(1)          Reclassified to conform to the current presentation.

(2)          Includes revenues from government securities and corporate debt, municipal securities, preferred stock, mortgage securities, and other debt instruments.  Also includes spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options, options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, credit derivatives, financial futures, OTC options, and forward contracts on fixed income securities.

(3)          Includes revenues from common and convertible preferred stock, convertible corporate debt, equity-linked notes, and exchange-traded and OTC equity options and warrants.

(4)          Includes revenues from foreign exchange spot, forward, option and swap contracts.

(5)          Primarily includes revenues from the results of Phibro Inc., which trades crude oil, refined oil products, natural gas, and other commodities

10.  Loans

In millions of dollars at year end	2004	2003
Consumer
In U.S. offices
Mortgage and real estate (1)	$161,832	$129,507
Installment, revolving credit, and other	134,784	136,725
Lease financing	6,030	8,523
	302,646	274,755
In offices outside the U.S.
Mortgage and real estate (1)	39,601	28,743
Installment, revolving credit, and other	93,523	76,718
Lease financing	1,619	2,216
	134,743	107,677
	437,389	382,432
Net unearned income	(2,163)	(2,500)
Consumer loans, net of unearned income	$435,226	$379,932
Corporate
In U.S. offices
Commercial and industrial (2)	$14,437	$15,207
Lease financing	1,879	2,010
Mortgage and real estate (1) (3)	100	95
	16,416	17,312
In offices outside the U.S.
Commercial and industrial (2)	77,052	62,884
Mortgage and real estate (1)	3,928	1,751
Loans to financial institutions	12,921	12,063
Lease financing	2,485	2,859
Governments and official institutions	1,100	1,496
	97,486	81,053
	113,902	98,365
Net unearned income	(299)	(291)
Corporate loans, net of unearned income	$113,603	$98,074

(1)          Loans secured primarily by real estate.

(2)          Includes loans not otherwise separately categorized.

(3)          Excludes loans held by the insurance subsidiaries which are included within Other Assets on the Consolidated Balance Sheet in 2004 and 2003.

Impaired loans are those on which Citigroup believes it is not probable that it will be able to collect all amounts due according to the contractual terms of the loan, excluding smaller-balance homogeneous loans that are evaluated collectively for impairment, and are carried on a cash basis.  Valuation allowances for these loans are estimated considering all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs.  The following table presents information about impaired loans:

In millions of dollars at year end	2004	2003	2002
Impaired corporate loans	$1,854	$3,301	$3,844
Other impaired loans (1)	934	986	1,154
Total impaired loans (2)	2,788	$4,287	$4,998
Impaired loans with valuation allowances	$1,847	$3,277	$3,905
Total valuation allowances (3)	431	561	1,069
During the year
Average balance of impaired loans	$2,215	$3,452	$3,993
Interest income recognized on impaired loans	175	100	119

(1)          Primarily commercial market loans managed by the consumer business.

(2)          Excludes loans purchased for investment purposes that are included within Other Assets on the consolidated Balance Sheet in 2004 and 2003.

(3)          Included in the allowance for credit losses.

11.  Allowance for Credit Losses

In millions of dollars	2004	2003	2002
Allowance for credit losses at beginning of year	$12,643	$11,101	$9,688
Additions
Consumer provision for credit losses	7,205	7,316	7,714
Corporate provision for credit losses	(972)	730	2,281
Total provision for credit losses	6,233	8,046	9,995
Deductions
Consumer credit losses	10,241	9,053	8,691
Consumer credit recoveries	(1,770)	(1,498)	(1,239)
Net consumer credit losses	8,471	7,555	7,452
Corporate credit losses	632	1,473	1,875
Corporate credit recoveries (1)	(502)	(262)	(324)
Net corporate credit losses	130	1,211	1,551
Other, net (2)	994	2,262	421
Allowance for credit losses at end of year	11,269	12,643	11,101
Allowance for credit losses on unfunded lending commitments (3)	600	600	567
Total allowance for loans, leases, and unfunded lending commitments	$11,869	$13,243	$11,668

(1)          Amounts in 2003 and 2002 include $12 million (through the 2003 third quarter) and $114 million, respectively, of collections from credit default swaps purchased from third parties.  From the 2003 fourth quarter forward, collections from credit default swaps are included within Principal Transactions on the Consolidated Statement of Income.

(2)          2004 primarily includes the addition of $715 million of credit loss reserves related to the acquisition of KorAm Bank and the addition of $148 million of credit loss reserves related to the acquisition of WMF.  2003 primarily includes the addition of $2.1 billion of credit loss reserves related to the acquisition of Sears.  2002 primarily includes the addition of $452 million of credit loss reserves related to the acquisition of GSB.  All periods also include the impact of foreign currency translation.

(3)          Represents additional credit loss reserves for unfunded corporate lending commitments and letters of credit recorded within Other Liabilities on the Consolidated Balance Sheet.

12.  Securitizations and Variable Interest Entities

Citigroup and its subsidiaries securitize primarily credit card receivables and mortgages.  Other types of assets securitized include corporate debt securities, auto loans, and student loans.

After securitizations of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts.  The Company also arranges for third parties to provide credit enhancement to the trusts, including cash collateral accounts, subordinated securities, and letters of credit.  As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient.  When the predetermined amount is reached, net revenue is passed directly to the Citigroup subsidiary that sold the receivables.

The Company provides a wide range of mortgage and other loan products to a diverse customer base.  In connection with the securitization of these loans, the Company may retain servicing rights which entitle the Company to a future stream of cash flows based on the outstanding principal balances of the loans and the contractual servicing fee. Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees.  In non-recourse servicing, the principal credit risk to the servicer is the cost of temporary advances of funds.  In recourse servicing, the servicer agrees to share credit risk with the owner of the mortgage loans such as FNMA or FHLMC or with a private investor, insurer, or guarantor.  Losses on recourse servicing occur primarily when foreclosure sale proceeds of the property underlying a defaulted mortgage are less than the outstanding principal balance and accrued interest of the loan and the cost of holding and disposing of the underlying property.

The Company also originates and sells first mortgage loans in the ordinary course of its mortgage banking activities.  The Company sells certain of these loans to the Government National Mortgage Association (GNMA) with the servicing rights retained.  GNMA has the primary recourse obligation on the individual loans; however, GNMA’s recourse obligation is capped at a fixed amount per loan.  Any losses above that fixed amount are borne by Citigroup as the seller/servicer.

The following table summarizes certain cash flows received from and paid to securitization trusts during 2004, 2003, and 2002:

	2004			2003			2002
In billions of dollars	Credit Cards	Mortgages	Other (1)	Credit Cards	Mortgages	Other (1)	Credit Cards	Mortgages	Other (1)
Proceeds from new securitizations	$20.2	$66.4	$22.7	$19.1	$70.9	$12.2	$15.3	$40.1	$10.0
Proceeds from collections reinvested in new receivables	171.1	0.8	0.1	143.4	—	—	130.9	—	—
Servicing fees received	1.5	0.7	—	1.4	0.3	—	1.2	0.3	—
Cash flows received on Retained interests and other net cash flows	5.3	—	0.1	4.4	—	0.1	3.9	0.1	0.1

(1)          Other includes corporate debt securities, auto loans, student loans and other assets.

The Company recognized gains on securitizations of mortgages of $342 million, $536 million, and $296 million for 2004, 2003, and 2002, respectively.  In 2004, the Company recorded net gains of $234 million and, in 2003 and 2002, recorded net gains of $342 million and $425 million, respectively, related to the securitization of credit card receivables including the impact of changes in estimates in the timing of revenue recognition on securitizations.  Gains recognized on the securitization of other assets during 2004, 2003 and 2002 were $93 million, $52 million and $35 million, respectively.

Key assumptions used for credit cards, mortgages, and other assets during 2004 and 2003 in measuring the fair value of retained interests at the date of sale or securitization follow:

	2004		2003
	Credit Cards	Mortgages and Other (1)	Credit Cards	Mortgages and Other (1)
Discount rate	10.0% to 15.6%	0.4% to 98.6%	10.0%	0.4% to 81.0%
Constant prepayment rate	14.0% to 17.7%	8.0% to 48.0%	17.5%	7.7% to 48.0%
Anticipated net credit losses	5.5% to 12.2%	0.0% to 80.0%	5.6%	0.01% to 80.0%

(1)          Other includes student loans and other assets.

The 2003 to 2004 increase in the credit card discount rate and anticipated net credit loss assumptions, as well as the decline in the prepayment assumptions, are primarily driven by the increased securitization of cards and private label credit card receivables, including the Home Depot and Sears receivables, during 2004.

As required by SFAS 140, the effect of two negative changes in each of the key assumptions used to determine the fair value of retained interests must be disclosed.  The negative effect of each change in each assumption must be calculated independently, holding all other assumptions constant.  Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

At December 31, 2004, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

Key assumptions at December 31, 2004	Discount Rate	Constant Prepayment Rate	Anticipated Net Credit Losses
Mortgages and other (1)	2.75% to 98.6%	5.0% to 46.4%	0.0% to 80.0%
Credit cards	10.0% to 15.6%	14.0% to 17.5%	4.8% to 8.0%

(1)          Other includes student loans and other assets.

In millions of dollars	December 31, 2004
Carrying value of retained interests	$8,953
Discount rate
10%	$(162)
20%	$(313)
Constant prepayment rate
10%	$(345)
20%	$(661)
Anticipated net credit losses
10%	$(244)
20%	$(482)

Managed Loans

After securitization of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts.  As a result, the Company considers both the securitized and unsecuritized credit card receivables to be part of the business it manages.  The following tables present a reconciliation between the managed basis and on-balance sheet credit card portfolios and the related delinquencies (loans which are 90 days or more past due) and credit losses, net of recoveries.

Managed Credit Card Receivables

In millions of dollars, except loans in billions	2004	2003
Principal amounts, at period end
Total managed	$165.7	$158.4
Securitized amounts	(85.3)	(76.1)
Loans held-for-sale	(2.5)	—
On-balance sheet	$77.9	$82.3

Delinquencies, at period end
Total managed	$2,944	$3,392
Securitized amounts	(1,296)	(1,421)
Loans held-for-sale	(32)	—
On-balance sheet	$1,616	$1,971

Credit losses, net of recoveries, for the year ended December 31	2004	2003	2002
Total managed	$9,219	$7,694	$7,169
Securitized amounts	(4,865)	(4,529)	(3,760)
Loans held-for-sale	(214)	(221)	(355)
On-balance sheet	$4,140	$2,944	$3,054

Servicing Rights

The fair value of capitalized mortgage loan servicing rights was $4.1 billion and $2.0 billion at December 31, 2004 and 2003, respectively.  The following table summarizes the changes in capitalized mortgage servicing rights (MSR):

In millions of dollars	2004	2003
Balance, beginning of period	$1,980	$1,632
Originations	769	839
Purchases	2,559	301
Amortization	(628)	(471)
Gain (loss) on change in value of MSRs (1)	(16)	(39)
Provision for impairment (2) (3)	(515)	(282)
Balance, end of period	$4,149	$1,980

(1)          The gain (loss) on change in MSR value represents the change in the fair value of the MSRs attributable to risks that are hedged using fair value hedges in accordance with SFAS 133.  The offsetting change in the fair value of the related hedging instruments is not included in this table.

(2)          The provision for impairment of MSRs represents the excess of their net carrying value, which includes the gain (loss) on change in MSR value, over their fair value.  The provision for impairment increases the valuation allowance on MSRs, which is a component of the net MSR carrying value.  A recovery of the MSR impairment is recorded when the fair value of the MSRs exceeds their carrying value, but it is limited to the amount of the existing valuation allowance.  The valuation allowance on MSRs was $1.280 billion, $765 million and $1.313 billion at December 31, 2004, 2003, and 2002, respectively.  Additionally, the provision for impairment was $1.159 billion in 2002.  During the 2003 second quarter, the Company determined that a portion of the capitalized MSR was not recoverable and reduced both the previously recognized valuation allowance and the asset by $830 million with no impact to earnings.  The provision for impairment of MSRs impacts the Consumer segment and is included in Other Revenue on the Consolidated Statement of Income.

(3)          The Company utilizes various financial instruments including swaps, option contracts, futures, principal-only securities and forward rate agreements to manage and reduce its exposure to changes in the value of MSRs.  The provision for impairment does not include the impact of these instruments which serve to protect the overall economic value of the MSRs.

Variable Interest Entities

The following table summarizes all the Company’s involvement in VIEs by business segment at December 31, 2004 and 2003 both as direct participant or structurer:

Business Segments

	2004	2003 (1)
In millions of dollars	Assets	Assets
Global Consumer
Credit cards	$11,564	$17,554
Leasing	504	2,429
Mortgages	1,847	2,830
Other	7,418	2,091
Total	$21,333	$24,904
Corporate and Investment Banking
Commercial paper conduits	$49,114	$45,134
Mortgage-backed securities	70,809	34,885
CDOs	45,516	24,050
Structured finance	186,309	134,802
Other	42,915	56,514
Total	$394,663	$295,385
Asset Management
Investment funds	$25,358	$25,655
Other	375	420
Total	$25,733	$26,075
Global Wealth Management
Structured Investment Vehicles	$3,546	$4,511
Total	$3,546	$4,511
Alternative Investments
Structured investment vehicles	$50,968	$53,978
Investment funds	3,443	2,446
Total	$54,411	$56,424
Total Citigroup	$499,686	$407,299

(1)          Reclassified to conform to the current presentation.

Some of the Company’s private equity subsidiaries may invest in venture capital entities that may also be subject to FIN 46-R and are not included in the table above showing our VIE involvement. The Company accounts for its venture capital activities in accordance with the Investment Company Audit Guide (Audit Guide).  The FASB deferred adoption of FIN 46-R for nonregistered investment companies that apply the Audit Guide. The FASB permitted nonregistered investment companies to defer consolidation of VIEs with which they are involved until a Statement of Position on the scope of the Audit Guide is finalized, which is expected in the first quarter of 2005.  Following issuance of the Statement of Position, the FASB will consider further modification to FIN 46-R to provide an exception for companies that qualify to apply the revised Audit Guide.  Following issuance of the revised Audit Guide and further modification, if any, to FIN 46-R, the Company will assess the effect of such guidance on its private equity business.

The Company may provide administrative, trustee and/or investment management services to numerous personal estate trusts, which are considered VIEs under FIN 46-R, but not consolidated.  These trusts are excluded from the table summarizing the Company’s involvement in VIEs.

The following table represents the carrying amounts and classification of consolidated assets that are collateral for VIE obligations, including VIEs that were consolidated prior to the implementation of FIN 46 under existing guidance and VIEs that the Company became involved with after July 1, 2003:

In billions of dollars	December 31, 2004	December 31, 2003
Cash	$0.4	$0.2
Trading account assets	16.8	13.9
Investments	6.6	8.4
Loans	10.7	12.2
Other assets	1.1	2.2
Total assets of consolidated VIEs	$35.6	$36.9

The consolidated VIEs included in the table above represent hundreds of separate entities with which the Company is involved and includes approximately $1.6 billion related to VIEs newly consolidated as a result of adopting FIN 46-R as of January 1, 2004, and $2.1 billion related to VIEs newly consolidated as a result of adopting FIN 46 at July 1, 2003.  Of the $35.6 billion and $36.9 billion of total assets of VIEs consolidated by the Company at December 31, 2004 and 2003, respectively, $28.1 billion and $24.0 billion represent structured transactions where the Company packages and securitizes assets purchased in the financial markets or from clients in order to create new security offerings and financing opportunities for clients, $4.8 billion and $5.6 billion represent investment vehicles that were established to provide a return to the investors in the vehicles, and $2.7 billion and $1.2 billion represent vehicles that hold lease receivables and equipment as collateral to issue debt securities, thus obtaining secured financing at favorable interest rates.  The December 31, 2003 consolidated VIE balance includes $6.1 billion of trust preferred securities, which are a source of funding and regulatory capital for the Company.  As a result of adopting FIN 46-R as of March 31, 2004, the trust preferred securities were deconsolidated, and the December 31, 2004 total asset balance of consolidated VIEs therefore excludes trust preferred securities.

The Company may, along with other financial institutions, provide liquidity facilities to the VIEs. Furthermore, the Company may be a party to derivative contracts with VIEs, may provide loss enhancement in the form of letters of credit and other guarantees to the VIEs, may be the investment manager, and may also have an ownership interest or other investment in certain VIEs.  In general, the investors in the obligations of consolidated VIEs have recourse only to the assets of those VIEs and do not have recourse to the Company, except where the Company has provided a guarantee to the investors or is the counterparty to a derivative transaction involving the VIE.

In addition to the VIEs that are consolidated in accordance with FIN 46-R, the Company has significant variable interests in certain other VIEs that are not consolidated because the Company is not the primary beneficiary. These include multi-seller finance companies, collateralized debt obligations (CDOs), structured finance transactions, and numerous investment funds.  In addition to these VIEs, the Company issues preferred securities to third-party investors through trust vehicles as a source of funding and regulatory capital, which were deconsolidated during the first quarter of 2004.  One trust with assets of $206 million was deconsolidated at December 31, 2003.  The Company’s liabilities to the deconsolidated trusts are included in long-term debt at December 31, 2004 and 2003.

The Company administers several third-party owned, special purpose, multi-seller finance companies that purchase pools of trade receivables, credit cards, and other financial assets from third-party clients of the Company.  As administrator, the Company provides accounting, funding, and operations services to these conduits.  Generally, the Company has no ownership interest in the conduits.  The sellers continue to service the transferred assets.  The conduits’ asset purchases are funded by issuing commercial paper and medium-term notes.  The sellers absorb the first losses of the conduits by providing collateral in the form of excess assets.  The Company along with other financial institutions provides liquidity facilities, such as commercial paper backstop lines of credit to the conduits. The Company also provides loss enhancement in the form of letters of credit and other guarantees.  All fees are charged on a market basis. During 2003, to comply with FIN 46, all but two of the conduits issued “first loss” subordinated notes such that one third-party investor in each conduit would be deemed the primary beneficiary and would consolidate the conduit.  At December 31, 2004 and 2003, total assets in unconsolidated conduits were $54.2 billion and $44.3 billion, respectively.  One conduit with assets of $656 million and $823 million is consolidated at December 31, 2004 and 2003, respectively.

The Company packages and securitizes assets purchased in the financial markets or from clients in order to create new security offerings and financing opportunities for institutional and private bank clients as well as retail customers, including hedge funds, mutual funds, unit investment trusts, and other investment funds that match the clients’ investment needs and preferences.  The funds may be credit-enhanced by excess assets in the investment pool or by third-party insurers assuming the risks of the underlying assets, thus reducing the credit risk assumed by the investors and diversifying investors’ risk to a pool of assets as compared with investments in individual assets.  In a limited number of cases, the Company may guarantee the return of principal to investors.  The Company typically manages the funds for market-rate fees.  In addition, the Company may be one of several liquidity providers to the funds and may place the securities with investors.  Many investment funds are organized as registered investment companies (RICs), corporations or partnerships with sufficient capital to fund their operations without additional credit support.

The Company also packages and securitizes assets purchased in the financial markets in order to create new security offerings, including arbitrage collateralized debt obligations (CDOs) and synthetic CDOs for institutional clients and retail customers, that match the clients’ investment needs and preferences.  Typically these instruments diversify investors’ risk to a pool of assets as compared with investments in an individual asset.  The VIEs, which are issuers of CDO securities, are generally organized as limited liability corporations.  The Company typically receives fees for structuring and/or distributing the securities sold to investors.  In some cases, the Company may repackage the investment with higher rated debt CDO securities or U.S. Treasury securities to provide a greater or a very high degree of certainty of the return of invested principal.  A third-party manager is typically retained by the VIE to select collateral for inclusion in the pool and then actively manage it, or, in other cases, only to manage work-out credits.  The Company may also provide other financial services and/or products to the VIEs for market-rate fees.  These may include: the provision of liquidity or contingent liquidity facilities, interest rate or foreign exchange hedges and credit derivative instruments, as well as the purchasing and warehousing of securities until they are sold to the SPE.   The Company is not the primary beneficiary of these VIEs under FIN 46-R due to our limited continuing involvement and, as a result, we do not consolidate their assets and liabilities in our financial statements.

In addition to the conduits discussed above, the total assets of unconsolidated VIEs where the Company has significant involvement is $145.9 billion and $116.6 billion at December 31, 2004 and 2003, respectively, including $17.7 billion and $7.9 billion in investment-related transactions, $2.2 billion and $6.0 billion in mortgage-related transactions, $17.6 billion and $8.5 billion in CDO-type transactions, $6.4 billion and $0.2 billion in trust preferred securities, and $102.0 billion and $94.2 billion in structured finance and other transactions, respectively.

The Company has also established a number of investment funds as opportunities for qualified employees to invest in venture capital investments.  The Company acts as investment manager to these funds and may provide employees with financing on both a recourse and non-recourse basis for a portion of the employees’ investment commitments.

In addition, the Company administers numerous personal estate trusts.  The Company may act as trustee and may also be the investment manager for the trust assets.

As mentioned above, the Company may, along with other financial institutions, provide liquidity facilities, such as commercial paper backstop lines of credit to the VIEs. The Company may be a party to derivative contracts with VIEs, may provide loss enhancement in the form of letters of credit and other guarantees to the VIEs, may be the investment manager, and may also have an ownership interest in certain VIEs. Although actual losses are not expected to be material, the Company’s maximum exposure to loss as a result of its involvement with VIEs that are not consolidated was $78 billion and $50 billion at December 31, 2004 and 2003, respectively.  For this purpose, maximum exposure is considered to be the notional amounts of credit lines, guarantees, other credit support, and liquidity facilities, the notional amounts of credit default swaps and certain total return swaps, and the amount invested where Citigroup has an ownership interest in the VIEs.  In addition, the Company may be party to other derivative contracts with VIEs.  Exposures that are considered to be guarantees are also included in Note 27 to the Consolidated Financial Statements.

13.  Debt

Investment Banking and Brokerage Borrowings

Investment banking and brokerage borrowings and the corresponding weighted average interest rates at December 31 are as follows:

	2004		2003
In millions of dollars	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
Commercial paper	$17,368	2.25%	$17,626	1.07%
Bank borrowings	1,427	3.33%	918	1.23%
Other	7,004	2.32%	3,898	3.23%
Total	$25,799		$22,442

Investment banking and brokerage borrowings are short-term in nature and include commercial paper, bank borrowings and other borrowings used to finance the operations of CGMHI, including the securities settlement process.  Outstanding bank borrowings include both U.S. dollar- and non-U.S. dollar-denominated loans.  The non-U.S. dollar loans are denominated in various currencies including the Japanese yen, the euro, and U.K. sterling.  All of the commercial paper outstanding at December 31, 2004 and 2003 was U.S. dollar- denominated.

CGMHI has 364-day committed uncollateralized revolving line of credit facilities with unaffiliated banks totaling $3.3 billion.  These facilities have a two-year term-out provision with any borrowings maturing on various dates through 2007.  CGMHI also has three-year facilities totaling $1.4 billion with unaffiliated banks with any borrowings maturing on various dates in 2007.  CGMHI may borrow under these revolving credit facilities at various interest rate options (LIBOR, Fed Funds or base rate) and compensates the banks for these facilities through facility fees.   At December 31, 2004, there were no outstanding borrowings under these facilities.  CGMHI also has committed long-term financing facilities with unaffiliated banks.  At December 31, 2004, CGMHI had drawn down the full $1.5 billion then available under these facilities.  A bank can terminate these facilities by giving CGMHI prior notice (generally one year).  CGMHI compensates the banks for these facilities through facility fees.  Under all of these facilities, CGMHI is required to maintain a certain level of consolidated adjusted net worth (as defined in the agreements).  At December 31, 2004, this requirement was exceeded by approximately $6.8 billion.  CGMHI also has substantial borrowing arrangements consisting of facilities that CGMHI has been advised are available, but where no contractual lending obligation exists.  These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI’s short-term requirements.

Short-Term Borrowings

Short-term borrowings consist of commercial paper and other borrowings with weighted average interest rates as follows:

	2004		2003
In millions of dollars at yearend	Balance	Weighted Average	Balance	Weighted Average
Commercial paper
Citigroup Parent Company	$—	—	$381	0.84%
Citicorp and Subsidiaries	8,270	2.28%	14,712	1.25%
	8,270		15,093
Other borrowings	22,698	2.56%	21,094	1.81%
Total	$30,968		$36,187

Citigroup and Citicorp issue commercial paper directly to investors. Citigroup and Citicorp, both of which are bank holding companies, maintain combined liquidity reserves of cash and securities to support their combined outstanding commercial paper.

Borrowings under bank lines of credit may be at interest rates based on LIBOR, CD rates, the prime rate, or bids submitted by the banks.  Each company pays its banks commitment fees for its lines of credit.

Citicorp, CGMHI, and some of their nonbank subsidiaries have credit facilities with Citicorp’s subsidiary banks, including Citibank, N.A. Borrowings under these facilities must be secured in accordance with Section 23A of the Federal Reserve Act.

Citigroup Finance Canada Inc., a wholly owned subsidiary of Associates, has an unutilized credit facility of Canadian $1.0 billion as of December 31, 2004 that matures in October 2005.  The facility is guaranteed by Citicorp.  In connection therewith, Citicorp is required to maintain a certain level of consolidated stockholder’s equity (as defined in the agreements).  At December 31, 2004, this requirement was exceeded by approximately $76.5 billion.  Citicorp has also guaranteed various other debt obligations of Associates and CitiFinancial Credit Company, each an indirect subsidiary of Citicorp.

Long-Term Debt

In millions of dollars at year end	Weighted Average Coupon	Maturities	2004	2003
Citigroup Parent Company
Senior notes (1)	4.17%	2005-2034	$68,119	$53,452
Subordinated notes	5.46%	2015-2033	14,243	10,734
Junior subordinated notes relating to trust preferred securities (2)	6.69%	2031-2036	5,551	200
Citicorp and Subsidiaries
Senior notes	4.41%	2005-2037	68,173	56,880
Subordinated notes	6.67%	2005-2033	4,808	5,071
Junior subordinated notes relating to trust preferred securities (2)	7.98%	2027	846	—
Citigroup Global Markets Holdings Inc.
Senior notes	3.60%	2005-2097	45,139	35,490
Subordinated notes	3.04%	2005-2006	98	130
Travelers Insurance Company	12.00%	2014	5	8
Other
Secured debt	2.42%	2005-2044	928	737
Total			$207,910	$162,702

Senior notes			$181,431	$145,822
Subordinated notes			19,149	15,935
Junior subordinated notes relating to trust preferred securities (2)			6,397	200
Other			933	745
Total			$207,910	$162,702

(1)          Includes $250 million of notes maturing in 2098.

(2)          As of December 31, 2003, Citigroup deconsolidated the Citigroup Capital III Trust under FIN 46.  The remaining trust preferred securities were deconsolidated during the 2004 first quarter in accordance with FIN 46-R.  The resulting liabilities to the trust companies are included as a component of long-term debt.

The Company issues both U.S. dollar- and non-U.S. dollar- denominated fixed and variable rate debt.  The Company utilizes derivative contracts, primarily interest rate swaps, to effectively convert a portion of its fixed rate debt to variable rate debt and variable rate debt to fixed rate debt.  The maturity structure of the derivatives generally corresponds with the maturity structure of the debt being hedged.  In addition, the Company utilizes other derivative contracts to manage the foreign exchange impact of certain debt issuances.  At December 31, 2004, the Company’s overall weighted average interest rate for long-term debt was 4.35% on a contractual basis and 3.50% including the effects of derivative contracts.

Aggregate annual maturities on long-term debt obligations (based on final maturity dates) including trust preferred securities are as follows:

In millions of dollars	2005	2006	2007	2008	2009	Thereafter
Citigroup Parent Company	$11,478	$10,186	$8,877	$6,692	$7,570	$43,110
Citicorp and Subsidiaries	18,170	18,031	13,722	8,222	6,022	9,660
Citigroup Global Markets Holdings Inc.	6,789	9,786	6,010	5,109	7,874	9,669
Travelers Insurance Company	—	—	—	—	—	5
Other	195	250	165	227	11	80
Total	$36,632	$38,253	$28,774	$20,250	$21,477	$62,524

The Company formed statutory business trusts under the laws of the state of Delaware, which exist for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto.  Upon approval from the Federal Reserve, Citigroup has the right to redeem these securities.

As of December 31, 2003 and prior, these Trusts were consolidated subsidiaries of Citigroup.  As a result, the related Trust Securities were classified as “Citigroup or subsidiary-obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of – Parent or Subsidiary” on Citigroup’s Consolidated Balance Sheet.  In addition, the related interest expense was included in the Consolidated Statement of Income.

In 2004, Citigroup adopted FIN 46-R, which resulted in the assets and liabilities, as well as the related income and expenses of the Trusts, being excluded from Citigroup’s Consolidated Financial Statements.  However, the subordinated debentures issued by the Citigroup subsidiaries and purchased by the Trusts remain on Citigroup’s Consolidated Balance Sheet.  In addition, the related interest expense continues to be included within the Consolidated Income Statement.

For Regulatory Capital purposes, these Trust Securities remain a component of Tier 1 Capital.

The following table summarizes the financial structure of each of the Company’s subsidiary trusts at December 31, 2004:

Trust Securities with Distributions					Common	Junior Subordinated Debentures Owned by Trust
Guaranteed by:					Shares			Redeemable
In millions of dollars, except share amounts	Issuance Date	Securities Issued	Liquidation Value	Coupon Rate	Issued to Parent	Amount	Maturity	by Issuer Beginning
Citigroup:
Citigroup Capital II	Dec. 1996	400,000	$400	7.750%	12,372	$412	Dec. 1, 2036	Dec. 1, 2006
Citigroup Capital III	Dec. 1996	200,000	200	7.625%	6,186	206	Dec. 1, 2036	Not redeemable
Citigroup Capital VII	July 2001	46,000,000	1,150	7.125%	1,422,681	1,186	July 31, 2031	July 31, 2006
Citigroup Capital VIII	Sept. 2001	56,000,000	1,400	6.950%	1,731,959	1,443	Sept. 15, 2031	Sept. 17, 2006
Citigroup Capital IX	Feb. 2003	44,000,000	1,100	6.000%	1,360,825	1,134	Feb. 14, 2033	Feb. 13, 2008
Citigroup Capital X	Sept. 2003	20,000,000	500	6.100%	618,557	515	Sept. 30, 2033	Sept. 30, 2008
Citigroup Capital XI	Sept. 2004	24,000,000	600	6.000%	742,269	619	Sept. 27, 2034	Sept. 27, 2009
Total parent-obligated			$5,350			$5,515

Subsidiaries:
Citicorp Capital I	Dec. 1996	300,000	$300	7.933%	9,000	$309	Feb. 15, 2027	Feb. 15, 2007
Citicorp Capital II	Jan. 1997	450,000	450	8.015%	13,500	464	Feb. 15, 2027	Feb. 15, 2007
Total subsidiary-obligated			$750			$773

In each case, the coupon rate on the debentures is the same as that on the trust securities.  Distributions on the trust securities and interest on the debentures are payable quarterly, except for Citigroup Capital II and III and Citicorp Capital I and II, on which distributions are payable semiannually.

On September 27, 2004, Citigroup issued $600 million in Trust Preferred Securities (Citigroup XI).  On October 14, 2004, Citigroup redeemed for cash all of the $600 million Trust Preferred Securities of Citigroup Capital VI, at the redemption price of $25 per preferred security plus any accrued distribution to but excluding the date of redemption.

During 2003, the Company redeemed Citigroup Capital IV, Citigroup Capital V, SSBH Capital I, and Citicorp Capital III.

14.  Goodwill and Intangible Assets

During 2004 and 2003, no goodwill was impaired or written off.  During the fourth quarter of 2004, the Company recorded approximately $118 million of goodwill in connection with the acquisition of Knight Trading.  During the third quarter of 2004, the Company recorded approximately $102 million of goodwill in connection with the acquisition of Principal Residential Mortgage, Inc.  During the second quarter of 2004, the Company recorded approximately $2.2 billion of goodwill in connection with the acquisition of KorAm.  During the first quarter of 2004, the Company recorded approximately $890 million of goodwill in connection with the acquisition of WMF.  Subsequently, $130 million of the WMF goodwill was reclassified during the 2004 second quarter to establish a deferred tax asset.  The Company recorded goodwill of approximately $780 million during the fourth quarter of 2003, primarily related to the acquisition of Sears.  During the 2003 third quarter, the Company recorded goodwill of approximately $170 million in connection with the acquisition of the remaining ownership interest in Diners Club Europe and reduced goodwill by $25 million in connection with the sale of a business in the Consumer segment.

The changes in goodwill during 2004 and 2003 were as follows:

In millions of dollars	Global Consumer	Corporate and Investment Banking	Global Wealth Management	Asset Management	Corporate/ Other	Total
Balance at January 1, 2003 (1)	$19,073	$4,372	$377	$2,261	$878	$26,961
Goodwill acquired during 2003	890	60	—	—	—	950
Other (2)	42	(157)	(1)	(165)	(49)	(330)
Balance at December 31, 2003 (1)	$20,005	$4,275	$376	$2,096	$829	$27,581
Goodwill acquired during 2004	2,072	990	118	—	—	3,180
Other (2)	702	552	1	(15)	(9)	1,231
Balance at December 31, 2004	$22,779	$5,817	$495	$2,081	$820	$31,992

(1)   Reclassified to conform to the current presentation.

(2)   Other changes in goodwill primarily reflects foreign exchange effects on non-dollar denominated goodwill, as well as purchase accounting adjustments.

The components of intangible assets were as follows:

	December 31, 2004			December 31, 2003
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
In millions of dollars	Amount	Amortization	Amount	Amount	Amortization (1)	Amount
Purchased credit card relationships	$7,040	$2,366	$4,674	$7,132	$1,841	$5,291
Mortgage servicing rights (1)	8,099	3,950	4,149	5,160	3,180	1,980
Core deposit intangibles	1,158	318	840	1,084	216	868
Other customer relationships	1,089	497	592	921	412	509
Present value of future profits	781	474	307	608	450	158
Other (2)	4,129	692	3,437	4,334	485	3,849
Total amortizing intangible assets	$22,296	$8,297	$13,999	$19,239	$6,584	$12,655

Indefinite-lived intangible assets			1,272			1,226
Total intangible assets			$15,271			$13,881

(1)   Accumulated amortization of mortgage servicing rights includes the related valuation allowance.  The assumptions used to value mortgage servicing rights are described in Note 1 to the Consolidated Financial Statements.

(2)   Includes contract-related intangible assets.

At December 31, 2004 and 2003, $1.272 billion and $1.226 billion of the Company’s acquired intangible assets, including $817 million and $776 million of asset management and administration contracts, $410 million and $405 million of trade names and $45 million and $45 million of other intangible assets were considered to be indefinite-lived and not subject to amortization.  All other acquired intangible assets are subject to amortization.

The intangible assets recorded during 2004 and their respective amortization periods were as follows:

In millions of dollars	2004	Weighted-Average Amortization Period in Years
Mortgage servicing rights	$3,328	6
Purchased credit card relationships and other customer relationships	310	8
Other intangibles	272	15
Total intangible assets recorded during the period (1)	$3,910

(1)   There was no significant residual value estimated for the intangible assets recorded during 2004.

During the third quarter of 2004, the Company recorded approximately $2.2 billion in mortgage servicing right intangibles in connection with the acquisition of Principal Residential Mortgage, Inc.  During the second quarter of 2004, the Company recorded approximately $170 million of customer relationship intangibles, $81 million of core deposit intangibles and $41 million of other intangibles in connection with the KorAm acquisition.  During the first quarter of 2004, the Company recorded approximately $140 million of customer relationship intangibles for the WMF acquisition.  The Company also recorded in the first quarter of 2004 approximately $150 million of intangibles representing the present value of future profits associated with an acquired insurance portfolio.

Intangible assets amortization expense was $1,482 million, $1,178 million and $838 million for 2004, 2003 and 2002, respectively.  Intangible assets amortization expense is estimated to be $1,791 million in 2005, $1,750 million in 2006, $1,620 million in 2007, $1,494 million in 2008, and $1,340 million in 2009.

15.  Insurance Policy and Claims Reserves

At December 31, insurance policy and claims reserves consisted of the following:

In millions of dollars	2004	2003
Benefits and loss reserves
Property-casualty (1)	$1,517	$1,620
Life and annuity	13,508	12,417
Accident and health	1,927	1,722
Unearned premiums	1,168	917
Policy and contract claims	1,057	802
	$19,177	$17,478

(1)   Property-casualty amounts have been 100% ceded to St. Paul Travelers.

16.  Reinsurance

The Company’s insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and effect business-sharing arrangements.  Life reinsurance is accomplished through various plans of reinsurance, primarily coinsurance, modified coinsurance and yearly renewable term.  Reinsurance ceded arrangements do not discharge the insurance subsidiaries as the primary insurer, except for cases involving a novation.

Reinsurance amounts included in the Consolidated Statement of Income for the years ended December 31 were as follows:

In millions of dollars	Gross Amount	Ceded	Net Amount
2004
Premiums
Property-casualty insurance	$78	$(19)	$59
Life insurance	2,765	(414)	2,351
Accident and health insurance	298	18	316
	$3,141	$(415)	$2,726
Claims incurred	$1,269	$(402)	$867
2003
Premiums
Property-casualty insurance	$103	$(1)	$102
Life insurance	2,574	(379)	2,195
Accident and health insurance	160	(2)	158
	$2,837	$(382)	$2,455
Claims incurred	$1,235	$(371)	$864
2002
Premiums
Property-casualty insurance	$283	$(6)	$277
Life insurance	2,420	(297)	2,123
Accident and health insurance	206	(2)	204
	$2,909	$(305)	$2,604
Claims incurred	$1,235	$(334)	$902

Reinsurance recoverables, net of valuation allowance, at December 31, 2004 and 2003 include amounts recoverable on unpaid and paid losses and were as follows:

In millions of dollars	2004	2003
Life business	$1,178	$1,092
Property-casualty business Pools and associations	1,517	1,627
Other reinsurance	2,088	1,858
Total	$4,783	$4,577

17.  Restructuring-Related Items

The status of the 2004, 2003, and 2002 restructuring initiatives are summarized in the following table:

Restructuring Reserve Activity

	Restructuring Initiatives
In millions of dollars	2004	2003	2002

Restructuring-related charges (1)	$1	$—	$65

Purchase price allocations related to acquisitions (2)	71	82	186

Utilization during: (3)
2004	(25)	(55)	—
2003	—	—	(173)
2002	—	—	(68)
	(25)	(55)	(241)

Other (4)	(28)	(6)	(10)
Balance at December 31, 2004	$19	$21	$—

(1)   Of the $65 million restructuring-related charges for 2002 restructuring initiatives, $11 million is related to discontinued operations.

(2)   Represents additions to restructuring liabilities arising from acquisitions.

(3)   Utilization amounts include foreign currency translation effects on the restructuring reserve.

(4)   Primarily represents the changes in estimates from 2004 restructuring initiatives of $28 million, 2003 restructuring initiatives of $6 million, and 2002 restructuring initiatives of $9 million, of which $7 million for 2002 is related to discontinued operations.

During 2004, Citigroup recognized $1 million of restructuring charges for the WMF acquisition and $71 million in the purchase price allocation for integration of operations relating to the acquisitions of WMF, KorAm, and PRMI.

Of the $71 million, $21 million was recognized as a liability in the purchase price allocation related to WMF ($4 million for employee severance and $17 million for existing leasehold and other contractual obligations), $33 million related to KorAm ($26 million for employee severance and $7 million for leasehold and other contractual obligations), and $17 million related to PRMI ($9 million for employee severance and $8 million for leasehold and other contractual obligations).

Through December 31, 2004, $25 million of the 2004 restructuring reserve has been utilized, of which $7 million for severance and $5 million for leasehold and other exit costs have been paid in cash, while $13 million is for other specifically identified contractual obligations.  Approximately 125 and 250 staff positions have been eliminated in connection with the WMF and PRMI acquisitions, respectively.

During 2003, Citigroup recorded a restructuring reserve of $82 million in the purchase price allocation of Sears for the integration of its operations and operating platforms within the Global Consumer business.  Of the $82 million, $47 million related to employee severance and $35 million related to exiting leasehold and other contractual obligations.

Through December 31, 2004, $55 million of the 2003 restructuring reserve has been utilized, of which $31 million for severance and $3 million for leasehold and other exit costs have been paid in cash, while $21 million is for other specifically identified contractual obligations.  Approximately 2,600 staff positions have been eliminated under this program.

During 2002, Citigroup recorded restructuring charges of $65 million, of which $42 million related to the downsizing of operations in Argentina, and $23 million related to the acquisition of GSB and the integration of its operations within the Global Consumer business.  These restructuring charges were expensed with $11 million reported within discontinued operations and $54 million included in “Restructuring-related items” in the Consolidated Statement of Income.  In addition, a restructuring reserve of $186 million was also recognized as a liability in the purchase price allocation of GSB for the integration of operations and operating platforms.  The 2002 reserves included $150 million related to employee severance and $101 million related to exiting leasehold and other contractual obligations.

Through December 31, 2004, $241 million of the 2002 restructuring reserve has been utilized, of which $128 million for employee severance and $77 million for leasehold and other exit costs have been paid in cash, while $36 million is for other specifically identified contractual obligations.  Approximately 4,650 staff positions have been eliminated under these programs, including approximately 2,600 staff positions in connection with the GSB acquisition.

Restructuring-related items included in the Consolidated Statement of Income for the years ended December 31, 2004, 2003 and 2002 were as follows:

In millions of dollars	2004	2003	2002
Restructuring charges	$1	$—	$54
Changes in estimates	(6)	(39)	(88)
Accelerated depreciation	—	—	8
Total restructuring-related items from continuing operations	$(5)	$(39)	$(26)
Discontinued operations	—	(7)	11
Total restructuring-related items	$(5)	$(46)	$(15)

Changes in estimates are attributable to facts and circumstances arising subsequent to an original restructuring charge.  Changes in estimates attributable to lower than anticipated costs of implementing certain projects and a reduction in the scope of certain initiatives during 2004 resulted in reducing the reserve for 2004 and 2003 restructuring initiatives by $28 million and $6 million, respectively, both of which were recorded as adjustments to the liability in the purchase price allocations. In addition, a $5 million reduction for 2002 restructuring initiatives and a $1 million reduction in the reserve for prior years’ restructuring initiatives were recorded in the line “Restructuring-related items” in the Consolidated Statement of Income.

During 2003, changes in estimates resulted in reducing the reserve for 2002 restructuring initiatives by $13 million and the reserve for prior years’ restructuring initiatives by $33 million.  Of the $13 million reduction in the reserve for 2002 restructuring initiatives, $7 million is classified within discontinued operations.

During 2002, changes in estimates resulted in the reduction of the reserve for 2002 restructuring initiatives by $2 million and the reserve for prior years’ restructuring initiatives by $86 million.

The implementation of these restructuring initiatives also caused certain related premises and equipment assets to become redundant.  The remaining depreciable lives of these assets were shortened, and accelerated depreciation charges (in addition to normal scheduled depreciation on those assets) were recognized.  There were no accelerated depreciation charges recognized in both 2004 and 2003, while an $8 million charge was recognized in 2002.

18.  Income Taxes

In millions of dollars	2004	2003	2002
Current
Federal	$3,957	$3,856	$4,052
Foreign	3,075	2,806	2,455
State	752	495	590
Total current income taxes	7,784	7,157	7,097

Deferred
Federal	(1,314)	509	(450)
Foreign	396	233	159
State	(299)	75	(37)
Total deferred income taxes	(1,217)	817	(328)

Provision for income tax on continuing operations before minority interest (1)	6,567	7,974	6,769

Provision for income tax on discontinued operations	342	221	589
Provision (benefit) for income taxes on cumulative effect of accounting change	—	—	(14)
Income tax expense (benefit) reported in stockholders’ equity related to:
Foreign currency translation	146	(327)	(1,071)
Securities available-for-sale	48	456	548
Employee stock plans	(474)	(363)	(381)
Cash flow hedges	(270)	(154)	575
Other	—	—	(26)
Income taxes before minority interest	$6,359	$7,807	$6,989

(1)   Includes the effect of securities transactions resulting in a provision of $291 million in 2004, $178 million in 2003, and ($172) million in 2002.

The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate applicable to income from continuing operations (before minority interest and the cumulative effect of accounting changes) for the years ended December 31 was as follows:

	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.5%	1.5%	1.8%
Foreign income tax rate differential	(4.4)%	(3.1)%	(2.2)%
Other, net	(3.5)%	(2.2)%	(0.4)%
Effective income tax rate	28.6%	31.2%	34.2%

Deferred income taxes at December 31 related to the following:

In millions of dollars	2004	2003
Deferred tax assets
Credit loss deduction	$2,893	$3,351
Differences in computing policy reserves	365	538
Deferred compensation	1,277	1,256
Employee benefits	464	416
Restructuring and settlement reserves	3,682	673
Interest-related items	571	494
Foreign and state loss carryforwards	16	289
Other deferred tax assets	1,986	2,383
Gross deferred tax assets	11,254	9,400
Valuation allowance	16	320
Deferred tax assets after valuation allowance	11,238	9,080
Deferred tax liabilities
Investments	(2,494)	(2,604)
Unremitted foreign earnings	(806)	(343)
Deferred policy acquisition costs and value of insurance in force	(1,486)	(1,272)
Leases	(2,705)	(2,220)
Fixed assets	(1,001)	(794)
Intangibles	(842)	(600)
Other deferred tax liabilities	(554)	(618)
Gross deferred tax liabilities	(9,888)	(8,451)
Net deferred tax asset	$1,350	$629

Foreign pretax earnings approximated $10.5 billion in 2004, $8.6 billion in 2003, and $8.7 billion in 2002.  As a U.S. corporation, Citigroup and its U.S. subsidiaries are subject to U.S. taxation currently on all foreign pretax earnings earned by a foreign branch.  Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated.  The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States.  At December 31, 2004, $10.0 billion of accumulated undistributed earnings of non-U.S. subsidiaries were indefinitely invested.  At the existing U.S. federal income tax rate, additional taxes of $2.7 billion would have to be provided if such earnings were remitted currently.  The current year’s effect on the income tax expense from continuing operations is included in the reconciliation of the federal statutory rate to the Company’s effective income tax rate.

The Homeland Investment Act provision of the American Jobs Creation Act of 2004 (“2004 Tax Act”) is intended to provide companies with a one time 85% reduction in the U.S. net tax liability on cash dividends paid by foreign subsidiaries in 2005, to the extent that they exceed a baseline level of dividends paid in prior years.  The provisions of the Act are complicated and companies, including Citigroup, are awaiting clarification of several provisions from the Treasury Department.  The Company is still evaluating the provision and the effects it would have on the financing of the Company’s foreign operations.  In accordance with FASB Staff Position FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” the Company has not recognized any income tax effects of the repatriation provisions of the Act in its 2004 financial statements and will not do so until the above issues are resolved, sometime in 2005.  The reasonably possible amounts that may be repatriated in 2005 that would be subject to the provision of the Act range from $0 to $3.2 billion.  The related potential income tax effects range from a tax benefit of $0 to a tax benefit of $50 million, under current law.

Income taxes are not provided for on the Company’s life insurance subsidiaries’ “policyholders’ surplus account” because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed as a dividend or exceed limits prescribed by federal law.  This “account” aggregated $982 million (subject to a tax of $344 million) at December 31, 2004.  The 2004 Tax Act provides that this “account” can be reduced directly by distributions made by the life insurance subsidiaries in 2005 and 2006.  The Company intends to make sufficient distributions to eliminate this “account” within the timeframe permitted under the Act.

Income taxes are not provided for on the Company’s “savings bank base year bad debt reserves” because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed in excess of limits prescribed by federal law.  At December 31, 2004, the amount of the base year reserves totaled approximately $358 million (subject to a tax of $125 million).

The 2004 net change in the valuation allowance related to deferred tax assets was a decrease of $304 million, primarily relating to a release of $234 million as a result of changes to the foreign tax credit rules contained in the 2004 Tax Act.  The valuation allowance of $16 million at December 31, 2004 relates to state tax loss carryforwards. Management believes that the realization of the recognized net deferred tax asset (after valuation allowance) of $1,350 million is more likely than not based on existing carryback ability and expectations as to future taxable income in the jurisdictions in which it operates.  The Company, which has a history of strong earnings, has reported pretax financial statement income from continuing operations of approximately $24 billion, on average, over the last three years.

19.  Preferred Stock and Stockholders’ Equity

Perpetual Preferred Stock

The following table sets forth the Company’s perpetual preferred stock outstanding at December 31:

		Redeemable in Whole	Redemption Price		Carrying Value (in millions of dollars)
	Rate	or in Part on or After (1)	Per Share (2)	Number of Shares	2004	2003
Series F (3)	6.365%	June 16, 2007	$250	1,600,000	$400	$400
Series G (3)	6.213%	July 11, 2007	$250	800,000	200	200
Series H (3)	6.231%	September 8, 2007	$250	800,000	200	200
Series M (3)	5.864%	October 8, 2007	$250	800,000	200	200
Series V (4)	Fixed/Adjustable	February 15, 2006	$500	250,000	125	125
					$1,125	$1,125

(1)   Under various circumstances, the Company may redeem certain series of preferred stock at times other than described above.

(2)   Liquidation preference per share equals redemption price per share.

(3)   Issued as depositary shares, each representing a one-fifth interest in a share of the corresponding series of preferred stock.

(4)   Issued as depositary shares, each representing a one-tenth interest in a share of the corresponding series of preferred stock.

All dividends on the Company’s perpetual preferred stock are payable quarterly and are cumulative.

Dividends on the Series V preferred stock are payable at 5.86% through February 15, 2006, and thereafter at rates determined quarterly by a formula based on certain interest rate indices, subject to a minimum rate of 6% and a maximum rate of 12%.  The rate of dividends on the Series V preferred stock is subject to adjustment based upon the applicable percentage of the dividends received deduction.

Regulatory Capital

Citigroup and Citicorp are subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB), and their U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary federal bank regulatory agencies.  These guidelines are used to evaluate capital adequacy and include the required minimums shown in the following table.

The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards.  As of December 31, 2004 and 2003, all of Citicorp’s U.S. insured subsidiary depository institutions were “well capitalized.”

At December 31, 2004, regulatory capital as set forth in guidelines issued by the U.S. federal bank regulators is as follows:

In millions of dollars	Required Minimum	Well Capitalized Minimum		Citigroup	Citicorp	Citibank, N.A.
Tier 1 Capital				$74,415	$60,113	$41,702
Total Capital (1)				100,899	87,118	61,965
Tier 1 Capital Ratio	4.0%	6.0%		8.74%	8.69%	8.42%
Total Capital Ratio (1)	8.0%	10.0%		11.85%	12.59%	12.51%
Leverage Ratio (2)	3.0%	5.0	% (3)	5.20%	6.74%	6.28%

(1)   Total Capital includes Tier 1 and Tier 2.

(2)   Tier 1 Capital divided by adjusted average assets.

(3)   Applicable only to depository institutions.  For bank holding companies to be “well capitalized” they must maintain a minimum leverage ratio of 3%.

There are various legal limitations on the extent to which Citicorp’s banking subsidiaries may pay dividends to their parents. Citicorp’s national and state-chartered bank subsidiaries can declare dividends to their respective parent companies in 2005, without regulatory approval, of approximately $11.6 billion adjusted by the effect of their net income (loss) for 2005 up to the date of any such dividend declaration.  In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.  Consistent with these considerations, Citicorp estimates that its bank subsidiaries can directly or through their parent holding company distribute dividends to Citicorp of approximately $10.6 billion of the available $11.6 billion, adjusted by the effect of their net income (loss) up to the date of any such dividend declaration.

Travelers Insurance Company (TIC) is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department.  A maximum of $908 million of statutory surplus is available by the end of the year 2005 for such dividends without the prior approval of the Connecticut Insurance Department. Certain of the Company’s U.S. and non-U.S. broker/dealer subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate.  The principal regulated subsidiaries, their net capital requirements or equivalent and excess over the minimum requirement as of December 31, 2004 are as follows:

In millions of dollars

Subsidiary	Jurisdiction	Net Capital or Equivalent	Excess Over Minimum Requirement
Citigroup Global Markets Inc.	U.S. Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1)	$4,488	$3,879
Citigroup Global Markets Limited	United Kingdom’s Financial Services Authority	$7,356	$1,904

20.  Changes in Equity from Nonowner Sources

Changes in each component of “Accumulated Other Changes in Equity from Nonowner Sources” for the three-year period ended December 31, 2004 are as follows:

In millions of dollars	Net Unrealized Gains on Investment Securities	Foreign Currency Translation Adjustment	Cash Flow Hedges	Accumulated Other Changes in Equity from Nonowner Sources

Balance, January 1, 2002	$852	$(1,864)	$168	$(844)
Increase in net unrealized gains on investment securities, net of tax (1)	792	—	—	792
Add: Reclassification adjustment for losses included in net income, Net of tax (1)	313	—	—	313
Foreign currency translation adjustment, net of tax (2)	—	(1,528)	—	(1,528)
Cash flow hedges, net of tax	—	—	1,074	1,074
Change	1,105	(1,528)	1,074	651

Balance, December 31, 2002	1,957	(3,392)	1,242	(193)
Increase in net unrealized gains on investment securities, net of tax (3)	1,283	—	—	1,283
Less: Reclassification adjustment for gains included in net income, net of tax (3)	(332)	—	—	(332)
Foreign currency translation adjustment, net of tax (4)	—	(1,073)	—	(1,073)
Cash flow hedges, net of tax	—	—	(491)	(491)
Change	951	(1,073)	(491)	(613)

Balance, December 31, 2003	2,908	(4,465)	751	(806)
Increase in net unrealized gains on investment securities, net of tax	265	—	—	265
Less: Reclassification adjustment for gains included in net income, net of tax	(540)	—	—	(540)
Foreign currency translation adjustment, net of tax (5)	—	1,355	—	1,355
Cash flow hedges, net of tax	—	—	(578)	(578)
Current period change	(275)	1,355	(578)	502
Balance, December 31, 2004	$2,633	$(3,110)	$173	$(304)

(1)   Primarily reflects the impact of a declining interest rate yield curve on fixed income securities and realized losses resulting from the sale of securities offset by the distribution of TPC.

(2)   Primarily reflects the $595 million after-tax impact of translating Argentina’s net assets into the U.S. dollar equivalent and the decline in the Mexican peso against the U.S. dollar.  As a result of government actions in Argentina, which began in the fourth quarter of 2001, the functional currency of the Argentine branch and subsidiaries was changed in the 2002 first quarter from the U.S. dollar to the Argentine peso.

(3)   Primarily reflects an increase in the investment portfolio due to incremental purchases and the impact of declining interest rates coupled with spread tightening, partially offset by realized gains resulting from the sale of securities.

(4)   Reflects, among other items, the decline in the Mexican peso against the U.S. dollar and changes in related tax effects.

(5)   Reflects, among other items, the movements in the Japanese yen, euro, Korean won, Mexican peso, British pound, and the Polish zloty against the U.S. dollar and changes in related tax effects.

21.  Earnings Per Share

The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31:

In millions, except per share amounts	2004	2003	2002
Income from continuing operations before cumulative effect of accounting change	$16,145	$17,274	$12,914
Discontinued operations	901	579	2,409
Cumulative effect of accounting change	—	—	(47)
Preferred dividends	(68)	(71)	(83)
Income available to common stockholders for basic EPS	16,978	17,782	15,193
Effect of dilutive securities	—	—	—
Income available to common stockholders for diluted EPS	$16,978	$17,782	$15,193
Weighted average common shares outstanding applicable to basic EPS	5,107.2	5,093.3	5,078.0
Effect of dilutive securities:
Options	44.3	47.1	47.4
Restricted and deferred stock	55.9	52.3	39.7
Convertible securities	—	0.9	1.1
Adjusted weighted average common shares outstanding applicable to diluted EPS	5,207.4	5,193.6	5,166.2
Basic earnings per share
Income from continuing operations before cumulative effect of accounting change	$3.15	$3.38	$2.53
Discontinued operations	0.17	0.11	0.47
Cumulative effect of accounting change	—	—	(0.01)
Net income	$3.32	$3.49	$2.99
Diluted earnings per share
Income from continuing operations before cumulative effect of accounting change	$3.09	$3.31	$2.48
Discontinued operations	0.17	0.11	0.47
Cumulative effect of accounting change	—	—	(0.01)
Net income	$3.26	$3.42	$2.94

During 2004, 2003 and 2002, weighted average options of 98.4 million shares, 149.8 million shares and 223.6 million shares with weighted average exercise prices of $49.60 per share, $46.08 per share, and $44.79 per share, respectively, were excluded from the computation of diluted EPS because the options’ exercise prices were greater than the average market price of the Company’s common stock.

22.  Incentive Plans

The Company has adopted a number of equity compensation plans under which it administers stock options, restricted/deferred stock and stock purchase programs to attract, retain and motivate officers and employees, to compensate them for their contributions to the growth and profits of the Company, and to encourage employee stock ownership.  All of the plans are administered by the Personnel and Compensation Committee of the Citigroup Board of Directors, which is composed entirely of independent non-employee directors.  At December 31, 2004, approximately 438 million shares were authorized for grant under Citigroup’s stock incentive plans.

Stock Option Programs

The Company has a number of stock option programs for its directors, officers and employees.  Options are granted on Citigroup common stock at the market value at the time of grant.  Options granted in 2004 and 2003 typically vest 33% each year for three years, with the first vesting date occurring 17 months after the grant date.  The options granted in 2004 and 2003 have a term of six years.  Also, the sale of underlying shares acquired through the exercise of options granted in 2004 and 2003 is restricted for a two-year period.  Prior to 2003, options were granted for a period of ten years.  Generally, prior to 2003, Citigroup options, including options granted under Travelers’ predecessor plans and options granted since the date of the merger of Citicorp and Travelers Group Inc., vest at a rate of 20% per year, with the first vesting date generally occurring 12 to 18 months following the grant date.  Generally, 50% of the options granted under Citicorp predecessor plans prior to the merger were exercisable beginning on the third anniversary and 50% beginning on the fourth anniversary of the date of grant.  Options granted under Associates’ predecessor plans vested in 2001 at the time of the merger with Citigroup.  Certain options, mostly granted prior to January 1, 2003, permit an employee exercising an option under certain conditions to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise.  The reload options are granted for the remaining term of the related original option and vest after six months.

To further encourage employee stock ownership, the Company’s eligible employees participate in WealthBuilder, CitiBuilder, or the Citigroup Ownership Program.  Options granted under the WealthBuilder and the Citigroup Ownership program vest over a five-year period, whereas options granted under the CitiBuilder program vest after five years.  These options do not have a reload feature.  Beginning in 2003, new options are no longer being granted under these programs.

The Company redesigned its equity incentive programs for the 2004 compensation year.  In January 2005, equity incentive awards were granted to eligible employees in the form of restricted or deferred stock under the Capital Accumulation Program (CAP), and stock options are only granted to CAP participants who elect to receive them.  The stock options carry the same vesting period as the restricted or deferred stock awards, have a six-year term and an exercise price equal to 100% of fair market value on the grant date.

Information with respect to stock option activity under Citigroup stock option plans for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	359,376,198	$37.07	380,274,611	$36.09	390,732,697	$33.74
Granted-original	27,520,987	49.05	43,649,005	32.35	79,876,755	40.35
Granted-reload	12,725,607	49.99	13,956,702	44.21	10,248,798	40.94
Forfeited or exchanged (1)	(16,606,946)	43.27	(22,454,416)	40.27	(49,735,340)	35.70
Expired	(1,635,927)	48.12	(5,545,698)	48.66	(10,021,156)	48.51
Exercised	(50,469,140)	29.89	(50,504,006)	24.39	(40,827,143)	20.99
Outstanding, end of year	330,910,779	$39.28	359,376,198	$37.07	380,274,611	$36.09
Exercisable at year end	214,952,186		199,263,927		192,109,773

(1)   Includes 29.4 million options in 2002 that were exchanged for TPC options.

The following table summarizes the information about stock options outstanding under Citigroup stock option plans at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Contractual	Average		Average
	Number	Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Remaining	Price	Exercisable	Price
$5.12 - $9.99	1,045,039	1.1 years	$8.23	1,045,039	$8.23
$10.00 - $19.99	8,663,464	1.9 years	15.77	8,410,855	15.68
$20.00 - $29.99	51,141,089	3.3 years	22.87	50,856,774	22.86
$30.00 - $39.99	57,353,781	4.8 years	33.08	27,208,275	33.26
$40.00 - $49.99	198,224,144	5.6 years	45.57	113,078,836	45.44
$50.00 - $56.83	14,483,262	4.0 years	51.87	14,352,407	51.87
	330,910,779	4.9 years	$39.28	214,952,186	$37.64

Stock Award Programs

The Company, primarily through its Capital Accumulation Program (CAP), issues shares of Citigroup common stock in the form of restricted or deferred stock to participating officers and employees.  Restricted or deferred stock awards granted in 2003 and 2004 generally vest after a two- or three-year vesting period, during which time the stock cannot be sold or transferred by the participant, and is subject to total or partial cancellation if the participant’s employment is terminated.  CAP awards granted in January 2005 generally vest 25% per year over four years, except for certain employees at Smith Barney whose awards vest after two years.  CAP participants may elect to receive part of their award in stock options.  The figures in the two previous tables include options granted under CAP.  Unearned compensation expense associated with the stock grants represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period.

In 2003, special equity awards were issued to certain employees in the Corporate and Investment Banking and Citigroup International businesses.  The awards are not discounted and vest over a three-year term beginning on July 12, 2003, with one-sixth of the award vesting every six months.  Until the shares vest, a recipient may not transfer the shares.  After they vest, the shares become freely transferable (subject to the stock ownership commitment).

From the date of award, the recipient of a restricted stock award can direct the vote on the shares and receive regular dividends.  Recipients of deferred stock awards receive dividend equivalents and cannot vote.

During 2004 and 2003, Citigroup granted restricted or deferred shares under the Citigroup Ownership Program (COP) to eligible employees.  This program replaces the WealthBuilder, CitiBuilder, and Citigroup Ownership stock option programs.  Employees are issued either restricted or deferred shares of Citigroup common stock that vest after three years, during which time the stock cannot be sold or transferred by the participant.  Unearned compensation expense associated with the stock grants represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period.

Information with respect to stock awards is as follows:

	2004	2003	2002
Shares awarded	38,662,598	57,559,301	37,730,860
Weighted average fair market value per share	$38.65	$34.07	$41.82
After-tax compensation cost charged to earnings (in millions of dollars)	$922	$903	$766

Stock Purchase Program

The Citigroup 2003 Stock Purchase Program, which is administered under the Citigroup 2000 Stock Purchase Plan, as amended, allows eligible employees of Citigroup to enter into fixed subscription agreements to purchase shares in the future at the lesser of the offering price on the first day of the offering period or the closing price at the end of the offering period.  For the June 15, 2003 offering only, subject to certain limits, enrolled employees are permitted to make one purchase prior to the expiration date.  The purchase price of the shares is paid with accumulated payroll deductions plus interest.  Shares of Citigroup’s common stock delivered under the Citigroup 2003 Stock Purchase Program may be sourced from authorized and unissued or treasury shares.  The offering under the Citigroup 2003 Stock Purchase Program was made on June 15, 2003.  In June 2004, an additional offering was made to new employees.  The program ends in July 2005.  The original offering under the Citigroup Stock Purchase Program was in August 2000.  Under this offering, eligible employees of Citigroup were able to enter into fixed subscription agreements to purchase shares in the future at the market value on the date of the agreements.  In 2001, three additional offerings were made to new employees in April, August, and November 2001.  In March 2002, an additional offering was made to new employees.

Following is the share price under both Stock Purchase Programs.  The fixed price for the June 2003 offering was $44.10.  The fixed price for the June 2004 offering was $46.74.  The fixed price for the 2000 program in August 2000 was $49.36 per share.  The fixed prices for the offerings made in April, August, and November 2001 were $41.95, $46.83 and $42.45, respectively.  The fixed price for the offering made in March 2002 was $42.20.

	2004	2003	2002
Outstanding subscribed shares at beginning of year	8,336,245	—	22,796,355
Subscriptions entered into	495,144	8,784,380	363,970
Shares purchased	(365,591)	(65)	(19,794)
Canceled or terminated (1)	(1,353,120)	(448,070)	(23,140,531)
Outstanding subscribed shares at end of year	7,112,678	8,336,245	—

(1)   2002 activity represents shares canceled or expired due to the grant price exceeding the market price.

Pro Forma Impact of SFAS 123

Prior to January 1, 2003, Citigroup applied APB 25 in accounting for its stock-based compensation plans. Under APB 25, there is generally no charge to earnings for employee stock option awards because the options granted under these plans have an exercise price equal to the market value of the underlying common stock on the grant date.  Alternatively, SFAS 123 allows companies to recognize compensation expense over the related service period based on the grant-date fair value of the stock award.  Refer to Note 1 for a further description of these accounting standards and a presentation of the effect on net income and earnings per share had the Company applied SFAS 123 in accounting for all of the Company’s stock option plans.  The pro forma adjustments in that table relate to stock options granted from 1995 through 2002, for which a fair value on the date of grant was determined using a Black-Scholes option pricing model.  In accordance with SFAS 123, no effect has been given to options granted prior to 1995.   The fair values of stock-based awards are based on assumptions that were determined at the grant date.

Fair Value Assumptions

SFAS 123 requires that reload options be treated as separate grants from the related original grants.  Pursuant to the terms of currently outstanding reloadable options, upon exercise of an option, employees use previously owned shares to pay the exercise price and surrender shares otherwise to be received for related tax withholding, and receive a reload option covering the same number of shares used for such purposes.  Reload options vest at the end of a six-month period and carry the same expiration date on the option that gave rise to the reload grant.  Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of the Company’s long-standing policy of encouraging increased employee stock ownership. The result of this program is that employees generally will exercise options as soon as they are able and, therefore, these options have shorter expected lives. Shorter option lives result in lower valuations.  However, such values are expensed more quickly due to the shorter vesting period of reload options. In addition, since reload options are treated as separate grants, the existence of the reload feature results in a greater number of options being valued.

Shares received through option exercises under the reload program, as well as certain other options granted, are subject to restrictions on sale. Discounts have been applied to the fair value of options granted to reflect these sale restrictions.

Additional valuation and related assumption information for Citigroup option plans, including the Citigroup 2003 Stock Purchase Program, is presented below.  For 2004, Citigroup utilized a binomial model to value stock options.  For 2003 and prior grants, the Black-Scholes valuation model was utilized.

For Options Granted During	2004	2003	2002
Weighted average fair value
Option	$6.82	$6.92	$9.47
Weighted average expected life
Original grants	4.54 years	3.45 years	3.5 years
Reload grants	3.28 years	2 years	2 years
Stock Purchase Program grants	1.07 years	2.1 years	—
Valuation assumptions
Expected volatility	25.98%	37.74%	37.19%
Risk-free interest rate	2.84%	2.00%	3.86%
Expected annual dividends per share			$0.92
For grants before July 14, 2003		$0.92
For grants on or after July 14, 2003		$1.54
Expected dividend yield	2.96%
Expected annual forfeitures
Original and reload grants	7%	7%	7%
Stock Purchase Program grants	10%	10%	—

23.  Retirement Benefits

The Company has several non-contributory defined benefit pension plans covering substantially all U.S. employees and has various defined benefit pension and termination indemnity plans covering employees outside the United States.  The U.S. defined benefit plan provides benefits under a cash balance formula.  Employees satisfying certain age and service requirements remain covered by a prior final pay formula.  The Company also offers postretirement health care and life insurance benefits to certain eligible U.S. retired employees, as well as to certain eligible employees outside the United States.  The following tables summarize the components of net benefit expense recognized in the Consolidated Statement of Income and the funded status and amounts recognized in the Consolidated Balance Sheet for the Company’s U.S. qualified plans and significant plans outside the United States.  The Company uses a December 31 measurement date for the U.S. plans as well as the plans outside the United States.

Net (Benefit) Expense

	Pension Plans						Postretirement Benefit Plans (2)
	U.S. Plans (1)			Plans Outside U.S.			U.S. Plans
In millions of dollars	2004	2003	2002	2004	2003	2002	2004	2003	2002
Benefits earned during the year	$241	$208	$261	$147	$118	$116	$2	$3	$5
Interest cost on benefit obligation	581	548	528	222	190	185	66	72	73
Expected return on plan assets	(750)	(700)	(783)	(251)	(209)	(188)	(16)	(18)	(21)
Amortization of unrecognized:
Net transition obligation	—	—	—	3	5	5	—	—	—
Prior service cost	(25)	(25)	(29)	—	—	—	(4)	(4)	(4)
Net actuarial loss (gain)	105	24	—	60	48	15	8	8	(1)
Curtailment (gain) loss	—	—	—	4	6	—	—	—	—
Net (benefit) expense	$152	$55	$(23)	$185	$158	$133	$56	$61	$52

(1)   The U.S. plans exclude nonqualified pension plans, for which the net expense was $44 million in 2004, $46 million in 2003, and $47 million in 2002.

(2)   For plans outside the U.S., net postretirement benefit expense was $19 million in 2004, $36 million in 2003, and $53 million in 2002.

Prepaid Benefit Cost (Benefit Liability)

	Pension Plans				Postretirement Benefit Plans (2)
	U.S. Plans (1)		Plans Outside U.S.		U.S. Plans
In millions of dollars at year end	2004	2003	2004	2003	2004	2003
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$9,032	$7,742	$3,513	$2,772	$1,184	$1,108
Benefits earned during the year	241	208	147	118	2	3
Interest cost on benefit obligation	581	548	222	190	66	72
Plan amendments	—	—	12	1	—	(1)
Actuarial (gain) loss	845	936	381	382	16	93
Benefits paid	(455)	(412)	(200)	(191)	(96)	(85)
Acquisitions	5	10	90	39	—	(6)
Divestitures	—	—	(1)	(5)	—	—
Settlements	—	—	(14)	(37)	—	—
Curtailment	—	—	(4)	(6)	—	—
Foreign exchange impact	—	—	235	250	—	—
Projected benefit obligation at year end	$10,249	$9,032	$4,381	$3,513	$1,172	$1,184
Change in plan assets
Plan assets at fair value at beginning of year	$9,427	$7,551	$3,237	$2,543	$210	$192
Actual return on plan assets	986	1,776	357	390	22	48
Company contributions	418	512	524	279	57	55
Employee contributions	—	—	8	5	—	—
Acquisitions	3	—	59	23	—	—
Divestitures	—	—	(1)	(5)	—	—
Settlements	—	—	(9)	(33)	—	—
Benefits paid	(455)	(412)	(200)	(191)	(96)	(85)
Foreign exchange impact	—	—	215	226	—	—
Plan assets at fair value at year end	$10,379	$9,427	$4,190	$3,237	$193	$210
Reconciliation of prepaid (accrued) benefit cost and total amount recognized
Funded status of the plan	$130	$395	$(191)	$(276)	$(979)	$(974)
Unrecognized:
Net transition obligation	—	—	14	17	—	—
Prior service cost	(133)	(158)	1,102	5	(26)	(29)
Net actuarial loss	2,512	2,009	17	816	195	191
Net amount recognized	$2,509	$2,246	$942	$562	$(810)	$(812)
Amounts recognized on the balance sheet consist of
Prepaid benefit cost	$2,509	$2,246	$901	$644	$—	$—
Accrued benefit liability	—	—	(58)	(185)	(810)	(812)
Intangible asset	—	—	99	103	—	—
Net amount recognized	$2,509	$2,246	$942	$562	$(810)	$(812)
Accumulated benefit obligation at year end	$10,026	$8,837	$3,924	$3,148	$1,172	$1,184

(1)   The U.S. plans exclude nonqualified pension plans, for which the projected benefit obligation was $625 million and $600 million, and the aggregate accumulated benefit obligation was $599 million and $566 million at December 31, 2004 and 2003, respectively.

(2)   For plans outside the U.S., the accumulated postretirement benefit obligation was $536 million and $521 million, and the fair value of plan assets was $393 million and $224 million at December 31, 2004 and 2003, respectively.  The accumulated postretirement benefit obligation exceeded plan assets for the plans outside the U.S. at December 31, 2004 and 2003.

At the end of 2004 and 2003 for both qualified and non-qualified, funded and unfunded plans, the aggregate projected benefit obligation (PBO), aggregate accumulated benefit obligation (ABO), and aggregate fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with accumulated benefit obligation in excess of plan assets, were as follows:

	PBO Exceeds Fair Value of Plan Assets				ABO Exceeds Fair Value of Plan Assets
	U.S. Plans		Plans Outside U.S.		U.S. Plans		Plans Outside U.S.
In millions of dollars at year end	2004	2003	2004	2003	2004	2003	2004	2003
Projected benefit obligation	$625	$600	$2,255	$3,106	$625	$600	$772	$701
Accumulated benefit obligation	599	566	1,973	2,791	599	566	671	636
Fair value of plan assets	—	—	1,890	2,749	—	—	494	482

Combined plan assets for the U.S. and non-U.S. pension plans, excluding U.S. non-qualified plans, exceeded the accumulated benefit obligations by $619 million and $679 million at December 31, 2004 and December 31, 2003, respectively.

Assumptions

The discount rate and future rate of compensation assumptions used in determining pension and postretirement benefit obligations and net benefit expense for the Company’s plans are shown in the following table:

At year end	2004	2003
Discount rate
U.S. plans: (1)
Pension	5.75%	6.25%
Postretirement	5.50%	6.25%
Plans outside the U.S. (2)
Range	2.0% to 10.0%	2.0% to 10.0%
Weighted average	5.3%	5.4%
Future compensation increase rate
U.S. Plans (1) (3)	4.0%	4.0%
Plans outside the U.S. (2)
Range	1.5% to 9.0%	1.5% to 8.0%
Weighted average	2.9%	2.6%

During the current year	2004	2003
Discount rate
U.S. plans (1)	6.25%	6.75%
Plans outside the U.S. (2)
Range	2.0% to 10.0%	2.25% to 12.0%
Weighted average	5.4%	5.6%
Future compensation increase rate
U.S. Plans (1) (3)	4.0%	4.0%
Plans outside the U.S. (2)
Range	1.5% to 8.0%	1.5% to 10.0%
Weighted average	2.6%	2.3%

(1)          Weighted average rates for the U.S. plans equals the stated rates.

(2)          Excluding highly inflationary countries.

(3)          Future compensation increase rate for small groups of grandfathered employees is 3.0% or 6.0%.

Assumed health care cost trend rates were as follows:

	2004	2003
Health care cost increase rate
U.S. plans
Following year	10.0%	10.0%
Decreasing to the year 2010	5.0%	—
Decreasing to the year 2009	—	5.0%

A one percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage-Point Increase		One Percentage-Point Decrease
In millions of dollars	2004	2003	2004	2003
Effect on benefits earned and interest cost for U.S. plans	$2	$3	$(2)	$(2)
Effect on accumulated postretirement benefit obligation for U.S. Plans	43	42	(38)	(37)

Plan Assets

Citigroup determines its assumptions for the expected rate of return on plan assets for its U.S. plans using a “building block” approach, which focuses on ranges of anticipated rates of return for each asset class.  A weighted range of nominal rates is then determined based on target allocations for each asset class.  Citigroup considers the expected rate of return to be a longer-term assessment of return expectations and does not anticipate changing this assumption annually unless there are significant changes in economic conditions.  A similar approach has been taken in selecting the expected rates of return for Citigroup’s foreign plans.  The expected rate of return for each plan is based upon its expected asset allocation.  Market performance over a number of earlier years is evaluated covering a wide range of economic conditions to determine whether there are sound reasons for projecting forward any past trends.

The expected long-term rates of return on assets used in determining the Company’s pension expense and postretirement expense are shown below:

	2004	2003
Rate of return on assets
U.S. plans (1)	8.0%	8.0%
Plans outside the U.S.:
Range	3.25% to 10.0%	3.25% to 10.5%
Weighted average	6.5%	6.6%

(1)          Weighted average rates for the U.S. plans equals the stated rates.

Citigroup’s pension and postretirement plan asset allocation for the U.S. plans at the end of 2004 and 2003, and the target allocation for 2005 by asset category based on asset fair values are as follows:

	Target Asset Allocation	U.S. Pension Assets at December 31		U.S. Postretirement Assets at December 31
Asset Category	2005	2004	2003	2004	2003
Equity securities	40.0% to 60.0%	47.0%	54.0%	51.0%	61.0%
Debt securities	10.0% to 30.0%	29.0%	26.0%	21.0%	15.0%
Real estate	5.0% to 10.0%	5.0%	5.0%	6.0%	6.0%
Other investments	15.0% to 30.0%	19.0%	15.0%	22.0%	18.0%
Total		100%	100%	100%	100%

Equity securities in the U.S. pension plans include Citigroup common stock with a fair value of $123 million or 1.2% of plan assets and $608 million or 6.45% of plan assets at the end of 2004 and 2003, respectively.  The Citigroup Pension Plan sold approximately $500 million of Citigroup common stock in 2004.

Affiliated and third-party investment managers manage Citigroup’s pension plan assets.  Assets are rebalanced as the Company deems appropriate.  Citigroup’s investment strategy with respect to its pension assets is to maintain a globally diversified investment portfolio across several asset classes targeting an annual rate of return of 8%, while ensuring that the accumulated benefit obligation is fully funded.

Citigroup’s pension and postretirement plans’ weighted average asset allocations for the non-U.S. plans and the actual ranges at the end of 2004, and 2003, and the weighted average target allocations for 2005 by asset category based on asset fair values are as follows:

Asset Categories	Weighted Average Target Asset Allocation	Actual Range at December 31		Non-U.S. Pension Assets Weighted Average at December 31
	2005	2004	2003	2004	2003
Equity securities	58.6%	0.0% to 77.8%	0.0% to 91.4%	55.1%	52.8%
Debt securities	32.3%	0.0% to 97.0%	0.0% to 100.0%	28.3%	24.5%
Real estate	0.3%	0.0% to 18.4%	0.0% to 24.0%	0.3%	0.2%
Other investments	8.8%	0.0% to 100.0%	0.0% to 77.7%	16.3%	22.5%
Total	100%			100%	100%

	Weighted Average Target Asset Allocation	Actual Range at December 31		Non-U.S. Postretirement Plans Weighted Average at December 31
Asset Categories	2005	2004	2003	2004	2003
Equity securities	50.0%	17.5% to 49.3%	0.0% to 50.0%	49.3%	50.0%
Debt securities	32.5%	28.0% to 82.5%	35.0% to 100.0%	28.0%	35.0%
Real estate	—	—	—	—	—
Other investments	17.5%	0.0% to 22.7%	0.0% to 15.0%	22.7%	15.0%
Total	100%			100%	100%

Citigroup’s global pension and postretirement funds’ investment strategies are to invest in a prudent manner for the exclusive purpose of providing benefits to participants.  The investment strategies are targeted to produce a total return that, when combined with Citigroup’s contributions to the funds, will maintain the funds’ ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities, fixed income securities and cash.  The target asset allocation in most locations is 50% equities and 50% debt securities.  These allocations may vary by geographic region and country depending on the nature of applicable obligations and various other regional considerations.  The wide variation in the actual range of plan asset allocations for the funded non-U.S. plans is a result of differing local economic conditions.  For example, in certain countries local law requires that all pension plan assets must be invested in fixed income investments, or in government funds, or in local country securities.

Contributions

Citigroup’s pension funding policy for U.S. plans and non-U.S. plans is generally to fund to the amounts of accumulated benefit obligations, subject to applicable minimum funding requirements.  For the U.S. plans, the Company may increase its contributions above the minimum required contribution under ERISA, if appropriate, to its tax and cash position and the plan’s funded position.  At December 31, 2004, there were no minimum required contributions, and no discretionary or non-cash contributions are currently planned.  However, the Company contributed $400 million to the U.S. pension plan to avoid an additional minimum liability at year end.  For the non-U.S. plans, actual contributions increased by $395 million over previously estimated amounts, primarily to avoid an additional minimum liability, as well as to satisfy regulatory funding requirements in certain countries.  Discretionary contributions in 2005 are anticipated to be approximately $173 million.  For 2005 for the post-retirement benefit plans, there are no expected or required contributions to the U.S. plans and estimated contributions of $72 million are expected for the non-U.S. plans.  These estimates are subject to change, since contribution decisions are affected by various factors, such as market performance, regulatory requirements, and management’s ability to change funding policy.

Estimated Future Benefit Payments

The Company expects to pay the following estimated benefit payments in future years:

	U.S. Plans	Plans Outside U.S.
In millions of dollars	Pension Benefits	Pension Benefits	Postretirement Benefits
2005	$525	$199	$25
2006	548	212	26
2007	573	222	28
2008	600	229	29
2009	628	226	31
2010-2014	3,649	1,334	186

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company believes that benefits provided to certain participants will be at least actuarially equivalent to Medicare Part D, and accordingly, the Company will be entitled to a subsidy.

The Company adopted FSP FAS 106-2 retroactive to the beginning of 2004. The expected subsidy reduced the accumulated postretirement benefit obligation (APBO) as of January 1, 2004 by $100 million, and the net periodic expense for 2004 by $11 million.   The following table shows the estimated future benefit payments without the effect of the subsidy and the amounts of the expected subsidy in future years.

	Expected U.S. Postretirement Benefit Payments
In millions of dollars	Before Medicare Part D Subsidy	After Medicare Part D Subsidy
2005	$102	N/A
2006	105	$10
2007	106	10
2008	106	10
2009	105	11
2010 –2014	485	50

Citigroup 401(k)

Under the Citigroup 401(k) plan, eligible employees receive matching contributions of up to 3% of compensation, subject to an annual maximum of $1,500, invested in the Citigroup common stock fund.  The pretax expense associated with this plan amounted to approximately $69 million in 2004, $65 million in 2003, and $57 million in 2002.

24.   Derivatives and Other Activities

Citigroup enters into derivative and foreign exchange futures, forwards, options and swaps, which enable customers to transfer, modify or reduce their interest rate, foreign exchange and other market risks, and also trades these products for its own account. In addition, Citigroup uses derivatives and other instruments, primarily interest rate products, as an end-user in connection with its risk management activities. Derivatives are used to manage interest rate risk relating to specific groups of on-balance sheet assets and liabilities, including investments, corporate, commercial and consumer loans, deposit liabilities, long-term debt and other interest-sensitive assets and liabilities, as well as credit card securitizations, redemptions and sales. In addition, foreign exchange contracts are used to hedge non-U.S. dollar denominated debt, net capital exposures and foreign exchange transactions.

A derivative must be highly effective in accomplishing the hedge objective of offsetting either changes in the fair value or cash flows of the hedged item for the risk being hedged.  Any ineffectiveness present in the hedge relationship is recognized in current earnings.  The assessment of effectiveness excludes the changes in the value of the hedged item that are unrelated to the risks being hedged.  Similarly, the assessment of effectiveness may exclude changes in the fair value of a derivative related to time value that, if excluded, are recognized in current earnings.

The following table summarizes certain information related to the Company’s hedging activities for the years ended December 31, 2004, 2003, and 2002:

In millions of dollars	2004	2003 (1)	2002 (1)
Fair value hedges
Hedge ineffectiveness recognized in earnings	$(100)	$96	$698
Net gain (loss) excluded from assessment of effectiveness (2)	509	(90)	(252)
Cash flow hedges
Hedge ineffectiveness recognized in earnings	10	(21)	(56)
Net gain excluded from assessment of effectiveness (2)	8	10	1
Net investment hedges
Net gain (loss) included in foreign currency translation adjustment within accumulated other changes in equity from nonowner sources	$(1,159)	$(2,291)	$(1,435)

(1)          Reclassified to conform to the current period’s presentation.

(2)          Represents the portion of derivative gain (loss).

For cash flow hedges, any changes in the fair value of the end-user derivative remain in accumulated other changes in equity from nonowner sources on the Consolidated Balance Sheet and are generally included in earnings of future periods when earnings are also affected by the variability of the hedged cash flow.  The net gains associated with cash flow hedges expected to be reclassified from accumulated other changes in equity from nonowner sources within 12 months of December 31, 2004 are $262 million.

The accumulated other changes in equity from nonowner sources from cash flow hedges for 2004, 2003, and 2002 can be summarized as follows (after-tax):

In millions of dollars	2004	2003	2002
Beginning balance	$751	$1,242	$168
Net gain (loss) from cash flow hedges	(251)	237	1,591
Net amounts reclassified to earnings	(327)	(728)	(517)
Ending balance	$173	$751	$1,242

The Company enters into various types of derivative transactions in the course of its trading and non-trading activities.  Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery. Swap contracts are commitments to settle in cash at a future date or dates which may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time, a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices.

Citigroup also sells various financial instruments that have not been purchased (short sales).  In order to sell securities short, the securities are borrowed or received as collateral in conjunction with short-term financing agreements and, at a later date, must be delivered (i.e., replaced) with like or substantially the same financial instruments or commodities to the parties from which they were originally borrowed.

Derivatives and short sales may expose Citigroup to market risk or credit risk in excess of the amounts recorded on the Consolidated Balance Sheet.  Market risk on a derivative, short sale or foreign exchange product is the exposure created by potential fluctuations in interest rates, foreign exchange rates and other values, and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction where the value of collateral held, if any, was not adequate to cover such losses. The recognition in earnings of unrealized gains on these transactions is subject to management’s assessment as to collectibility.  Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted in times of high volatility and financial stress at a reasonable cost.

25.       Concentrations of Credit Risk

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup’s total credit exposure.  Although Citigroup’s portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivatives, and foreign exchange businesses.

In connection with the Company’s efforts to maintain a diversified portfolio, the Company limits its exposure to any one geographic region, country or individual creditor and monitors this exposure on a continuous basis. At December 31, 2004, Citigroup’s most significant concentration of credit risk was with the U.S. Government and its agencies.  The Company’s exposure, which primarily results from trading assets and investment securities positions in instruments issued by the U.S. Government and its agencies, including its sponsored agencies, amounted to $88.1 billion and $112.7 billion at December 31, 2004 and 2003, respectively.  After the U.S. Government, the next largest exposure the Company has is to the Mexican Government and its agencies, which are rated investment grade by both Moody’s and S&P.  The Company’s exposure amounted to $23.8 billion and $21.9 billion at December 31, 2004 and 2003, respectively, and is composed of investment securities, loans, and trading assets.

26.                               Fair Value of Financial Instruments

Estimated Fair Value of Financial Instruments

The table on the following page presents the carrying value and fair value of Citigroup’s financial instruments, as defined in accordance with applicable requirements.  Accordingly, as required, the disclosures exclude leases, affiliate investments, and pension and benefit obligations, and insurance policy claims reserves.  In addition, contractholder funds amounts exclude certain insurance contracts.  Also as required, the disclosures exclude the effect of taxes, any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, excess fair value associated with deposits with no fixed maturity and other expenses that would be incurred in a market transaction. In addition, the table excludes the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of Citigroup’s financial position and the value of its net assets.

The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments, as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization.  Quoted market prices are used for most investments and for both trading and end-user derivatives, as well as for liabilities, such as long-term debt, with quoted prices.  For performing loans, contractual cash flows are discounted at quoted secondary market rates or estimated market rates if available.  Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used.  For loans with doubt as to collectibility, expected cash flows are discounted using an appropriate rate considering the time of collection and the premium for the uncertainty of the flows.  The value of collateral is also considered. For liabilities such as long-term debt without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

	2004		2003
In billions of dollars at year end	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets
Investments	$213.2	$213.2	$182.9	$182.9
Federal funds sold and securities borrowed or purchased under agreements to resell	200.7	200.7	172.2	172.2
Trading account assets	280.2	280.2	235.3	235.3
Loans (1)	525.5	549.5	449.8	469.8
Other financial assets (2)	162.9	163.0	133.1	133.1
Liabilities
Deposits	562.1	561.9	474.0	474.0
Federal funds purchased and securities loaned or sold under agreements to repurchase	209.6	209.6	181.2	181.2
Trading account liabilities	135.5	135.5	121.9	121.9
Contractholder funds
with defined maturities	15.2	15.6	13.5	13.7
without defined maturities	14.4	14.1	13.1	12.8
Long-term debt	207.9	209.5	162.7	164.6
Mandatorily redeemable securities of subsidiary trusts (3)	—	—	6.1	6.4
Other financial liabilities (4)	167.0	167.0	147.3	147.3

(1)          The carrying value of loans is net of the allowance for credit losses and also excludes $12.0 billion and $15.6 billion of lease finance receivables in 2004 and 2003, respectively.

(2)          Includes cash and due from banks, deposits at interest with banks, brokerage receivables, reinsurance recoverables and separate and variable accounts for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in other assets on the Consolidated Balance Sheet.

(3)          Trust preferred securities were deconsolidated during the 2004 first quarter in accordance with FIN 46-R with the resulting liabilities to the trust companies included as a component of long-term debt.  At December 31, 2004, the carrying value was $6.1 billion and the fair value was $6.4.  See Note 13 to the Consolidated Financial Statements.

(4)          Includes brokerage payables, separate and variable accounts, investment banking and brokerage borrowings, short-term borrowings, for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in other liabilities on the Consolidated Balance Sheet.

Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value, and as existing assets and liabilities run off and new transactions are entered into.

The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The estimated fair values of Citigroup’s loans, in the aggregate, exceeded in carrying values (reduced by the allowance for credit losses) by $24.0 billion in 2004 and $20.0 billion in 2003.  Within these totals, estimated fair values exceeded carrying values for consumer loans net of the allowance by $16.5 billion, an increase of $0.2 billion from 2003, and for corporate loans net of the allowance by $7.5 billion, which was an increase of $3.8 billion from 2003.  The excess of the estimated fair value of loans over their carrying value reflects the decline in market interest rates since many of the loans were issued.

27.                               Pledged Assets, Collateral, Commitments and Guarantees

Pledged Assets

At December 31, 2004 and 2003, the approximate market values of securities sold under agreements to repurchase and other assets pledged, excluding the impact of FIN 39 and FIN 41, were as follows:

In millions of dollars	2004	2003
For securities sold under agreements to repurchase	$278,448	$253,728
As collateral for securities borrowed of approximately equivalent value	69,947	63,343
As collateral on bank loans	41,567	30,801
To clearing organizations or segregated under securities laws and regulations	34,549	31,165
For securities loaned	39,606	28,597
Other	48,410	45,692
Total	$512,527	$453,326

In addition, included in cash and due from banks at December 31, 2004 and 2003 is $4.1 billion and $2.8 billion, respectively, of cash segregated under federal and other brokerage regulations or deposited with clearing organizations.

At December 31, 2004 and 2003, $10.7 billion and $13.8 billion, respectively, of consumer loans were pledged as collateral in financing transactions.

At December 31, 2004 and 2003, the Company had $1.6 billion and $1.1 billion, respectively, of outstanding letters of credit from third-party banks to satisfy various collateral and margin requirements.

Collateral

At December 31, 2004 and 2003, the approximate market value of collateral received by the Company that may be sold or repledged by the Company, excluding amounts netted in accordance with FIN 39 and FIN 41, was $366.4 billion and $329.8 billion, respectively.  This collateral was received in connection with resale agreements, securities borrowings and loans, derivative transactions, and margined broker loans.

At December 31, 2004 and 2003, a substantial portion of the collateral received by the Company had been sold or repledged in connection with repurchase agreements; securities sold, not yet purchased; securities borrowings and loans; pledges to clearing organizations; segregation requirements under securities laws and regulations; derivative transactions, and bank loans.

In addition, at December 31, 2004 and 2003, the Company had pledged $121 billion and $102.5 billion, respectively, of collateral that may not be sold or repledged by the secured parties.

Lease Commitments

Rental expense (principally for offices and computer equipment) was $1.7 billion, $1.7 billion, and $1.5 billion for the years ended December 31, 2004, 2003, and 2002, respectively.

Future minimum annual rentals under noncancelable leases, net of sublease income, are as follows:

In millions of dollars
2005	$1,297
2006	988
2007	861
2008	743
2009	626
Thereafter	2,967
Total	$7,482

Loan Commitments

In millions of dollars at year end	2004	2003
One- to four-family residential mortgages	$4,559	$3,599
Revolving open-end loans secured by one- to four-family residential properties	15,705	14,007
Commercial real estate, construction and land development	2,084	1,382
Credit card lines (1)	776,281	739,162
Commercial and other consumer loan commitments (2)	256,670	210,751
Total	$1,055,299	$968,901

(1)          Credit card lines are unconditionally cancelable by the issuer.

(2)          Includes commercial commitments to make or purchase loans, to purchase third-party receivables, and to provide note issuance or revolving underwriting facilities. Amounts include $131 billion and $119 billion with original maturity of less than one year at December 31, 2004 and 2003, respectively.

The majority of unused commitments are contingent upon customers maintaining specific credit standards.  Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees.  Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period.  The table does not include unfunded commercial letters of credit issued on behalf of customers and collateralized by the underlying shipment of goods which totaled $5.8 billion and $4.4 billion at December 31, 2004 and 2003, respectively.

Obligations under Guarantees

The Company provides a variety of guarantees and indemnifications to Citigroup customers to enhance their credit standing and enable them to complete a wide variety of business transactions.  The following table summarizes at December 31, 2004 and 2003 all of the Company’s guarantees and indemnifications, where Management believes the guarantees and indemnifications are related to an asset, liability, or equity security of the guaranteed parties at the inception of the contract.  The maximum potential amount of future payments represents the notional amounts that could be lost under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or from collateral held or pledged.  Such amounts bear no relationship to the anticipated losses on these guarantees and indemnifications and greatly exceed anticipated losses.

The following tables present information about the Company’s guarantees at December 31, 2004 and 2003:

In billions of dollars at December 31, except carrying value in millions	Maximum Potential amount of Future Payments
	Expire Within 1 Year	Expire After 1 Year	Total Amount Outstanding	Carrying Value (in millions)

2004:
Financial standby letters of credit	$34.4	$11.4	$45.8	$199.4
Performance guarantees	5.0	4.1	9.1	16.4
Derivative instruments	23.8	291.3	315.1	15,129.0
Guarantees of collection of contractual cash flows (1)	—	0.2	0.2	—
Loans sold with recourse	—	1.2	1.2	42.6
Securities lending indemnifications (1)	60.5	—	60.5	—
Credit card merchant processing (1)	29.7	—	29.7	—
Custody indemnifications (1)	—	18.8	18.8	—
Total	$153.4	$327.0	$480.4	$15,387.4

2003:
Financial standby letters of credit	$18.4	$18.0	$36.4	$147.7
Performance guarantees	4.9	3.2	8.1	10.2
Derivative instruments	21.4	103.8	125.2	12,923.2
Guarantees of collection of contractual cash flows (1)	—	0.1	0.1	—
Loans sold with recourse	—	1.9	1.9	28.6
Securities lending indemnifications (1)	55.5	—	55.5	—
Credit card merchant processing (1)	22.6	—	22.6	—
Custody indemnifications (1)	—	18.0	18.0	—
Total	$122.8	$145.0	$267.8	$13,109.7

(1)          The carrying values of guarantee of collection of contractual cash flow, securities lending indemnifications, credit card merchant processing, and custody indemnifications are not material as the Company has determined that the amount and probability of potential liabilities arising from these guarantees are not significant and the carrying amount of the Company’s obligations under these guarantees is immaterial.

Financial standby letters of credit include guarantees of payment of insurance premiums and reinsurance risks that support industrial revenue bond underwriting and settlement of payment obligations in clearing houses, and that support options and purchases of securities or in lieu of escrow deposit accounts.  Financial standbys also backstop loans, credit facilities, promissory notes and trade acceptances.  Performance guarantees and letters of credit are issued to guarantee a customer’s tender bid on a construction or systems installation project or to guarantee completion of such projects in accordance with contract terms.  They are also issued to support a customer’s obligation to supply specified products, commodities, or maintenance or warranty services to a third party.  Derivative instruments include credit default swaps, total return swaps, written foreign exchange options, written put options, and written equity warrants.  Guarantees of collection of contractual cash flows protect investors in credit card receivables securitization trusts from loss of interest relating to insufficient collections on the underlying receivables in the trusts.  Loans sold with recourse represent the Company’s obligations to reimburse the buyers for loan losses under certain circumstances.  Securities lending indemnifications are issued to guarantee that a securities lending customer will be made whole in the event that the security borrower does not return the security subject to the lending agreement and collateral held is insufficient to cover the market value of the security.  Credit card merchant processing guarantees represent  the Company’s obligations in connection with the processing of credit card transactions on behalf of merchants. Custody indemnifications are issued to guarantee that custody clients will be made whole in the event that a third-party subcustodian fails to safeguard clients’ assets.

At December 31, 2004 and 2003, the Company’s maximum potential amount of future payments under these guarantees was approximately $480.4 billion and $267.8 billion, respectively.  For this purpose, the maximum potential amount of future payments is considered to be the notional amounts of letters of credit, guarantees, written credit default swaps, written total return swaps, indemnifications, and recourse provisions of loans sold with recourse; and the fair values of foreign exchange options and other written put options, warrants, caps and floors.

Citigroup’s primary credit card business is the issuance of credit cards to individuals. The Company also provides processing services to various merchants, processing credit card transactions on their behalf and managing the merchant’s cash flow related to their credit card activity.  In connection with these services, a contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor and generally extends between three and six months after the date the transaction is processed or the receipt of the product or service, depending on industry practice or statutory requirements.  In this situation, the transaction is “charged back” to the merchant and the disputed amount is credited or otherwise refunded to the cardholder. If the Company is unable to collect this amount from the merchant, it bears the loss for the amount of the refund paid to the cardholder. The risk of loss is mitigated as the cash flows between the Company and the merchant are settled on a net basis and the Company has the right to offset any payments with cash flows otherwise due to the merchant. To further mitigate this risk, Citigroup may require the merchant to make an escrow deposit, delay settlement, include event triggers to provide the Company with more financial and operational control in the event of the financial deterioration of the merchant, or require various credit enhancements (including letters of credit and bank guarantees).  At December 31, 2004 and 2003, respectively, the Company held as collateral approximately $6 million and $26 million, respectively, of merchant escrow deposits and also had $68 million and $109 million, respectively, payable to merchants, which the Company has the right to set off against amounts due from the individual merchants.

The Company’s maximum potential liability for this contingent merchant processing liability is estimated to be the total volume of credit card transactions that meet the associations’ requirements to be valid chargeback transactions at any given time. At December 31, 2004 and 2003, this maximum potential exposure was estimated to be $29.7 billion and $22.6 billion, respectively.  However, the Company believes that the maximum exposure is not representative of the actual potential loss exposure, based on the Company’s historical experience.  In most cases, this contingent liability is unlikely to arise, as most products and services are delivered when purchased and amounts are refunded when items are returned to merchants.  The Company assesses the probability and amount of its liability related to merchant processing based on the extent and nature of unresolved chargebacks and its historical loss experience.  At December 31, 2004, the estimated losses incurred and the carrying amount of the Company’s obligations related to merchant processing activities are immaterial.

In addition, the Company, through its credit card business, provides various cardholder protection programs on several of its card products, including programs that provide insurance coverage for rental cars, coverage for certain losses associated with purchased products, price protection for certain purchases and protection for lost luggage. These guarantees are not included in the table above since the total outstanding amount of the guarantees and the Company’s maximum exposure to loss cannot be quantified. The protection is limited to certain types of purchases and certain types of losses, and it is not possible to quantify the purchases that would qualify for these benefits at any given time. Actual losses related to these programs were not material during 2004 and 2003. The Company assesses the probability and amount of its potential liability related to these programs based on the extent and nature of its historical loss experience. At December 31, 2004 and 2003, the estimated losses incurred and the carrying value of the Company’s obligations related to these programs were immaterial.

In the normal course of business, the Company provides standard representations and warranties to counterparties in contracts in connection with numerous transactions and also provides indemnifications that protect the counterparties to the contracts in the event that additional taxes are owed due either to a change in the tax law or an adverse interpretation of the tax law.  Counterparties to these transactions provide the Company with comparable indemnifications.  While such representations, warranties and tax indemnifications are essential components of many contractual relationships, they do not represent the underlying business purpose for the transactions. The  indemnification clauses are often standard contractual terms related to the Company’s own performance under the terms of a contract and are entered into in the normal course of business based on an assessment that the risk of loss is remote.  Often these clauses are intended to ensure that terms of a contract are met at inception (for example, that loans transferred to a counterparty in a sales transaction did in fact meet the conditions specified in the contract at the transfer date). No compensation is received for these standard representations and warranties, and it is not possible to determine their fair value because they rarely, if ever, result in a payment.  In many cases, there are no stated or notional amounts included in the indemnification clauses and the contingencies potentially triggering the obligation to indemnify have not occurred and are not expected to occur.  There are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2004 or 2003, related to these indemnifications and they are not included in the table above.

In addition, the Company is a member of or shareholder in hundreds of value transfer networks (VTNs) (payment, clearing and settlement systems as well as securities exchanges) around the world.  As a condition of membership, many of these VTNs require that members stand ready to backstop the net effect on the VTNs of a member’s default on its obligations.  The Company’s potential obligations as a shareholder or member of VTN associations are excluded from the scope of FIN 45, since the shareholders and members represent subordinated classes of investors in the VTNs. Accordingly, the Company’s participation in VTNs is not reported in the table above and there are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2004 or 2003 for potential obligations that could arise from the Company’s involvement with VTN associations.

At December 31, 2004 and 2003, the carrying amounts of the liabilities related to the guarantees and indemnifications included in the table above amounted to approximately $15.4 billion and $13.1 billion.  The carrying value of derivative instruments is included in either trading liabilities or other liabilities, depending upon whether the derivative was entered into for trading or non-trading purposes.  The carrying value of financial and performance guarantees is included in other liabilities.  The carrying value of the guarantees of contractual cash flows is offset against the receivables from the credit card trusts.  For loans sold with recourse, the carrying value of the liability is included in other liabilities.  In addition, at December 31, 2004 and 2003, other liabilities includes an allowance for credit losses of $600 million for both years relating to letters of credit and unfunded lending commitments.

In addition to the collateral available in respect of the credit card merchant processing contingent liability discussed above, the Company has collateral available to reimburse potential losses on its other guarantees.  Cash collateral available to the Company to reimburse losses realized under these guarantees and indemnifications amounted to $43.3 billion and $38.3 billion at December 31, 2004 and 2003, respectively.  Securities and other marketable assets held as collateral amounted to $31.6 billion and $29.4 billion and letters of credit in favor of the Company held as collateral amounted to $635 million and $931 million at December 31, 2004 and 2003, respectively.  Other property may also be available to the Company to cover losses under certain guarantees and indemnifications; however, the value of such property has not been determined.

Loans Sold with Credit Enhancements

In billions of dollars at year end	2004	2003	Form of Credit Enhancement
Residential mortgages and other loans sold with recourse (1)	$6.0	$6.2	2004: Recourse obligation of $1.2 2003: Recourse obligation of $1.9
GNMA sales/servicing agreements (2)	34.2	21.0	Secondary recourse obligation
Securitized credit card receivables	82.3	74.8	Includes net revenue over the life of the transaction. Also includes other recourse obligations of $5.1 in 2004 and $2.8 in 2003

(1)          Residential mortgages represent 47% in 2004 and 50% of amounts in 2003.

(2)          Government National Mortgage Association sales/servicing agreements covering securitized residential mortgages.

Citigroup and its subsidiaries are obligated under various credit enhancements related to certain sales of loans or sales of participations in pools of loans, as summarized above.

Net revenue on securitized credit card receivables is collected over the life of each sale transaction. The net revenue is based upon the sum of finance charges and fees received from cardholders and interchange revenue earned on cardholder transactions, less the sum of the yield paid to investors, credit losses, transaction costs, and a contractual servicing fee, which is also retained by certain Citigroup subsidiaries as servicers. As specified in certain of the sale agreements, the net revenue collected each month is accumulated up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the predetermined amount is reached, net revenue is passed directly to the Citigroup subsidiary that sold the receivables.  The amount contained in these accounts is included in other assets and was $156 million at December 31, 2004 and $90 million at December 31, 2003.  Net revenue from securitized credit card receivables included in other revenue was $3.8 billion, $3.3 billion, and $2.7 billion for the years ended December 31, 2004, 2003, and 2002, respectively.

Financial Guarantees

Financial guarantees are used in various transactions to enhance the credit standing of Citigroup customers.  They represent irrevocable assurances, subject to the satisfaction of certain conditions, that Citigroup will make payment in the event that the customer fails to fulfill its obligations to third parties.

Citigroup issues financial standby letters of credit, which are obligations to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, such as assuring payments by a foreign reinsurer to a U.S. insurer, to act as a substitute for an escrow account, to provide a payment mechanism for a customer’s third-party obligations, and to assure payment of specified financial obligations of a customer.  Fees are recognized ratably over the term of the standby letter of credit.  The following table summarizes financial standby letters of credit issued by Citigroup.  The table does not include securities lending indemnifications issued to customers, which are fully collateralized and totaled $60.5 billion at December 31, 2004 and $55.5 billion at December 31, 2003, and performance standby letters of credit.

			2004	2003
In billions of dollars at year end	Expire Within 1 Year	Expire After 1 Year	Total Amount Outstanding	Total Amount Outstanding
Insurance, surety	$10.1	$2.2	$12.3	$12.8
Options, purchased securities, and escrow	0.1	—	0.1	0.3
Clean letters of credit	4.0	2.4	6.4	6.2
Other debt related	15.6	5.4	21.0	13.5
Total (1)	$29.8	$10.0	$39.8	$32.8

(1)   Total is net of cash collateral of $6.0 billion in 2004 and $3.6 billion in 2003.  Collateral other than cash covered 18% of the total in 2004 and 26% in 2003.

28.       Contingencies

As discussed in the “Legal Proceedings” discussion following these footnotes, the Company is a defendant in numerous lawsuits and other legal proceedings arising out of alleged misconduct in connection with:

(i)   underwritings for, and research coverage of, WorldCom;

(ii)  underwritings for Enron and other transactions and activities related to Enron and Dynegy;

(iii) transactions and activities related to research coverage of companies other than WorldCom; and

(iv) transactions and activities related to securities sold in initial public offerings.

During the 2004 second quarter, in connection with the settlement of the WorldCom class action, the Company reevaluated and increased its reserves for these matters.  The Company recorded a charge of $7.915 billion ($4.95 billion after-tax) relating to (i) the settlement of class action litigation brought on behalf of purchasers of WorldCom securities, and (ii) an increase in litigation reserves for the other matters described above.  Subject to the terms of the WorldCom class action settlement, and its eventual approval by the courts, the Company will make a payment of $2.575 billion, or $1.59 billion after-tax, to the WorldCom settlement class.  As of December 31, 2004, the Company’s litigation reserve for these matters, net of the amount to be paid upon final approval of the WorldCom class action settlement, was $6.64 billion on a pretax basis.

The Company believes that this reserve is adequate to meet all of its remaining exposure for these matters.  However, in view of the large number of these matters, the uncertainties of the timing and outcome of this type of litigation, the novel issues presented, and the significant amounts involved, it is possible that the ultimate costs of these matters may exceed or be below the reserve.  The Company will continue to defend itself vigorously in these cases, and seek to resolve them in the manner management believes is in the best interests of the Company.

In addition, in the ordinary course of business, Citigroup and its subsidiaries are defendants or co-defendants or parties in various litigation and regulatory matters incidental to and typical of the businesses in which they are engaged. In the opinion of the Company’s management, the ultimate resolution of these legal and regulatory proceedings would not be likely to have a material adverse effect on the consolidated financial condition of the Company but, if involving monetary liability, may be material to the Company’s operating results for any particular period.

29.     Citigroup (Parent Company Only)

Condensed Statement of Income

	Year Ended December 31
In millions of dollars	2004	2003	2002
Revenues
Interest	$2,223	$1,693	$1,456
Other	236	447	348
Total revenues	2,459	2,140	1,804
Expenses
Interest	2,022	1,459	1,660
Other	825	757	248
Total expenses	2,847	2,216	1,908
Pretax loss	(388)	(76)	(104)
Income tax benefit	290	33	53
Loss before equity in net income of subsidiaries	(98)	(43)	(51)
Equity in net income of subsidiaries	17,144	17,896	15,327
Net income	$17,046	$17,853	$15,276

Condensed Balance Sheet

	December 31
In millions of dollars	2004	2003
Assets
Cash	$28	$40
Investments	9,096	7,957
Investments in and advances to:
Bank and bank holding company subsidiaries	143,157	122,057
Other subsidiaries	44,723	36,734
Cost of acquired businesses in excess of net assets	368	368
Other	4,398	3,769
Total assets	$201,770	$170,925
Liabilities
Advances from and payables to subsidiaries	$2,783	$1,219
Commercial paper	—	381
Junior subordinated debentures, held by subsidiary trusts (1)	—	5,309
Long-term debt	87,913	64,386
Other liabilities	1,557	1,390
Redeemable preferred stock, held by subsidiary	226	226
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate liquidation value	1,125	1,125
Common stock ($.01 par value; authorized shares: 15 billion), issued shares: 2004 – 5,477,416,086 shares and 2003 – 5,477,416,254 shares	55	55
Additional paid-in capital	18,851	17,531
Retained earnings	102,154	93,483
Treasury stock, at cost: 2004 – 282,773,501 shares and 2003 – 320,466,849 shares	(10,644)	(11,524)
Accumulated other changes in equity from nonowner sources	(304)	(806)
Unearned compensation	(1,946)	(1,850)
Total stockholders’ equity	109,291	98,014
Total liabilities and stockholders’ equity	$201,770	$170,925

(1)   Trust preferred securities were deconsolidated during the 2004 first quarter in accordance with FIN 46-R with the resulting liabilities to the trust companies included as a component of long-term debt.

Condensed Statement of Cash Flows

	Year Ended December 31
In millions of dollars	2004	2003	2002
Cash flows from operating activities
Net income	$17,046	$17,853	$15,276
Adjustments to reconcile net income to cash provided by operating activities:
Equity in net income of subsidiaries	(17,144)	(17,896)	(15,327)
Dividends received from:
Bank and bank holding company subsidiaries	4,629	4,210	6,744
Other subsidiaries	2,874	1,805	5,770
Other, net	(1,443)	788	(739)
Net cash provided by operating activities	5,962	6,760	11,724

Cash flows from investing activities
Capital contributions to subsidiaries	—	—	—
Change in investments	(1,101)	(182)	(6,350)
Advances to subsidiaries, net	(13,687)	(19,532)	(4,908)
Other investing activities, net	—	200	(200)
Net cash used in investing activities	(14,788)	(19,514)	(11,458)

Cash flows from financing activities
Proceeds from (repayment of) advances from subsidiaries, net	1,332	(196)	278
Dividends paid	(8,375)	(5,773)	(3,676)
Issuance of common stock	912	686	483
Redemption of preferred stock	—	(275)	(125)
Stock tendered for payment of withholding taxes	(511)	(499)	(475)
Treasury stock acquired	(779)	(2,416)	(5,483)
Issuance of long-term debt	30,365	24,794	16,282
Issuance of (proceeds from) junior subordinated debentures	—	858	—
Payments and redemptions of long-term debt	(13,749)	(4,500)	(7,362)
Change in short-term borrowings	(381)	14	(114)
Net cash provided by (used in) financing activities	8,814	12,693	(192)
Change in cash	(12)	(61)	74
Cash at beginning of period	40	101	27
Cash at end of period	$28	$40	$101
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2,876	$1,588	$2,303
Cash received during the period for taxes	$403	$691	$308

30.  Selected Quarterly Financial Data (Unaudited)

In millions of dollars, except per share amounts	2004				2003
	Fourth	Third	Second	First	Fourth	Third	Second	First

Revenues, net of interest expense	$20,461	$19,080	$21,195	$20,282	$18,958	$18,108	$18,281	$17,498
Operating expenses	11,674	10,455	18,413	10,420	9,827	9,375	9,799	9,387
Benefits, claims, and credit losses	1,614	1,235	1,811	2,457	2,406	1,826	2,405	2,287
Income from continuing operations before income taxes and minority interest	7,173	7,390	971	7,405	6,725	6,907	6,077	5,824
Income taxes	2,044	2,258	(47)	2,312	2,066	2,125	1,894	1,889
Minority interest, after-tax	51	69	38	69	41	165	41	38
Income from continuing operations	5,078	5,063	980	5,024	4,618	4,617	4,142	3,897
Income from discontinued operations	243	245	164	249	142	74	157	206
Net income	$5,321	$5,308	$1,144	$5,273	$4,760	$4,691	$4,299	$4,103
Earnings per share (1)
Basic earnings per share
Income from continuing operations	$0.99	$0.99	$0.19	$0.98	$0.90	$0.90	$0.81	$0.76
Net income	$1.04	$1.03	$0.22	$1.03	$0.93	$0.92	$0.84	$0.80
Diluted earnings per share
Income from continuing operations	$0.97	$0.97	$0.19	$0.96	$0.88	$0.88	$0.80	$0.75
Net income	$1.02	$1.02	$0.22	$1.01	$0.91	$0.90	$0.83	$0.79
Common stock price per share
High	$48.75	$47.24	$52.29	$51.94	$49.00	$47.17	$45.56	$37.93
Low	42.56	43.19	44.86	48.11	45.56	42.92	35.60	31.42
Close	48.18	44.12	46.50	51.70	48.54	45.51	42.80	34.45
Dividends per share of common stock	$0.40	$0.40	$0.40	$0.40	$0.35	$0.35	$0.20	$0.20

(1)   Due to averaging of shares, quarterly earnings per share may not add to the totals reported for the full year.

The following is the Legal Proceedings disclosure from the Company’s 2004 Annual Report on Form 10-K:

Legal Proceedings

Enron Corp.

In April 2002, Citigroup was named as a defendant along with, among others, commercial and/or investment banks, certain current and former Enron officers and directors, lawyers and accountants in a putative consolidated class action complaint that was filed in the United States District Court for the Southern District of Texas seeking unspecified damages.  The action, brought on behalf of individuals who purchased Enron securities (NEWBY, ET AL. V. ENRON CORP., ET AL.), alleges violations of Sections 11 and 15 of the Securities Act of 1933, as amended, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended.  In May 2003, plaintiffs filed an amended consolidated class action complaint.  Citigroup filed a motion to dismiss in June 2003, which motion was denied in April 2004.  Citigroup answered the operative complaint in May 2004.  Plaintiffs filed a motion for class certification in May 2003, which motion remains pending.  The parties are engaging in discovery.

Additional actions have been filed against Citigroup and certain of its affiliates, along with other parties, including (i) actions brought by a number of pension and benefit plans, investment funds, mutual funds, and other individual and institutional investors in connection with the purchase of Enron and Enron-related equity and debt securities, alleging violations of various state and federal securities laws, state unfair competition statutes, common law fraud, misrepresentation, unjust enrichment, breach of fiduciary duty, conspiracy and other violations of state law; (ii) actions by banks that participated in Enron revolving credit facilities, alleging fraud, gross negligence, breach of implied duties, aiding and abetting and civil conspiracy in connection with defendants’ administration of a credit facility with Enron; (iii) an action brought by several funds in connection with secondary market purchases of Enron debt securities, alleging violations of the federal securities laws, including Section 11 of the Securities Act of 1933, as amended, and claims for fraud and misrepresentation; (iv) a series of putative class actions by purchasers of NewPower Holdings common stock, alleging violations of various federal securities laws; the Citigroup defendant (along with all other defendants) settled all claims without admitting any wrongdoing, and the settlement was preliminarily approved by the United States District Court for the Southern District of New York in September 2004; (v) a putative class action brought by clients of CGMI in connection with research reports concerning Enron, alleging breach of contract; (vi) an action brought by purchasers in the secondary market of Enron bank debt, alleging claims for common law fraud, conspiracy, gross negligence, negligence and breach of fiduciary duty; (vii) an action brought by an investment company, alleging that Citigroup and others aided Enron in fraudulently inducing it to enter into a commodity sales contract; (viii) five adversary proceedings filed by Enron in its chapter 11 bankruptcy proceedings to recover alleged preferential payments and fraudulent transfers involving Citigroup, certain of its affiliates and other entities, and to disallow or to subordinate claims that Citigroup and other entities have filed against Enron; in one such proceeding, Enron also alleges various common law claims, including a claim for aiding and abetting of breach of fiduciary duty; (ix) third-party actions brought by former Enron officers and directors, alleging violation of state securities and other laws and a right to contribution from Citigroup, in connection with claims under state securities and common law brought against the officers and directors; (x) a purported class action brought on behalf of Connecticut municipalities, alleging violation of state statutes, conspiracy to commit fraud, aiding and abetting a breach of fiduciary duty and unjust enrichment; (xi) actions brought by the Attorney General of Connecticut in connection with various commercial and investment banking services provided to Enron; (xii) third-party actions brought by Arthur Andersen as a defendant in Enron-related litigations, alleging a right to contribution from Citigroup; (xiii) an action brought by the indenture trustee for the Yosemite and ECLN Trusts and the Yosemite Securities Co., alleging fifteen causes of action sounding in tort and contract and relating to the initial notes offerings and the post-bankruptcy settlement of the notes; (xiv) putative class actions brought by investors that purchased and held Enron and Enron-related securities, alleging negligence, misrepresentation, fraud, breach of fiduciary duty, and aiding and abetting breach of fiduciary duty; (xv) actions brought by utilities concerns, alleging that Citigroup and others aided Enron in fraudulently overcharging for electricity; and (xvi) adversary proceedings filed by Enron in its chapter 11 bankruptcy proceedings against entities that purchased Enron bankruptcy claims from Citigroup, seeking to disallow or to subordinate those claims.  Several of these cases have been consolidated or coordinated with the NEWBY action and are stayed, except for certain discovery, pending the Court’s decision on the pending motion for class certification in NEWBY.

Dynegy Inc.

On June 6, 2003, the complaint in a pre-existing putative class action pending in the United States District Court for the Southern District of Texas (IN RE: DYNEGY INC. SECURITIES LITIGATION) brought by purchasers of publicly traded debt and equity securities of Dynegy Inc. was amended to add Citigroup, Citibank and CGMI as defendants.  The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, against the Citigroup defendants.  The Citigroup defendants filed a motion to dismiss in March 2004, which motion was granted by the District Court in October 2004.  The court denied lead plaintiff’s request for leave to appeal.

WorldCom, Inc.

Citigroup, CGMI and certain executive officers and current and former employees were named as defendants – along with twenty-two other investment banks, certain current and former WorldCom officers and directors, and WorldCom’s former auditors – in a consolidated class action (IN RE WORLDCOM, INC. SECURITIES LITIGATION) brought on behalf of individuals and entities who purchased or acquired publicly traded securities of WorldCom between April 29, 1999 and June 25, 2002. The class action complaint asserted claims against CGMI under (i) Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, in connection with certain bond offerings in which it served as underwriter, and (ii) Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated under Section 10(b), alleging that it participated in the preparation and/or issuance of misleading WorldCom registration statements and disseminated misleading research reports concerning WorldCom stock. In 2003, the Court denied CGMI’s motion to dismiss the consolidated class action complaint and granted the plaintiffs’ motion for class certification.

On May 10, 2004, Citigroup announced that it had agreed to settle all claims against it in the consolidated class action. Under the terms of the settlement, Citigroup will make a payment of $2.58 billion ($1.59 billion after-tax) to the settlement class. Citigroup reached this settlement agreement without admitting any wrongdoing or liability, and the agreement reflects that Citigroup denies that it or its subsidiaries committed any act or omission giving rise to any liability or violation of the law. On November 10, 2004, the United States District Court for the Southern District of New York entered an order granting final approval of the settlement.

The District Court also consolidated with the consolidated class action two other putative class actions which assert claims (i) under federal securities laws against Citigroup, CGMI and certain former employees on behalf of purchasers and acquirers of Targeted Growth Enhanced Terms Securities With Respect to the Common Stock of MCI WorldCom, Inc. (“TARGETS”), based on CGMI’s research reports concerning WorldCom and its role as underwriter of TARGETS (IN RE TARGETS SECURITIES LITIGATION); and (ii) under common law against CGMI and certain former employees on behalf of persons who held WorldCom securities based on CGMI’s research reports concerning WorldCom (WEINSTEIN, ET AL. V. EBBERS, ET AL.). On June 28, 2004, the District Court dismissed all claims under the Securities Act of 1933 and certain claims under the Securities Exchange Act of 1934 in IN RE TARGETS SECURITIES LITIGATION, leaving only claims under the 1934 Act for purchases of TARGETS after July 30, 1999. On October 20, 2004, the parties signed a Memorandum of Understanding setting forth the terms of a settlement of all remaining claims in this action. The settlement was preliminarily approved by the Court on January 11, 2005.  On September 17, 2004, the District Court dismissed WEINSTEIN, ET AL. v. EBBERS, ET AL. with prejudice, and in its entirety.  On October 15, 2004, the plaintiffs noticed their appeal of this decision to the United States Court of Appeals for the Second Circuit.  The parties have reached an agreement in principle on the terms of a settlement of this action.

Approximately seventy WorldCom individual actions remain pending in various federal and state courts.  Pursuant to an order entered on May 28, 2003, the District Court presently has before it approximately two-thirds of these individual actions that have been consolidated with the class action for pretrial proceedings. The claims asserted in these individual actions are substantially similar to the claims alleged in the class action and assert state and federal securities law claims based on CGMI’s research reports concerning WorldCom and/or CGMI’s role as an underwriter in WorldCom offerings.  Plaintiffs in certain of these actions filed motions to remand their cases to state court.  The District Court denied these motions and its rulings were upheld on appeal.

A number of other individual actions asserting claims against CGMI in connection with its research reports about WorldCom and/or its role as an investment banker for WorldCom are pending in other federal and state courts. These actions have been remanded to various state courts, are pending in other federal courts, or have been conditionally transferred to the United States District Court for the Southern District of New York to be consolidated with the class action.  In addition to the court suits, actions asserting claims against Citigroup and certain of its affiliates relating to its WorldCom research reports are pending in numerous arbitrations around the country.  These actions assert claims that are substantially similar to the claims asserted in the class action.

Global Crossing

On or about January 28, 2003, lead plaintiff in a consolidated putative class action in the United States District Court for the Southern District of New York (IN RE GLOBAL CROSSING, LTD. SECURITIES LITIGATION) filed a consolidated complaint on behalf of purchasers of the securities of Global Crossing and its subsidiaries, which named as defendants, among others, Citigroup, CGMI and certain executive officers and current and former employees, asserting claims under the federal securities laws for allegedly issuing research reports without a reasonable basis in fact and for allegedly failing to disclose conflicts of interest with Global Crossing in connection with published investment research. On March 22, 2004, lead plaintiff amended its consolidated complaint to add claims on behalf of purchasers of the securities of Asia Global Crossing. The added claims assert causes of action under the federal securities laws and common law in connection with CGMI’s research reports about Global Crossing and Asia Global Crossing and for CGMI’s roles as an investment banker for Global Crossing and as an underwriter in the Global Crossing and Asia Global Crossing offerings.  The Citigroup-Related Defendants moved to dismiss all of the claims against them on July 2, 2004.  The plaintiffs and the Citigroup Related Defendants have reached an agreement in principle on the terms of a settlement of this action.

In addition, on or about January 27, 2004, the Global Crossing Estate Representative filed in the United States Bankruptcy Court for the Southern District of New York (i) an adversary proceeding against, among others, Citigroup, CGMI and certain executive officers and current and former employees, asserting claims under federal bankruptcy law and common law in connection with CGMI’s research reports about Global Crossing and for its role as an underwriter in Global Crossing offerings, and (ii) an adversary proceeding against Citigroup and several other financial institutions seeking to rescind the payment of a $1 billion loan made to a subsidiary of Global Crossing.  The Citigroup-Related Defendants moved to dismiss the former action on June 26, 2004, and the latter on May 28, 2004.  In addition, actions asserting claims against Citigroup and certain of its affiliates relating to CGMI Global Crossing research reports are pending in numerous arbitrations around the country.

Research

Since May 2002, Citigroup, CGMI and certain executive officers and current and former employees have been named as defendants in numerous putative class action complaints and arbitration demands by purchasers of various securities, alleging that they violated federal securities law, including Sections 10 and 20 of the Securities Exchange Act of 1934, as amended, for allegedly issuing research reports without a reasonable basis in fact and for allegedly failing to disclose conflicts of interest with companies in connection with published investment research, including AT&T Corp. (“AT&T”), Winstar Communications, Inc. (“Winstar”), Level 3 Communications, Inc. (“Level 3”), Metromedia Fiber Network, Inc. (“MFN”), XO Communications, Inc. (“XO”), Williams Communications Group Inc. (“Williams”), and Focal Communications, Inc.  Almost all of these putative class actions are pending before a single judge in the United States District Court for the Southern District of New York for coordinated proceedings.  The Court has consolidated these actions into separate proceedings corresponding to the companies named above.  On December 2, 2004, the Court granted in part and denied in part the Citigroup-Related Defendants’ motions to dismiss the claims against it in the AT&T, Level 3, XO and Williams actions.  On January 5, 2005, the Court dismissed the Winstar action in its entirety with prejudice.  On January 6, 2005, the Court granted in part and denied in part Citigroup’s motion to dismiss the claims against it in the MFN action.

In addition to the putative research class actions, several individual actions have been filed against Citigroup and CGMI relating to, among other things, research on Qwest Communications International, Inc.  These actions allege violations of state and federal securities laws in connection with CGMI’s publication of research about Qwest and its underwriting of Qwest securities.

Two putative class actions against CGMI asserting common law claims on behalf of CGMI customers in connection with published investment research have been dismissed by United States District Courts, one of which was affirmed by the United States Court of Appeals for the Ninth Circuit, and one of which is pending on appeal to the United States Courts of Appeals for the Third Circuit.  Two more putative class actions raising similar claims are pending against CGMI, one in the United States District Court for the Southern District of New York (NORMAN V. SALOMON SMITH BARNEY, ET AL.) and the other in Illinois state court (DISHER V. CITIGROUP GLOBAL MARKETS INC.).  On June 9, 2004, the District Court denied CGMI’s motion to dismiss NORMAN V. SALOMON SMITH BARNEY, ET AL., a case which asserts violations of the Investment Advisers Act of 1940 and various common law claims in connection with certain investors who maintained guided portfolio management accounts at Smith Barney.

Parmalat

On July 29, 2004, Enrico Bondi, as extraordinary commissioner of Parmalat and other affiliated entities, filed a lawsuit in New Jersey Superior Court against Citigroup, Citibank, N.A. and others, alleging that the defendants participated in fraud committed by the officers and directors of Parmalat and seeking unspecified damages.  The action alleges a variety of claims under New Jersey state law, including fraud, negligent misrepresentation, violations of the New Jersey Fraudulent Transfer Act and violations of the New Jersey RICO statute.  On December 20, 2004, defendants filed a motion to dismiss the action.  That motion remains pending.

Citigroup, Citibank, N.A. and others also are defendants in three class action complaints filed in the United States District Court for the Southern District of New York relating to the collapse of Parmalat Finanziaria S.P.A.  On May 21, 2004, the court issued an order consolidating the complaints under the caption IN RE PARMALAT SECURITIES LITIGATION.  The consolidated amended complaint was filed on October 18, 2004 on behalf of purchasers of Parmalat securities between January 5, 1999 and December 18, 2003.  The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and seeks unspecified damages.  On January 10, 2005, the Citigroup defendants filed a motion to dismiss the action.  That motion remains pending.

Adelphia Communications Corporation

On July 6, 2003, an adversary proceeding was filed by the Official Committee of Unsecured Creditors on behalf of Adelphia Communications Corporation against certain lenders and investment banks, including CGMI, Citibank, N.A., Citicorp USA, Inc., and Citigroup Financial Products, Inc. (together, the Citigroup Parties).  The complaint alleges that the Citigroup Parties and numerous other defendants committed acts in violation of the Bank Holding Company Act and common law.  The complaints seek equitable relief and an unspecified amount of compensatory and punitive damages.  In November 2003, a similar adversary proceeding was filed by the Equity Holders Committee of Adelphia.  In June 2004, motions to dismiss were filed with respect to the complaints of the Official Committee of Unsecured Creditors and the Equity Holders Committee.  The motions are currently pending.

In addition, CGMI is among the underwriters named in numerous civil actions brought to date by investors in Adelphia debt securities in connection with Adelphia securities offerings between September 1997 and October 2001.  Three of the complaints also assert claims against Citigroup Inc. and Citibank, N.A.  All of the complaints allege violations of federal securities laws, and certain of the complaints also allege violations of state securities laws and the common law.  The complaint seeks unspecified damages.  In December 2003, a second amended complaint was filed and consolidated before the same judge of the United States District Court for the Southern District of New York.  In February 2004, motions to dismiss the class and individual actions pending in the United States District Court for the Southern District of New York were filed.  The motions are currently pending.

Foreign Currency Conversion

Citigroup and certain of its affiliates as well as VISA, U.S.A., Inc., VISA International Service Association, MasterCard International, Incorporated and other banks are defendants in a consolidated class action lawsuit (IN RE CURRENCY CONVERSION FEE ANTITRUST LITIGATION) pending in the United States District Court for the Southern District of New York, which seeks unspecified damages and injunctive relief.  The action, brought on behalf of certain United States holders of VISA, MasterCard and Diners Club branded general purpose credit cards who used those cards since March 1, 1997 for foreign currency transactions, asserts, among other things, claims for alleged violations of (i) Section 1 of the Sherman Act, (ii) the federal Truth in Lending Act (TILA), and (iii) as to Citibank (South Dakota), N.A., the South Dakota Deceptive Trade Practices Act.  On October 15, 2004, the Court granted the plaintiffs’ motion for class certification of their Sherman Act and TILA claims but denied the motion as to the South Dakota Deceptive Trade Practices Act claim against Citibank (South Dakota), N.A.

Transfer Agency

Citigroup’s 2004 results reflect an aggregate reserve of $196 million ($151 million after-tax) related to the expected resolution of the previously disclosed SEC investigation into mutual fund transfer agent matters that began in November 2003.

In 1999, Citigroup Asset Management (“CAM”) recommended that an affiliate become the transfer agent for certain mutual funds managed by CAM.  The affiliate that became the transfer agent, Citicorp Trust Bank (“CTB”), subcontracted transfer agency work to the previous (unaffiliated) transfer agent.  At the time CAM entered the business, CAM concluded a separate agreement with the sub-transfer agent that guaranteed certain benefits to CAM and its affiliates.  That agreement, and a one-time payment related to termination of the agreement, were not disclosed to the boards of the mutual funds that approved the retention of the affiliated transfer agent.

As previously discussed, in July 2004, the staff of the SEC indicated that it was considering recommending an enforcement proceeding against CAM and certain of its affiliates relating to the transfer agency and sub-transfer agency arrangements, including the creation and operation of this transfer agency, the compensation received by CTB and the adequacy of CAM’s disclosures to the fund boards.  The staff subsequently informed four individuals (none of whom remains in his or her prior position with CAM) that it was also considering similar enforcement proceedings against them.  The Company is cooperating with the SEC in its investigation.  The reserve fully covers the financial terms that the SEC staff has agreed to recommend to the Commission for resolution of this matter.  The Citigroup offer of settlement is subject to final negotiation, and any settlement of this matter with the SEC will require approval by the Board of Directors of Citigroup and acceptance by the SEC.

Mutual Funds

Citigroup and certain of its affiliates have been named in several class action litigations pending in various Federal District Courts arising out of alleged violations of the federal securities laws, including the Investment Company Act, and common law (including breach of fiduciary duty and unjust enrichment).  The claims concern practices in connection with the sale of mutual funds, including allegations involving market timing, revenue sharing, incentive payments for the sale of proprietary funds, undisclosed breakpoint discounts for the sale of certain classes of funds, inappropriate share class recommendations and inappropriate fund investments.  The litigations involving market timing have been consolidated under the MDL rules in the United States District Court for the District of Maryland, and the litigations involving revenue sharing, incentive payment and other issues are pending in the United States District Court for the Southern District of New York.  The plaintiffs in these litigations generally seek unspecified compensatory damages, recessionary damages, injunctive relief, costs and fees.  In the principal market timing cases that name the Company, a lead plaintiff has been appointed but that plaintiff has not yet filed an amended complaint.  In the principal cases concerning revenue sharing, incentive payment and other issues, the lead plaintiff filed a consolidated and amended complaint on December 15, 2004.

Several issues in the mutual fund industry have come under scrutiny of federal and state regulators.  The Company has received subpoenas and other requests for information from various government regulators regarding market timing, financing, fees, sales practices and other mutual fund issues in connection with various investigations.  The Company is cooperating with all such reviews.

IPO Allocation Litigation

In April 2002, consolidated amended complaints were filed against CGMI and other investment banks named in numerous putative class actions filed in the United States District Court for the Southern District of New York, alleging violations of certain federal securities laws (including Section 11 of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934, as amended) with respect to the allocation of shares for certain initial public offerings and related aftermarket transactions and damage to investors caused by allegedly biased research analyst reports.  On February 19, 2003, the Court issued an opinion denying defendants’ motion to dismiss.  On October 13, 2004, the court granted in part the motion to certify class actions for six focus cases in the securities litigation.  CGMI is not a defendant in any of the six focus cases.  The underwriter defendants in the focus cases have filed a petition to the United States Court of Appeals for the Second Circuit seeking review of this decision.  Also filed in the Southern District of New York against CGMI and other investment banks were several putative class actions that were consolidated into a single class action, alleging violations of certain federal and state antitrust laws in connection with the allocation of shares in initial public offerings when acting as underwriters.  On November 3, 2003, the Court granted CGMI’s motion to dismiss the consolidated amended complaint in the antitrust case.  Plaintiff has appealed the motion to dismiss to the United States Court of Appeals for the Second Circuit in New York.  That appeal is pending.

Investigations of Euro Zone Government Bonds Trade

On August 2, 2004, Citigroup Global Markets Limited executed certain large trades in Euro Zone Government bonds in London that were carried out on the MTS trading platform.  On August 19, 2004, the UK Financial Services Authority commenced an enforcement investigation into certain aspects of these trades.  Other European regulators have also commenced similar investigations.  Recently, the German regulator, BaFin, referred the results of its investigation into the trades to prosecutors for possible prosecution against employees of the Company.  Citigroup is cooperating with these investigations.

Other

The Securities and Exchange Commission is conducting a non-public investigation, which the Company believes originated with the Company’s accounting treatment regarding its investments and business activities, and loan loss allowances, with respect to Argentina in the 4th quarter of 2001 and the 1st quarter of 2002.  The investigation is also addressing the timing and support documentation for certain accounting entries or adjustments.  In connection with these matters, the SEC has subpoenaed witness testimony and certain accounting and internal controls-related information for the years 2001 – 2004. The Company is cooperating with the SEC in its investigation.  The Company cannot predict the outcome of the investigation.

Beginning in April 2003, two putative class actions on behalf of participants in, and beneficiaries of, the Citigroup 401(k) plan were filed in the Southern District of New York and later consolidated under the caption IN RE: CITIGROUP ERISA LITIGATION.  Citigroup filed a motion to dismiss in January 2004.  The parties have reached an agreement in principle to settle this action.

Beginning in July 2002, Citigroup and certain officers were named as defendants in putative class actions filed in the United States District Court for the Southern District of New York brought on behalf of purchasers of Citigroup common stock, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and, in approximately half of the actions, claims for common law fraud.  In November 2002, these actions were consolidated under the caption IN RE: CITIGROUP INC. SECURITIES LITIGATION.  On June 2, 2003, Citigroup filed a motion to dismiss the consolidated amended complaint, which motion was granted by the district court in August 2004.  Plaintiff filed a notice of appeal in October 2004.

In December 2002, Citigroup and certain members of the Citigroup Board of Directors were named as defendants in a derivative action brought by an individual Citigroup shareholder in the United States District Court for the Southern District of New York (FINK V. WEILL, ET AL.).  The complaint alleges state law claims of breach of fiduciary duty, gross mismanagement and corporate waste, as well as violations of the federal securities laws.  Citigroup filed a motion to dismiss in October 2003.  In July 2004, plaintiff filed a motion for leave to amend, which motion Citigroup opposed in August 2004.  That motion is pending.

In May 2004, in CARROLL V. WEILL, ET AL., a shareholder derivative action in New York state court alleging claims against Citigroup directors in connection with Citigroup’s activities with Enron, the New York Court of Appeals denied the principal plaintiff’s motion for leave to appeal from the Appellate Division’s affirmance of the dismissal of the complaint.  Since that date, Citigroup has received a shareholder demand containing allegations similar to those set forth in the CARROLL action referred to above, as well as various additional allegations relating to other activities of Citigroup.

Additional lawsuits containing claims similar to those described above may be filed in the future.